   As filed with the Securities and Exchange Commission on September 22, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ORCHID BIOSCIENCES, INC.
             (Exact name of registrant as specified in its charter)
                                  -----------

            Delaware                            8731                         22-3392819
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                                  -----------
                            ORCHID BIOSCIENCES, INC.
                             303 College Road East
                              Princeton, NJ 08540
                                 (609) 750-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                              DALE R. PFOST, Ph.D.
          Chairman of the Board, President and Chief Executive Officer
                            ORCHID BIOSCIENCES, INC.
                             303 College Road East
                              Princeton, NJ 08540
                                 (609) 750-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:

           Joseph E. Mullaney III, Esq.                           Peter H. Jakes, Esq.
             John J. Cheney III, Esq.                          Gregg B. Shulklapper, Esq.
           Mintz, Levin, Cohn, Ferris,                          Willkie Farr & Gallagher
             Glovsky and Popeo, P.C.                               787 Seventh Avenue
               One Financial Center                          New York, New York 10019-6099
           Boston, Massachusetts 02111                         Telephone: (212) 728-8000
            Telephone: (617) 542-6000                           Telecopy: (212) 728-8111
             Telecopy: (617) 542-2241

                                  -----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                  -----------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                        Proposed
                                          Proposed      Maximum
 Title of each Class of     Amount        Maximum      Aggregate    Amount of
    Securities to be         to be     Offering Price   Offering   Registration
       Registered        Registered(1)  Per Share(2)  Price(1)(2)      Fee
-------------------------------------------------------------------------------
Common Stock, $.001 par
 value per share........   4,025,000       $31.34     $126,143,500   $33,302
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes shares which the Underwriters may purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2000

                                3,500,000 Shares

                           [ORCHID LOGO APPEARS HERE]

                                  Common Stock

                                   --------

  Orchid BioSciences, Inc. is selling 2,500,000 shares and the selling stockholders are selling 1,000,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

  Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "ORCH." The last reported sale price of our common stock on September 21, 2000 was $30.63 per share.

  The underwriters have an option to purchase up to 525,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                                     Underwriting              Proceeds to
                                            Price to Discounts and Proceeds to   Selling
                                             Public   Commissions    Orchid    Stockholders
                                            -------- ------------- ----------- ------------
Per Share..................................   $          $            $            $
Total......................................   $          $            $            $

  Delivery of the shares of common stock will be made on or about     , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Credit Suisse First Boston

                 Robertson Stephens

                                                            Salomon Smith Barney

                   The date of this prospectus is    , 2000.

   [Inside front cover contains background graphics which represent an artist's depiction of our SNP-ITTM primer-extension technology. Photos represent our product and service offerings, including SNPstream, SNPware kits, GeneScreen services and microfluidic chips, as well as a photograph of our MegaSNPatron facility.

   Caption under the photograph of MegaSNPatron facility: "MegaSNPatronTM Facility"]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Special Note Regarding Forward
 Looking Statements.................   17
Trademarks..........................   17
Use of Proceeds.....................   18
Dividend Policy.....................   18
Price Range of Common Stock.........   18
Capitalization......................   19
Dilution............................   20
Selected Financial Data.............   21
Unaudited Pro Forma Consolidated
 Financial Data.....................   23
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   26

                                      Page
                                      ----
Business............................   35
Management..........................   55
Certain Transactions................   69
Principal and Selling Stockholders..   71
Description of Capital Stock........   73
Shares Eligible for Future Sale.....   76
Underwriting........................   77
Notice to Canadian Residents........   79
Legal Matters.......................   80
Experts.............................   80
Where You Can Find More
 Information........................   80
Index to Consolidated Financial
 Statements.........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. Therefore, you should read the entire prospectus carefully.

                               Orchid BioSciences

   We are engaged in the development and commercialization of technologies, products and services designed to measure and use information related to genetic diversity. We expect our proprietary products and technologies will significantly enhance the way companies generate information about single nucleotide polymorphisms, or "SNPs," the most common form of genetic diversity. The pharmaceutical and medical communities can use genetic diversity information to facilitate the development of highly specific and efficacious drugs, to improve the effectiveness of existing drugs, and to increase the likelihood of success of tissue transplants. Our proprietary products and technologies also have other commercial applications outside of the healthcare field, including forensics and paternity testing, as well as improved crop development and livestock breeding programs.

                                The Opportunity

   We believe that the recent completion of the first draft of the sequence of the human genome begins a post-genomics era that will be driven by the identification of genetic variation from person to person. We expect that researchers will discover millions of SNPs over the next several years, fueling a dramatic increase in the demand for studies associating particular SNPs, or combinations of SNPs, with medically important attributes. We expect that these studies will create a need for the analysis, or what we refer to as "scoring," of billions of SNPs. Traditional methods of conducting SNP scoring have significant limitations, including high expense, low accuracy, lack of flexible design, lack of scalability and sensitivity to variations in experimental conditions. The transition to the post-genomics era and the increase in the number of SNP association studies creates a pressing need for fast and flexible SNP scoring systems that can score SNPs with a higher level of accuracy and at a lower cost than is achievable with alternative methods.

                            Orchid's Unique Solution

   SNP-IT primer extension is a method of isolating the precise location of the site of a suspected SNP by using a specially synthesized DNA primer and an enzyme known as DNA polymerase which selectively extends the DNA chain by one base at the suspected SNP location. Our SNP scoring system rapidly generates highly accurate information relating to SNPs at a cost that is significantly lower than alternative systems.

   We have designed our SNP-IT primer-extension technology to be automated and usable in environments ranging from small scale laboratories to large scale commercial facilities. It is also adaptable to a wide variety of instrument platforms and laboratory conditions. We have also developed proprietary technologies designed to control the flow of chemicals in miniaturized systems using our microfluidics technologies. We believe the combination of our SNP-IT primer-extension technology with our proprietary microfluidics technologies will enable us to gain competitive advantages in the cost and capacity, or throughput, of SNP scoring conducted at our high-throughput MegaSNPatron facility. As we refine our microfluidics technologies, we intend to integrate them into our facility in order to increase its throughput to millions of SNP scores per day and significantly reduce SNP scoring costs.

   Although we believe that our proprietary SNP-IT primer-extension SNP scoring technology has advantages over alternative SNP scoring technologies, there are elements of our technology platform which may be perceived as being limitations by our potential customers. These include our reliance on third party prepared primers; the potential failure of prospective customers to adopt our technologies; and our reliance upon third parties for sequence information.

   We believe our unique approach to SNP scoring will enable pharmaceutical companies to improve their identification of lead drug candidates for optimization and development by allowing them to generate and rapidly convert genetic variation data into diverse collections of potentially useful targets and drug candidates. In addition, we believe pharmaceutical companies will use our technologies to assess the effectiveness and toxicity of drug candidates which they are developing as well as their currently-marketed drugs. We also intend to use our technologies to develop proprietary applications of SNPs designed to improve medical treatment. We believe our proprietary technologies will also be applicable to the development of agricultural and diagnostic products. We believe these applications of genetic diversity will be an important part of the post-genomics era.

                               Our Target Markets

   We are targeting our SNP scoring technologies at a number of the most rapidly developing markets in the field of genetic diversity. Specifically, we believe our SNP scoring technologies can provide significant value in many aspects of drug discovery, development and marketing as well as disease predisposition assessment, diagnostic test development, transplantation matching and development of agricultural products. Each of these markets presents us with a wide range of opportunities for our technologies, including SNP confirmation and SNP association studies, as well as the application of SNP scoring to clinical trials and in clinical diagnostics.

                                  Our Strategy

   Our objective is to become the premier provider of instruments, consumables, services and technologies for SNP scoring and of other genetic diversity tests. The key elements of our strategy to achieve this objective include the following:

  . Rapid commercialization. We intend to rapidly commercialize our products and services, including our line of SNPstream instruments and SNPware kits for SNP scoring. We intend to commercialize SNPware kits for use on our hardware instrument platform, as well as on other SNP scoring platforms. For example, we are developing a SNPware consumable product line for Affymetrix, a leading DNA chip company. In addition, we intend to offer our products and services to other major companies for distribution to their customers. We currently provide SNP scoring services at our high-throughput MegaSNPatron facility.

  . Market extension. We intend to leverage our strong position in the research market to expand into the clinical and diagnostic markets. We believe these markets have the largest long-term growth potential in the genetic diversity field. We also intend to expand geographically by establishing international SNP scoring facilities to create additional service revenues and promote the sale of our entire line of products. We also intend to provide SNP scoring on patient samples through our Web sites targeted to physicians and patients.

  . Proprietary SNP value creation. We intend to continue to create proprietary rights covering the association of SNPs with medically important attributes. We expect this will result in proprietary rights covering a broad range of new and existing drugs consisting of both "composition of matter patents," which cover the drugs themselves, and "use patents," which extend the drug's label coverage.

  . Sustained competitive advantage. We plan to build and sustain our competitive advantage in the genetic diversity field through scientific collaborations and acquisitions. We intend to use our microfluidics technologies to leverage our SNP scoring technologies and to maintain a competitive advantage in SNP scoring costs and capacity.

                           Our Products and Services

   We currently offer our SNPstream hardware system and SNPware consumables to enable customers to conduct SNP scoring. We also offer SNP scoring services at our high-throughput MegaSNPatron facility and genetic diversity testing services through our clinical laboratories, or Regional GeneScreen Centers, for use in forensic and paternity testing as well as for improvements in the success rate of bone marrow transplants.

                              Recent Developments

   Since our initial public offering in May 2000, we have made progress in developing our business in several areas. Specifically, we have:


  . established business relationships with leading pharmaceutical and life sciences companies including
    -- Applied Biosystems, Inc.,
    -- Amersham Pharmacia Biotech, Inc.,
    -- Bristol-Myers Squibb Company,
    -- Luminex Corp., and
    -- Millennium Pharmaceuticals;

  . entered into a collaboration to expand our relationship with The SNP Consortium Ltd., an organization comprised of leading pharmaceutical companies; and

  .  opened a sales office in the United Kingdom.

                             Corporate Information

   We organized our company as a Delaware corporation on March 8, 1995 and in February 2000 we changed our name from Orchid Biocomputer, Inc. to Orchid BioSciences, Inc. Our principal office is located at 303 College Road East, Princeton, NJ 08540 and our telephone number is (609) 750-2200. You can find our corporate Web site at http://www.orchid.com. We do not intend any of the information contained on any of our Web sites to be considered a part of this prospectus.

                                  The Offering

 Common stock we are offering........................ 2,500,000 shares

 Common stock the selling stockholders are offering.. 1,000,000 shares

 Common stock to be outstanding after this offering.. 35,675,595 shares

 Use of proceeds..................................... For general corporate and working capital purposes,
                                                      including potential
                                                      acquisitions. See "Use of
                                                      Proceeds."

 Nasdaq National Market symbol....................... ORCH

   The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on August 31, 2000 and excludes:

  . 3,506,558 shares of common stock that we may issue upon exercise of options outstanding as of August 31, 2000 at a weighted average exercise price of $5.75 per share; and

  . 1,312,138 shares of common stock that we may issue upon exercise of warrants outstanding as of August 31, 2000 at a weighted average exercise price of $4.83 per share.

   Unless otherwise indicated, information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                Summary Historical and Pro Forma Financial Data
                     (in thousands, except per share data)

   In the "Pro Forma Year Ended December 31, 1999" column below, we have adjusted the consolidated statements of operations data to give pro forma effect to the acquisition of GeneScreen, Inc. on December 30, 1999 as if it had occurred on January 1, 1999.

   In the "As Adjusted" column in the consolidated balance sheet data below, we have adjusted the actual balance sheet data as of June 30, 2000 to give effect to our receipt of the estimated net proceeds of $71.4 million from the sale of 2,500,000 shares of common stock in this offering at an assumed offering price of $30.63 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

                             Period from
                            March 8, 1995
                             (inception)                                         Pro Forma      Six months
                                 to            Year Ended December 31,           Year Ended   ended June 30,
                            December 31,  ------------------------------------  December 31, -----------------
                                1995       1996     1997      1998      1999        1999      1999      2000
                            ------------- -------  -------  --------  --------  ------------ -------  --------
                                                                                (unaudited)    (unaudited)
 Consolidated Statements of Operations Data:
 Revenues................      $2,795     $ 6,230  $ 3,763  $  2,781  $  1,793    $ 15,540   $   807  $  8,060
 Operating expenses:
 Cost of product revenues
  and access fees........         --          --       --        --        --          --        --        610
 Cost of clinical
  laboratory testing.....         --          --       --        --        --       10,054       --      4,835
 Selling, general and
  administrative.........          37         718    2,927     5,199     9,611      17,808     4,000    13,176
 Research and
  development............       2,795       6,727   10,813     7,574    14,447      14,546     6,157    16,742
 Acquisition of in-
  process research and
  development............         --          --       --      2,353       --          --        --        --
                               ------     -------  -------  --------  --------    --------   -------  --------
 Total operating
  expenses...............       2,832       7,445   13,740    15,126    24,058      42,408    10,157    35,363
                               ------     -------  -------  --------  --------    --------   -------  --------
 Operating loss..........         (37)     (1,215)  (9,977)  (12,345)  (22,265)    (26,868)   (9,350)  (27,303)
 Other income (expenses),
  net....................          31          91       49       866    (5,955)     (5,929)     (398)    1,756
                               ------     -------  -------  --------  --------    --------   -------  --------
 Net loss................          (6)     (1,124)  (9,928)  (11,479)  (28,220)    (32,797)   (9,748)  (25,547)
 Beneficial conversion
  feature of preferred
  stock..................         --          --       --        --     44,554      44,554       --     29,574
                               ------     -------  -------  --------  --------    --------   -------  --------
 Net loss allocable to
  common stockholders....      $   (6)    $(1,124) $(9,928) $(11,479) $(72,774)   $(77,351)  $(9,748) $(55,121)
                               ======     =======  =======  ========  ========    ========   =======  ========
 Basic and diluted net
  loss per share
  allocable to common
  stockholders...........      $ (.05)    $ (3.45) $(27.57) $ (17.09) $ (95.87)   $(101.90)  $(13.39)    (5.52)
 Shares used in computing
  basic and diluted net
  loss per share
  allocable to common
  stockholders...........         131         326      360       672       759         759       728     9,981

 Pro Forma Net Loss Per Share Data(1):
 Pro forma basic and
  diluted net loss per
  share allocable to
  common stockholders
  (unaudited)............                                             $ (15.61)
 Shares used in computing
  pro forma basic and
  diluted net loss per
  share allocable to
  common stockholders
  (unaudited)............                                                4,663

                                                               June 30, 2000
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
                                                                (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments.......... $ 87,851  $159,232
Working capital............................................   87,338   158,719
Total assets...............................................  155,904   227,285
Long-term debt, less current portion.......................    3,598     3,598
Total stockholders' equity.................................  143,472   214,853

--------------------
(1) Please see Note 1 to our consolidated financial statements for the years ended 1997, 1998 and 1999 and Note 2 to our condensed consolidated financial statements for the six months ended June 30, 1999 and 2000 appearing elsewhere in this prospectus for an explanation of the method used to calculate net loss per share allocable to common stockholders and pro forma net loss per share allocable to common stockholders and the number of shares used in the computation of per share amounts.

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or part of your investment. See "Special Note Regarding Forward-Looking Statements."

                         Risks Related to Our Business

We are at an early stage of development and may never become profitable.

   We organized our company as a Delaware corporation on March 8, 1995 and have a short operating history. The market for the products and services that we develop, manufacture and market, all of which are derived from genomics and microfluidics technologies, is uncertain. We face risks related to our ability to:

  . develop, market and maintain competitive technologies, products and services;

  .  anticipate and adapt to changes in our rapidly evolving markets;

  . retain current collaborators and customers and attract new collaborators and customers for our SNPware consumables and SNPstream instruments;

  . implement and successfully execute our business strategy and sales and marketing initiatives in order to increase our brand recognition for our SNPware consumables and SNPstream instruments;

  . attract, retain and motivate qualified management, technical and scientific personnel;

  . obtain additional capital to support the expenses of developing our technologies and commercializing our SNPware consumables and SNPstream instruments; and

  . transition successfully from a company with a research focus to a company capable of supporting commercial activities.

   If we fail to adequately manage these risks, we may never become profitable and our financial condition would suffer.

We had an accumulated deficit of $76.3 million as of June 30, 2000 and expect to continue to incur substantial operating losses for the foreseeable future.

   We have had substantial operating losses since our inception, and we expect our operating losses to continue for the foreseeable future. For example, we experienced net losses of $25.5 million during the six months ended June 30, 2000, $28.2 million in 1999, $11.5 million in 1998 and $9.9 million in 1997. As of June 30, 2000, we had an accumulated deficit of $76.3 million. In order to further develop our SNP scoring and microfluidics technologies, we will need to incur significant expenses in connection with our internal research and development and commercialization programs. As a result, we expect to incur operating losses for the foreseeable future.

Fluctuations in our quarterly revenues and operating results may negatively impact our stock price.

   Our revenues and results of operations have fluctuated significantly in the past and significant fluctuations are likely to continue in the future due to a variety of factors, many of which are outside of our control. These factors include:

  . the volume and timing of orders for our SNPware consumables, SNPstream instruments and other products and services;

  .  changes in the mix of our products and services offered;

  . the number, timing and significance of new products and services introduced by our competitors;

  . our ability to develop, market and introduce new and enhanced products and services on a timely basis;

  . changes in the cost, quality and availability of reagents and components required to manufacture or use our products; and

  . availability of commercial and government funding to researchers who use our products and services.

   Research and development costs associated with our technologies, products and services, as well as personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. We cannot adjust these expenses quickly in the short term. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly. Our failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period. In addition, if our operating results in some quarters fail to meet the expectations of public market analysts or investors, the market price of our common stock is likely to fall.

We have limited manufacturing experience and will need to acquire new facilities to manufacture our products on a commercial scale.

   We have limited manufacturing experience and currently possess only a single facility capable of manufacturing limited quantities of our SNPware products for both sale to our customers and internal use. To achieve the production levels necessary for successful commercialization, we will need to scale-up our manufacturing facilities and establish automated manufacturing capabilities. We are presently in the process of building out our manufacturing facility to meet our manufacturing needs beyond 2001. If we are unable to successfully scale-up our existing manufacturing capability, we may not be able to provide our customers with the quantity of products and services they require, which would result in reduced revenues. If any natural disaster were to significantly damage our manufacturing facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products. Furthermore, we may not have adequate insurance to cover the damage, which would adversely affect our results of operations.

We have limited sales and marketing experience, and as a result, may be unable to compete successfully with our competitors in commercializing our potential products and services.

   We have limited experience in sales and marketing. We have only recently established a small direct sales force and will continue to rely principally upon a small number of employees who do not have specific training in sales. We also intend to market our SNP scoring and microfluidics products and services through collaborations and distribution agreements with pharmaceutical and biotechnology companies. We cannot assure you that we will be able to successfully establish either a direct sales force or distribution arrangements to market our products and services, which could have a material adverse effect on our financial condition and business strategy.

Our technologies and initial commercial products and services may not be commercially viable or successful, which would adversely affect our revenues.

   We have not yet completed the development of our SNP scoring technologies or the build-out of our high-throughput MegaSNPatron facility for SNP scoring, both of which are important elements of our business strategy. We may not be able to successfully develop these technologies or build-out this facility. Even if we develop these technologies or complete the build-out of this facility, we cannot be certain that our prospective customers will value them. We are currently developing and commercializing only a limited number of products based on our SNP scoring technologies. We cannot assure you that we or our customers will be able to use these technologies to successfully identify and score SNPs. In addition, any SNPs which we or our customers score may not be useful in assisting pharmaceutical or diagnostic product development. Our SNP scoring technologies are in part directed toward the role of genes and polymorphisms in complex diseases. A limited number of companies have developed or commercialized products based on gene discoveries and/or polymorphisms to date. Accordingly, even if we or our customers are successful in scoring SNPs and associating these SNPs with specific drug responses or diseases, we cannot assure you that these discoveries will lead to the development of therapeutic or diagnostic products. If we fail to successfully develop our SNP scoring technologies or any commercially successful therapeutic or diagnostic products and services based on such technologies, we may not achieve a competitive position in the market.

   Our SNP scoring technologies involve novel uses of instrumentation, software and technologies that require validation in commercial applications. Previously unrecognized defects or limitations of our SNP scoring technologies may become apparent in these commercial applications. As a result, we may be unable to validate or achieve the improvements in the components of our SNP scoring technologies necessary for their successful commercialization.

If our customers do not purchase significant volumes of SNPware consumables, our rapid commercialization strategy could fail.

   Our customers may not generate sufficient data in a cost effective manner using our SNPstream line of products and services. This may limit their purchases of our SNPware consumables necessary to conduct SNP scoring with our SNPstream systems. Other factors which may limit the use of our kits and consumables include the acceptance of our technologies by our customers and the training of our customers' personnel. If our customers are slow to, or never, achieve sufficient results using our SNPstream system, or fail to purchase sufficient quantities of our SNPware consumables, we may never achieve profitability. Further, our customers may not adopt SNPware consumables for use with their own instrument systems. Even if they do, our products may not work on their systems. Either circumstance would materially and adversely affect our revenues and our rapid commercialization strategy.

If we fail to maintain the DNA testing contracts we have with various state agencies or fail to enter into additional contracts, we would lose a significant source of revenues.

   We currently derive a substantial portion of our revenues from the DNA testing services we provide in the paternity and forensic fields. These services are heavily dependent upon contracts we have with various state agencies, which are typically open to bid and awarded every one to three years. The process and criteria for these awards are typically complex and highly competitive. We may not be able to maintain any of our existing state contracts or be the successful bidder on any additional state contracts which may become available in the future, or negotiate terms acceptable to us in connection with any state contract awarded to us, which would adversely affect our results of operations and financial condition.

We will require additional capital to fund our future operating plans which may not be available on acceptable terms, if at all.

   We anticipate that our existing capital resources may not be sufficient to fund our future operating plans and we may therefore need to raise significant additional capital. We expect our capital and operating expenses to be significant for the foreseeable future. We have expended significant resources to date in developing our MegaSNPatron facility and expect to continue to expend significant resources to develop this facility, increase our research and development and commercialization activities and acquire additional manufacturing facilities. The amount of additional capital which we will need to raise will depend on many factors, including:

  .  our progress with research and development;

  .  the number and breadth of our research programs;

  . our internal use of and our level of success in selling our SNP scoring products and associated technologies and services;

  .  our ability to establish and maintain successful collaborations; and

  . the costs incurred by us in enforcing and defending our patent claims and other intellectual property rights.

   We believe the proceeds from this offering, together with cash on hand, will be sufficient to fund our operating costs for at least the next 18 months. However, we may need additional financing sooner if we:

  .  decide to expand faster than planned;

  .  develop new or enhanced services or products ahead of schedule;

  .  need to respond to competitive pressures; or

  .  decide to acquire complementary products, businesses or technologies.

   If we raise additional funds through the sale of equity or convertible debt or equity-linked securities, your percentage ownership in the company will be reduced. In addition, these transactions may dilute the value of our outstanding common stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may be forced to relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. We may be unable to raise additional funds on terms acceptable to us. If future financing is not available to us on acceptable terms, we may not be able to fund our future needs which would have a material adverse effect on our results of operations and financial condition.

If we cannot enter into new collaborations or licensing agreements, we may be unable to develop or commercialize our technologies, products and services.

   Our strategy for developing and commercializing technologies, products and services based on our discoveries depends upon our ability to form research collaborations and licensing arrangements. As a result, we may be dependent on our collaborators and licensees for marketing of SNP scoring systems, regulatory approval and manufacturing and marketing of therapeutic and diagnostic products resulting from the application of our technologies. If we are unable to enter into such research collaborations and licensing arrangements or implement our strategy to develop and commercialize therapeutic and diagnostic products based upon our discoveries it would have a material adverse effect on our results of operation and financial condition.

 The early termination of any of our collaborations or licenses, including our collaboration with Affymetrix, could harm our business and financial condition.

   The collaboration agreements we have with third parties, including Affymetrix, may be terminated early under certain circumstances, including in the event of a material breach by us. In addition, we intend to enter into additional collaborations and licenses with third parties, who may require that we allow them to terminate their agreements with us prior to the expiration of the negotiated term under certain circumstances. If Affymetrix or any other third party were to terminate its agreement with us or otherwise fail to perform its obligations under our collaboration or to complete them in a timely manner, we could lose significant revenues.

 We may not be able to attract and retain consultants and scientific advisors.

   We have historically maintained relationships with consultants and scientific advisors at academic and other institutions who have conducted research on our behalf critical to the development of our technologies, products and services. The majority of these individuals have commitments to other entities and have limited time available for us. Some of these entities may also compete with us. We will need to establish new relationships with consultants and scientific advisors in our genetic diversity fields. We will have little, if any, control over the activities of any new collaborators and can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover and score SNPs and commercialize products based on these discoveries will depend in part on continued collaborations with researchers at academic and other institutions. We cannot assure you that any of our existing collaborations will be successful. Further, we may not be able to negotiate acceptable collaborations in the future with additional consultants or scientific advisors at academic and other institutions.

If we do not successfully distinguish and commercialize our technologies, products and services, we may be unable to compete successfully with our competitors or to generate significant revenues.

   We are subject to significant competition from companies that are pursuing products and services that are substantially similar to our existing and proposed products and services. Many of the organizations competing with us have greater financial, manufacturing, marketing, sales distribution and technical resources than we do. In the SNP scoring field, we compete with several companies offering alternative technologies based on indirect detection of hybridization and/or labeling which differ in certain of the methods of amplification, separation of samples or detection and analysis of SNPs. We may also compete against certain of our customers, which could adversely affect our relationships with them.

   Our SNP scoring technologies will also need to compete against well-established techniques and enhancements for discovering novel drugs, including combinatorial chemistry and high-throughput screening. We may be unable to compete successfully against these existing techniques and instruments, which would materially and adversely affect our ability to market and sell our products and services.

   We believe our future success will depend, in large part, on our ability to maintain a competitive position in the instrument and kit-based SNP scoring, pharmacogenetics and microfluidics product fields and in the SNP scoring services field. Others may make rapid technological developments which may result in our technologies, products or services becoming obsolete, before we recover the expenses incurred to develop them. Our inability to make the enhancements to our technologies necessary to compete successfully with newly emerging technologies would have a material adverse effect on our competitive position.

If we are unable to protect our proprietary methods and technologies, we may not be able to commercialize our products and services.

 If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

   Our commercial success will depend, in large part, on our ability to obtain patent protection on many aspects of our business, technologies, products and services, including the discovery and the association of particular SNPs with disease predisposition and adverse drug metabolism, and on the products, methods and services we develop. We may not be able to obtain new patents for our SNPware consumables and SNPstream systems. We intend to apply for patent protection on novel SNPs of known genes and their uses, as well as novel uses for previously identified SNPs discovered by third parties. In the latter cases, we would need a license from the holder of the patent with respect to such SNP in order to make, use or sell any related products. We may not be able to acquire such licenses on terms acceptable to us, if at all.

   If any genomic sequence information related to a SNP is publicly released prior to the time we apply for patent protection on a related SNP, we may be unable to obtain patent protection with respect to that SNP. In addition, certain parties are attempting to rapidly identify and characterize genes and SNPs through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or SNPs or uses for such genes or SNPs, the risk increases that the sale of products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement against us. Others may have filed and, in the future are likely to file, patent applications covering SNPs. Any such patent application could have priority over our patent applications and could further require us to obtain rights to previously issued patents covering SNPs. We cannot assure you that any license that we may require under any such patents will be made available to us on commercially acceptable terms, if at all.

 The scope of our issued patents may not provide us with adequate protection of our intellectual property, which would harm our competitive position.

   Any issued patents that cover our proprietary technologies may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. The U.S. Patent and Trademark Office may invalidate one or more of our patents. In addition, third parties may have patents of their own which could, if asserted, prevent us from practicing our proprietary technologies, including the methods we use to conduct SNP scoring. If we are otherwise unable to practice our patented technologies, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies.

 If significant data on identified SNPs becomes unavailable or available only on unacceptable terms, we could experience increased research and development expenses.

   We currently obtain and rely on our continued access to significant data on SNPs from several sources, including The SNP Consortium, Ltd., a group of leading pharmaceutical companies identifying SNPs. Although many of these sources make information relating to identified non-proprietary SNPs publicly and freely available, we cannot assure you that we will be able to continue to obtain this SNP data without paying licensing or other fees to third parties. If SNP data is no longer freely available, or is available only at significant costs, we may be unable to implement our business strategy.

 Our success will depend partly on our ability to operate without misappropriating the intellectual property rights of others.

   We may be sued for infringing, or may initiate litigation to determine that we are not infringing, on the intellectual property rights of others. For example, we have recently commenced an action against St. Louis University seeking declaratory judgment of non-infringement, invalidity and non-enforcement with respect to a patent controlled by St. Louis University. Intellectual property litigation is costly, and could adversely affect our results of operations. If we do not prevail in any intellectual property litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which would result in reduced revenues.

 We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could result in the forfeiture of these rights.

   In order to protect or enforce our patent rights, we may need to initiate patent litigation against third parties. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits could result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents. We cannot assure you that we will prevail in the St. Louis University action or in any future litigation or that a court will not find damages or award other remedies in favor of the opposing party in any of these suits. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which would likely cause the market price of our stock to decline.

 Other rights and measures that we rely upon to protect our intellectual property may not be adequate to protect our products and services and could reduce our ability to compete in the market.

   In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

  .  the agreements may be breached;

  .  we may have inadequate remedies for any breach;

  .  proprietary information could be disclosed to our competitors; or

  . others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

   If for any of the above reasons our intellectual property is disclosed or misappropriated, it would harm both our ability to protect our rights and our competitive position.

Future acquisitions or investments could disrupt our ongoing operations, increase our expenses and adversely affect our revenues.

   We have recently completed acquisitions of Molecular Tool, a developer of SNP technologies, and GeneScreen, a provider of genetic diversity testing services. Although we have no commitments or agreements with respect to any additional acquisitions at present, we anticipate that a portion of our future growth may be accomplished by acquiring existing businesses. Factors that will affect the success of any acquisition we might make include our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to motivate key personnel and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain any necessary financing for such acquisitions on acceptable terms or successfully integrate acquired personnel and operations. In addition, as a public company, the cost of acquiring companies may increase relative to the cost of acquiring similar companies when we were a private company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our revenues.

Our failure to comply with applicable government and industry regulations may affect our ability to develop, produce, or market our potential products and services and may adversely affect our results of operation.

   Our research and development, manufacturing and service activities involve the controlled use of hazardous materials and chemicals and patient samples. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products, as well as the conveyance, processing, and storage of and data on patient samples. Further, we are subject to the Clinical Laboratory Improvement Act, or CLIA, as a result of our recent acquisition of three GeneScreen laboratories. CLIA imposes certain certification requirements on all clinical laboratories performing tests on human specimens for the purpose of providing information for the diagnosis, prevention or testing of any diseases. Although we believe we comply in all material respects with the standards prescribed by federal, state and local laws and regulations, if we fail to comply with applicable laws or regulations, including CLIA, or if an accident occurs, we could be required to pay significant penalties or be held liable for any damages that result and this liability could exceed our financial resources.

   All three of our GeneScreen laboratories must comply with various industry regulations and accreditation standards in order to continue to provide our paternity testing, forensic testing and bone marrow typing services. For example, our GeneScreen laboratories have obtained accreditation from the American Association of Blood Bank in order to provide paternity testing, from the National Forensic Science Testing Center in order to provide criminal forensic testing services and from the American Society of Histocompatibility and Immunology in order to provide bone marrow donor typing services. We cannot assure you that we will be able to maintain our accreditations with any of these authorities. If we fail to comply with the applicable regulations promulgated by any of these agencies or if we were to lose our accreditation by any of them, the relevant authority could require us to close our laboratories, which could eliminate or significantly reduce the revenues supporting our GeneScreen business results of operation.

The sale of our SNPware consumables and SNPstream instruments involves a lengthy and expensive sales cycle that may not result in sales.

   Our ability to obtain customers for our SNPware consumables and SNPstream instruments will depend in significant part upon the perception that our products and services can help accelerate or improve drug discovery and development efforts or have beneficial effects on human health. Our average sales cycle is lengthy due to the education effort that is required to effectively sell the benefits of our products and services to a variety of constituencies within prospective customers, including research and development personnel and key management. As a result, in many instances we may expend significant human and capital resources to market our products without any resulting sales.

If our customers fail to accurately prepare DNA samples for use with our SNPware and SNPstream product line or for analysis at our MegaSNPatron facility, our products and services may fail to produce accurate results.

   Before using our SNPstream product line and MegaSNPatron SNP scoring service facility, customers must prepare samples by following several steps that are prone to human error, including DNA isolation and DNA segment amplification. If they do not prepare DNA samples appropriately, our SNPstream products and MegaSNPatron SNP scoring service will not generate an accurate reading. Alternatively, they may achieve lower levels of throughput than the levels for which our system was designed. If our customers generate inaccurate readings or are unable to achieve expected levels of throughput, they may not continue to purchase our consumables, instruments or services, which could materially and adversely affect our revenues.

We may be held liable for any inaccuracies associated with our research and DNA testing services, which may require us to defend ourselves in costly litigation.

   Our Regional GeneScreen Centers provide pharmacogenetic, forensic and paternity testing services. Claims may be brought against us for false identification of paternity or other inaccuracies. Litigation of these claims can be costly. We could expend significant funds during any litigation proceeding brought against us. Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could significantly harm our financial condition.

If our vendors fail to supply us with components for which availability is limited, we may experience delays in our product development and commercialization.

   Certain key components of our SNP scoring and microfluidic chip system technologies are currently available only from a single source or a limited number of sources. We currently rely on outside vendors to manufacture certain components of our SNPstream system and certain reagents we provide in our SNPware kits. Some or all of these key components may not continue to be available in commercial quantities at acceptable costs. For example, we have an agreement with Beckman Coulter under which they supply us with the components of our SNPstream system, and with NEN Life Sciences, Inc. under which they supply us with some of the key reagents contained in our SNPware kits. We rely on third parties to provide DNA samples to us and to perform DNA synthesis. It could be time consuming and expensive for us to seek alternative sources of supply. Consequently, if any events cause delays or interruptions in the supply of our components, we may not be able to supply our customers with our products and services on a timely basis which would adversely affect our results of operations.

If we fail to retain our key personnel and hire, train and retain qualified employees, we may not be able to compete effectively, which could result in reduced revenues.

   Our future success will depend on the continued services and on the performance of our senior management, in particular the services of:

  . Dale R. Pfost, Ph.D., our Chairman of the Board, President and Chief Executive Officer; and

  . Donald R. Marvin, our Senior Vice President, Chief Operating Officer and Chief Financial Officer.

   If either of Dr. Pfost or Mr. Marvin were to be hired away from us by a competitor, or if for any reason they could not continue to work for us, we would have difficulty hiring officers with equivalent skills in general and financial management. We do not currently carry "key man" life insurance, so the loss of the services of either of these individuals could seriously impair our ability to operate or to compete in our industry.

   In addition, our researchers, scientists and technicians have significant experience in research and development related to genetic diversity. If we were to lose these employees to our competitors, we could spend a significant amount of time and resources to replace them, which could impair our research and development efforts. Further, in order to scale-up our manufacturing capability and to further our research and development efforts, we will need to hire, train, and retain additional research, scientific, and technical personnel. If we are unable to do so, we may experience delays in the research, development and commercialization of our technologies, products and services.

                  Risks Related to the Biotechnology Industry

Public opinion regarding ethical issues surrounding the use of genetic information may adversely affect demand for our products.

   Public opinion regarding ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, such authorities could prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could materially and adversely affect our revenues.

Commercializing pharmaceutical products has associated risks, including compliance with pre-clinical and clinical testing and manufacturing regulations.

   Although it is likely to be years before we develop any potential pharmaceutical products, any future products will require significant research, development and pre-clinical and clinical testing before we submit any regulatory application for their commercial use. If we were to undertake any of these activities without the collaboration of others, we would have to expend significant funds. Any of our potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the following possibilities:

  . that potential pharmaceutical products will be found to be unsafe, non-efficacious or otherwise fail to receive necessary regulatory clearances;

  . that the products, if safe and efficacious, will be difficult to manufacture on a large scale or uneconomical to market;

  . that proprietary rights of third parties will preclude us or our collaborative partners from marketing such products; or

  .  that third parties will market superior or equivalent products.

   If we have difficulty managing these risks, we may not be able to develop any commercially viable products. In addition, clinical trials or marketing of any such potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We may not be able to obtain product liability insurance or, even if we do, any coverage we obtain could be insufficient or costly. In addition, should we choose to manufacture or to develop pharmaceutical products ourselves, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the regulations of the FDA regarding good manufacturing practices. We cannot assure you that we will be able to develop or commercialize successfully any potential pharmaceutical products.

                      Risks Associated With This Offering

Future issuance of our preferred stock may dilute the rights of our common stockholders.

   Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares. The Board of Directors may exercise this authority without any further approval of our stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of our preferred stock that may be issued in the future.

We have various mechanisms in place that you as a stockholder may not consider favorable, which may discourage takeover attempts.

   Certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company, even if the change of control would be beneficial to stockholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be designated and issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

  . creating a classified Board of Directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;

  . prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

  .  limiting who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, our stock incentive plans may discourage, delay or prevent a change in control of our company.

Our stock price has been and likely will continue to be volatile and your investment may suffer a decline in value.

   The market prices for securities of biotechnology companies have in the past been, and are likely to continue in the future to be, very volatile. The market price of our common stock has been and likely will continue to be subject to substantial volatility depending upon many factors, many of which are beyond our control, including:

  . announcements regarding the results of discovery efforts by us or our competitors;

  . announcements regarding the acquisition of technologies or companies by us or our competitors;

  . changes in our existing strategic alliances or licensing arrangements or formation of new alliances or arrangements;

  . technological innovations or new commercial products developed by us or our competitors;

  .  changes in our intellectual property portfolio;

  .  developments or disputes concerning our proprietary rights;

  . issuance of new or changed securities analysts' reports and/or recommendations applicable to us;

  .  additions or departures of our key personnel;

  .  operating losses by us; and

  . actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock.

   One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market.

We are at risk of securities class action litigation due to our expected stock price volatility.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market for our common stock.

Our directors, executive officers and principal stockholders will have substantial control over our affairs.

   Our directors, executive officers and principal stockholders will beneficially own, in the aggregate, approximately 19.1% of our common stock following this offering. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of our directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

We will have broad discretion as to the use of proceeds of this offering and may fail to use them effectively.

   We have no exact plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from expenses of the business and general working capital. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively which would adversely affect our financial condition.

You will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.

   The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Based on an assumed public offering price of $30.63 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $25.89 per share in the net tangible book value of our common stock at June 30, 2000. To the extent outstanding options, warrants or the underwriters' over-allotment option are exercised you will suffer further dilution.

There is a large number of shares that may be sold in the market following this offering, which may depress the market price of our common stock.

   After this offering, based on the number of shares outstanding on August 31, 2000, we will have approximately 35,675,595 shares of common stock outstanding. Of these, 6,900,000 shares offered in our initial public offering and all of the shares being offered in this offering will generally be freely tradable.

   Sales of a substantial number of these shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that certain of our stockholders have entered into with the underwriters and with us. These lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following table indicates approximately when the 26,275,595 unregistered shares of our common stock that are not being sold in the offering, but which were outstanding as of August 31, 2000, will be eligible for sale into the public market:

                                                     Eligibility of Restricted
                                                     Shares for Sale in Public
                                                              Market
                                                     -------------------------
   On the date of this prospectus...................
   90 days after the date of this prospectus........
   At various times after 90 days from the date of
    this prospectus.................................

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations and Business," as well as in this prospectus generally. We generally use words such as "believe," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. This prospectus also contains third-party estimates regarding the size and growth of the biotechnology market in general. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

   Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations.

                                   TRADEMARKS

   This prospectus contains references to our trademark GeneScreen(R). SNP-IT, SNPstream, SNPware, DNAstream, MegaSNPatron, SNPcode, Clinical Genetics Network, Regional GeneScreen Center, SNP CONFIRM, SNP ASSOCIATION, SNP WIDEMAP, GENESCREEN IDENTITY, GENESCREEN FORENSIC, GENESCREEN TRANSPLANT TESTING, Orchid and the Orchid logo are our trademarks for which we have filed registration applications with the United States Patent and Trademark Office. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of 2,500,000 shares of common stock we are offering at an assumed offering price of $30.63 per share will be $71.4 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We expect to use the net proceeds we receive for general corporate purposes, including potential acquisitions and to construct or acquire additional manufacturing capacity. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

   The amount and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, competition, and sales and marketing activities. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that we believe can complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or make any investments. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to use the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

   The principal purposes of this offering are to increase our equity capital and to enhance our ability to use our common stock as consideration for acquisitions and as a means of attracting and retaining key employees.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently anticipate retaining all of our future earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying any cash dividends for the foreseeable future. The terms of future credit agreements may prevent us from paying any dividend or making any distributions or payment with respect to our capital stock.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on The Nasdaq Stock Market's National Market under the symbol "ORCH" since May 5, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the range of the high and low closing price per share for our common stock as reported on the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
   2000 Second Quarter
   (May 5, 2000-June 30, 2000)................................... $37.97 $10.56

   2000 Third Quarter
   (through September 21, 2000).................................. $57.88 $30.63

   On September 21, 2000 the reported last sale price of our common stock on the Nasdaq National Market was $30.63. As of August 31, 2000, there were approximately 398 holders of record of our common stock.

                                 CAPITALIZATION

   The following table presents our capitalization as of June 30, 2000:

  .  on an actual basis; and

  . on an "as adjusted" basis, to give effect to the sale of 2,500,000 shares of common stock offered by us in this offering at an assumed public offering price of $30.63 per share, less underwriting discounts and commissions and the estimated offering expenses payable by us.

   This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                             June 30, 2000
                                                           -------------------
                                                                         As
                                                            Actual    Adjusted
                                                           ---------  --------
                                                              (unaudited)
                                                             (in thousands,
                                                            except share and
                                                            per share data)
Current portion of long-term debt......................... $   1,158  $  1,158
Long-term debt, less current portion......................     3,598     3,598
                                                           ---------  --------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 5,000,000
   shares; no shares issued or outstanding on an actual
   and as adjusted basis..................................       --        --
  Common stock, $.001 par value, authorized 50,000,000
   shares; 33,155,057 and 35,655,057 issued and
   outstanding on an actual and as adjusted basis,
   respectively...........................................        33        36
Additional paid-in capital................................   239,710   311,088
Deferred compensation.....................................   (19,966)  (19,966)
Accumulated deficit.......................................   (76,305)  (76,305)
                                                           ---------  --------
  Total stockholders' equity..............................   143,472   214,853
                                                           ---------  --------
    Total capitalization.................................. $ 148,228  $219,609
                                                           =========  ========

This table excludes the following:

  . 3,449,396 shares of common stock that we may issue upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $4.91 per share; and

  . 1,312,138 shares of common stock that we may issue upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $4.83 per share.

                                    DILUTION

   The net tangible book value of our common stock as of June 30, 2000 was $97.7 million, or $2.95 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding as of June 30, 2000. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. After giving effect to our sale of 2,500,000 shares of common stock offered by us in this offering at an assumed public offering price of $30.63 per share, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, our net tangible book value as of June 30, 2000, would have been approximately $169.1 million, or $4.74 per share. This represents an immediate increase in net tangible book value to existing investors of $1.79 per share and an immediate decrease in net tangible book value of $25.89 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

 Public offering price per share of this offering................        $30.63
                                                                         ------
 Net tangible book value per share as of June 30, 2000...........  $2.95
 Increase in net tangible book value per share attributable to
  new investors..................................................   1.79
                                                                   -----

 Net tangible book value per share after this offering...........          4.74
                                                                         ------

 Dilution per share to new investors.............................        $25.89
                                                                         ======

   The foregoing discussion and table are based on the number of shares of common stock outstanding after this offering and exclude the following:

  . 3,449,396 shares of common stock that we may issue upon exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $4.91 per share; and

  . 1,312,138 shares of common stock that we may issue upon exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $4.83 per share.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The consolidated statements of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 were derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent certified public accountants. The consolidated statement of operations data for the period from March 8, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 were derived from our audited financial statements not included in this prospectus, which have been audited by KPMG LLP. Our historical results are not necessarily indicative of results to be expected for any future period. The data presented below should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                           Period from
                          March 8, 1995                                       Six months
                          (inception) to    Year Ended December 31,         ended June 30,
                           December 31,  ---------------------------------  ----------------
                               1995       1996    1997     1998     1999     1999     2000
                          -------------- ------  -------  -------  -------  -------  -------
                                                                              (unaudited)
Consolidated Statements
 of Operations Data:
Revenues:
 Product revenues and
  access fees...........      $ --       $  --   $   --   $   --   $   --   $   --   $   930
 Clinical laboratory
  testing...............        --          --       --       --       --       --     6,160
 Collaboration
  revenues--related
  parties...............      2,795       6,230    3,763    2,748      --       --       --
 Collaboration
  revenues--unrelated
  parties...............        --          --       --       --       828      500      --
 Grant revenues.........        --          --       --        33      811      307      378
 License and other
  revenues..............        --          --       --       --       154      --       592
                              -----      ------  -------  -------  -------  -------  -------
Total revenues..........      2,795       6,230    3,763    2,781    1,793      807    8,060
                              -----      ------  -------  -------  -------  -------  -------
Operating expenses:
 Cost of product
  revenues and access
  fees..................        --          --       --       --       --       --       610
 Cost of clinical
  laboratory testing....        --          --       --       --       --       --     4,835
 Selling, general and
  administrative........         37         718    2,927    5,199    9,611    4,000   13,176
 Research and
  development...........      2,795       6,727   10,813    7,574   14,447    6,157   16,742
 Acquisition of in-
  process research and
  development...........        --          --       --     2,353      --       --       --
                              -----      ------  -------  -------  -------  -------  -------
Total operating
 expenses...............      2,832       7,445   13,740   15,126   24,058   10,157   35,363
                              -----      ------  -------  -------  -------  -------  -------
Operating loss..........        (37)     (1,215)  (9,977) (12,345) (22,265)  (9,350) (27,303)
Other income (expense):
 Interest income........         31          91       49      932      203      106    2,090
 Interest expense.......        --          --       --       (66)  (6,158)    (504)    (258)
 Other expense..........        --          --       --       --       --       --       (76)
                              -----      ------  -------  -------  -------  -------  -------
Total other income
 (expense)..............         31          91       49      866   (5,955)    (398)   1,756
                              -----      ------  -------  -------  -------  -------  -------
Net loss................         (6)     (1,124)  (9,928) (11,479) (28,220)  (9,748) (25,547)
Beneficial conversion
 feature of preferred
 stock..................        --          --       --       --    44,554      --    29,574
                              -----      ------  -------  -------  -------  -------  -------
Net loss allocable to
 common stockholders....         (6)     (1,124)  (9,928) (11,479) (72,774)  (9,748) (55,121)
                              =====      ======  =======  =======  =======  =======  =======
Basic and diluted net
 loss per share
 allocable to common
 stockholders...........      $(.05)     $(3.45) $(27.57) $(17.09) $(95.87) $(13.39) $ (5.52)
Shares used in computing
 basic and diluted net
 loss per share
 allocable to common
 stockholders...........        131         326      360      672      759      728    9,981
Unaudited Pro Forma Net
 Loss Per Share Data(1):
Pro forma basic and
 diluted net loss per
 share allocable to
 common stockholders....                                           $(15.61)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share allocable to
 common stockholders ...                                             4,663

                                          December 31,                 June 30,
                              ---------------------------------------  --------
                               1995   1996    1997    1998     1999      2000
                              ------ ------  ------  -------  -------  --------
Consolidated Balance Sheet
 Data:
Cash, cash equivalents and
 short-term investments.....  $1,710 $1,618  $6,405  $ 8,088  $33,804  $87,851
Working capital.............     544   (201)    773    5,751   27,275   87,338
Total assets................   1,961  2,406   6,884   15,599   94,856  155,904
Long-term debt, less current
 portion....................     --     --      --     3,548    4,122    3,598
Mandatorily redeemable
 preferred stock............     --     --    9,230   27,530   88,946      --
Convertible preferred
 stock......................       1      1       1      212        1      --
Total stockholders' equity
 (deficit)..................     795    188  (8,009) (18,123)  (8,285) 143,472

---------------------
(1) Please see Note 1 to our consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 and Note 2 to our condensed consolidated financial statements for the six months ended June 30, 1999 and 2000 included elsewhere in this prospectus for an explanation of the method used to calculate the net loss per share allocable to common stockholders and pro forma net loss per share allocable to common stockholders and number of shares used in the computation of per share amounts.

   The following transactions had a material effect on the comparability of the data presented in the consolidated financial data above, as follows: contract revenues received from related parties relating to the SmithKline Beecham agreement, the acquisition of certain Molecular Tool assets in September 1998, the acquisition of GeneScreen in December 1999, the sale of series C mandatorily redeemable convertible preferred stock in December 1997 and March 1998, the sale of series E mandatorily redeemable convertible preferred stock in December 1999 and January 2000 and the sale of common stock in our initial public offering in May 2000. Please see our notes to the consolidated financial statements included elsewhere in this prospectus for further discussions of these transactions.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following unaudited pro forma consolidated statement of operations is based on our historical consolidated financial statements for the year ended December 31, 1999 and the historical financial statements of GeneScreen for the period from January 1, 1999 to December 29, 1999, included elsewhere in this prospectus, adjusted to give pro forma effect to the acquisition of GeneScreen on December 30, 1999 as if it occurred on January 1, 1999. Our historical, consolidated balance sheet as of December 31, 1999 reflects our acquisition of GeneScreen.

   On December 30, 1999, we acquired all of the outstanding shares of common and preferred stock of GeneScreen in exchange for a price of $42.7 million, which was satisfied by consideration consisting primarily of up to 4,000,000 shares of our series E mandatorily redeemable convertible preferred stock with a stated value of $4.50 per share. The note payable to GeneScreen related to our purchase of the Molecular Tool assets in the amount of $3,547,821 and other liabilities totaling $421,000 were also cancelled. We accounted for our acquisition of GeneScreen under the purchase method of accounting. We have included $28,530,000 as a beneficial conversion feature in the purchase price, which was recorded as an increase to additional paid-in capital. The amount of the beneficial conversion feature was calculated as the difference between the $11.75 per share fair value of our common stock on the commitment date, December 22, 1999, over the $4.50 per share conversion price of the stock.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 gives effect to the GeneScreen acquisition as if it had occurred on January 1, 1999. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations would actually have been had the transaction occurred on such date, nor does it purport to project our results of operations for any future period.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

                                   Actual
                          -------------------------     Pro Forma
                             Orchid     GeneScreen     Adjustments     Pro Forma
                          ------------  -----------    -----------    ------------
Revenues:
  Laboratory testing....  $        --   $13,746,615    $       --     $ 13,746,615
  Collaboration revenues
   from unrelated
   party................       828,000          --             --          828,000
  Grant revenues........       810,838          --             --          810,838
  License and other
   revenues.............       154,167          --             --          154,167
                          ------------  -----------    -----------    ------------
    Total revenues......     1,793,005   13,746,615            --       15,539,620
Operating expenses:
  Cost of laboratory
   testing..............           --    10,054,681(5)                  10,054,681(5)
  General and
   administrative.......     9,547,089    5,922,537(5)   (902,490)(1)   17,744,136(5)
                                                         3,177,000(2)
  General and
   administrative--
   related party........        63,519          --             --           63,519
  Research and
   development..........    11,695,798       97,909            --       11,793,707
  Research and
   development--related
   party................     2,751,927          --             --        2,751,927
                          ------------  -----------    -----------    ------------
    Total operating
     expenses...........    24,058,333   16,075,127      2,274,510      42,407,970
                          ------------  -----------    -----------    ------------
    Operating loss......   (22,265,328)  (2,328,512)    (2,274,510)    (26,868,350)
Other income (expenses):
  Interest income.......       202,699          --        (27,000)(3)      175,699
  Interest expense......    (6,157,662)    (159,698)       212,869(4)   (6,104,491)
                          ------------  -----------    -----------    ------------
    Total other income
     (expenses).........    (5,954,963)    (159,698)       185,869      (5,928,792)
                          ------------  -----------    -----------    ------------
    Loss from continuing
     operations.........   (28,220,291)  (2,488,210)    (2,088,641)    (32,797,142)
                          ------------  -----------    -----------    ------------
Beneficial conversion
 feature of preferred
 stock..................    44,554,000          --             --       44,554,000
                          ------------  -----------    -----------    ------------
  Loss from continuing
   operations before
   nonrecurring charges
   directly attributable
   to the acquisition
   allocable to common
   stockholders.........  $(72,774,291) $(2,488,210)   $(2,088,641)   $(77,351,142)
                          ============  ===========    ===========    ============
Basic and diluted loss
 from continuing
 operations before
 nonrecurring charges
 directly attributable
 to the acquisition per
 share allocable to
 common stockholders....  $     (95.87)                               $    (101.90)
                          ============                                ============
Shares used in computing
 basic and diluted loss
 from continuing
 operations before
 nonrecurring charges
 directly attributable
 to the acquisition per
 share allocable to
 common stockholders....       759,078                                     759,078
                          ============                                ============

    See accompanying notes to unaudited pro forma consolidated statements of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

   The unaudited pro forma consolidated financial information is based on our historical consolidated financial statements and those of our subsidiary, GeneScreen, adjusted to give pro forma effect to our acquisition of GeneScreen.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 gives effect to the GeneScreen acquisition as if it occurred on January 1, 1999. The unaudited pro forma adjustments set forth below are based upon available information and assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated statements of operations do not purport to project our operating results for any future period. The information set forth below should be read together with the historical consolidated financial statements of Orchid and GeneScreen and related notes included elsewhere in this prospectus.

(1) Adjustment to reduce general and administrative expense for transaction related costs incurred by GeneScreen in connection with our acquisition of GeneScreen.

(2) Adjustment to record the amortization of goodwill and other intangible assets on a straight line basis over their estimated useful lives. In the application of purchase accounting for our acquisition of GeneScreen, we allocated $43,121,000 of the net purchase price to intangible assets, as follows:

                                                                    Amortization
                                                           Value       Period
                                                        ----------- ------------
        Customer lists................................. $ 4,210,000   11 years
        Base technology................................   5,580,000   12 years
        Trademark and tradename........................   1,762,000   15 years
        Goodwill.......................................  30,983,000   15 years
        Other intangible assets........................     586,000    4 years
                                                        -----------
                                                        $43,121,000
                                                        ===========

(3) Adjustment to reduce our interest income by $27,000, assuming an interest rate of 6% per annum. This amount represents interest income that would have been earned on $450,000, the amount of cash we estimated for payment to GeneScreen stockholders in lieu of issuing series E shares and transaction costs incurred in the acquisition of GeneScreen.

(4) Adjustment to reduce interest expense on our 6% per annum $3,547,821 note payable to GeneScreen, which was cancelled in connection with the acquisition of GeneScreen.

(5) Cost of laboratory testing and general and administrative expenses include $276,374 and $687,960, respectively, of compensation expense resulting from our acquisition of GeneScreen, the terms of which required accelerated vesting for all unvested GeneScreen options and certain cashless exercises of GeneScreen options.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read with "Selected Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

   We are engaged in the development and commercialization of genetic diversity technologies, products and services. Since we began operations in March 1995, we have devoted substantially all of our resources to the development and application of a portfolio of products and services using our proprietary biochemistry for scoring SNPs and microfluidics technologies for applications in drug discovery, principally in the field of pharmacogenetics and DNA synthesis.

   For the first three years of our existence, we were primarily focused on developing our microfluidics technologies for applications in high-throughput synthesis of small molecules under collaborative research programs with SmithKline Beecham and Sarnoff Corporation. During this period, we derived most of our revenues through payments from SmithKline Beecham. Revenues during these early years fluctuated due to the timing of both work performed under the contract with SmithKline Beecham and of earning milestone revenues. After management and an independent third-party consulting firm conducted a strategic review of our business strategy in the first half of 1998, we decided to apply our research and development efforts to the fields of pharmacogenetics and DNA synthesis. As a result of this review of our business focus, in September 1998, we acquired substantially all of the assets of Molecular Tool, Inc., a wholly-owned subsidiary of GeneScreen, for approximately $7.1 million in cash, debt and equity securities. Molecular Tool's proprietary SNP-IT primer-extension technology for scoring SNPs matched very well with our microfluidics technologies that we developed earlier and has together formed the basis for our current SNP technologies, products and services.

   On December 30, 1999, we acquired GeneScreen for a net purchase price of $42.7 million, consisting of a combination of cash and shares of our series E mandatorily redeemable convertible preferred stock, offset by the cancellation of certain debt we owed to GeneScreen. We included $28.5 million as a beneficial conversion feature in the purchase price. The amount of the beneficial conversion feature was calculated as the difference between the $11.75 per share fair value of our common stock on December 22, 1999, the commitment date which was the date of the merger agreement for the acquisition, over the $4.50 per share conversion price of the stock. GeneScreen is a company engaged in DNA laboratory analysis for paternity, forensics and transplantation testing and had revenues of approximately $13.7 million in 1999. In connection with the acquisition of GeneScreen, we recorded approximately $43.1 million of goodwill and other intangible assets, which we will amortize over periods ranging from four to fifteen years.

   Most of our current activities and resources are directed toward commercializing our SNP scoring products and services that apply our proprietary SNP-IT primer-extension technology. We expect to recognize revenues from the sale of both our SNPstream instrument systems and our SNPware consumables. We also expect each SNPstream system we place will generate an additional recurring revenues stream from the sale of our SNPware consumables. We also provide, or plan to provide, a variety of genetic diversity services to the pharmaceutical and biotechnology industries through our high-throughput MegaSNPatron facility.

   GeneScreen's established business in paternity testing, forensics and transplantation supports our goal of building our business in genetic diversity. We believe our SNP-IT and microfluidics technologies will be able to improve the performance of GeneScreen's genetic testing laboratories. We plan to use the clinically approved laboratories at GeneScreen to expand our SNP scoring services to pharmacogenetics testing of patient samples in pharmaceutical clinical trials. We also plan to use these laboratories to conduct SNP scoring services we intend to offer via the Internet.

   GeneScreen's DNA testing business is dependent upon contracts with various governmental entities to provide paternity testing. These contracts are generally put out to bid by each respective state every one to three years. The contract bidding process is highly competitive and the criteria used to determine the awards varies from state to state. In some states contracts are awarded solely on the lowest price, while others use a scoring matrix to achieve the desired mix of price, quality and service. GeneScreen derives its transplantation business through tissue typing and donor drive support services with independent bone marrow donor registries, under contract with the National Marrow Donor Program, or NMDP, and on a fee-for-service basis directly with NMDP-affiliated donor centers. Bone marrow registries are not-for-profit agencies that facilitate hematopoietic cell transplants through organizing volunteer donor drives, maintaining donor registries and other educational services. With the acquisition of GeneScreen, we expect to generate service revenues in fiscal year 2000 and use GeneScreen's CLIA approved testing laboratories to expand our genetic diversity testing business and services.

   Our ability to achieve profitability will depend, in part, on our ability to successfully develop and commercialize our proprietary SNP scoring and microfluidics technologies in the form of products and services for pharmaceutical and biotechnology companies and research institutions. We introduced our SNPstream 25K SNP scoring system, SNPware consumables and related services in late 1999. We intend to develop prototype SNPstream instruments with lower throughput capabilities. Because our proprietary SNP-IT primer-extension technology is very adaptable to other hardware platforms, we intend to offer our SNPware consumables for use on instruments made or sold by other companies. Our collaborations with Affymetrix and Amersham Pharmacia Biotech are examples of this platform propagation strategy.

   We based our proprietary SNP value creation strategy on the creation of proprietary rights covering the identification of SNPs and their associations to medically important attributes of patients. We intend to develop intellectual property rights in this area through collaborations with members of our Clinical Genetics Network, pharmaceutical and biotechnology companies. We do not expect royalties from commercial sale or license of intellectual property rights generated by using our technologies for at least several years, if at all.

   Through December 31, 1999, we had recorded an aggregate of $9.8 million of deferred compensation expense resulting from the granting of stock options to employees, directors or consultants covering shares of common stock, which stock options had exercise prices below the fair value of the underlying common stock at the date of their grant. Net of prior amortization, net deferred compensation of $7.9 million at December 31, 1999 will be amortized over the vesting periods of the respective options, typically four years. In January and February 2000, we issued 36,500, 729,400, 40,750 and 40,750 stock options at exercise prices of $1.25, $6.00, $8.00 and $12.00, respectively, for which we recorded deferred compensation of $4.3 million which will be amortized over the respective vesting periods of the options. Included in the 729,400 options are 520,000 options granted to executive officers at an exercise price of $6.00 per share for which we recorded deferred compensation of $3.1 million, which is included in the $4.3 million, and which will be amortized over the respective vesting periods. On March 31, 2000, we granted 289,660 stock options at exercise prices of $12.00 for which we recorded deferred compensation of $800,000 which will be amortized over the respective vesting periods of the options. In addition, in February 2000, we issued approximately 800,000 performance based stock options, at exercise prices of $6.00 per share, including 600,000 to executive officers, for which compensation expense will be measured as the difference between the fair value of our common stock at the time the performance criteria is met and the exercise price and will be immediately recorded as compensation expense. During the quarter ended June 30, 2000, we issued approximately 214,000 stock options at various exercise prices to certain employees, directors and consultants for which an initial compensation charge of approximately $5.1 million was recorded and will be recognized over the respective vesting periods of the options. Amortization of deferred compensation, and compensation charges resulting from both the remeasurement of consultant options and from the measurement of performance based options, where performance was achieved, for the six months ended June 30, 2000, was $4.0 million.

   We anticipate recording total compensation charges resulting from the amortization of the deferred compensation recorded as of June 30, 2000 approximately as follows, in millions:

           Six months
             ending                            Year ending
           ----------           ---------------------------------------------------------------------------
                                    December 31,
           -----------------------------------------------------------------------------------------
              2000              2001                 2002                 2003                 2004
              ----              ----                 ----                 ----                 ----
              $4.0              $7.2                 $4.8                 $3.5                 $0.5

   Some of these amounts result from grants to consultants which are subject to remeasurement at the end of each reporting period based upon the changes in the fair value of the common stock until the consultant completes performance under his or her respective option agreement. Also, certain grants of performance based options have been made for which no deferred compensation expense has been recorded and for which compensation expense will be measured at the time the performance criteria is met.

   We have incurred losses since inception, and, as of June 30, 2000, we had total stockholders' equity of $143.5 million, including an accumulated deficit of $76.3 million. We anticipate incurring additional losses over at least the next several years. We expect these losses to continue as we expand the commercialization of our products and services to the research market and we fully implement our proprietary SNP value creation business strategies. We expect this expansion to result in increases in research and development, marketing and sales, and general and administrative expenses. Payments under strategic alliances, collaborations and licensing arrangements will be subject to significant fluctuation in both timing and amount and therefore our results of operations for any period may not be comparable to the results of operations for any other period.

 Sources of Revenues and Revenue Recognition

   We have had, and expect in the future to have, several sources of revenues. Prior to our acquisition of GeneScreen, we derived substantially all of our revenues from research and development collaborations, technology grants and awards from several governmental agencies. GeneScreen derives its revenues from the performance of laboratory DNA testing services. In 1999, we derived our first revenues from the placement of our first commercial SNPstream hardware system, and commencing in 2000, we anticipate deriving increasing amounts of revenues from the sale of SNPware consumables.

   In connection with the research and development collaborations that provided the majority of our revenues in the early years of our corporate history, we recognized revenues when related research expenses were incurred and when we satisfied specific performance obligations under the terms of the respective research contracts. Up front licensing fees obtained in connection with such agreements are deferred and amortized over the estimated performance period of the respective research contract.

   GeneScreen DNA laboratory and SNP scoring services revenues are recognized on an accrual basis at the time test results are reported. Deferred revenues represent the unearned portion of payments received in advance of tests being completed.

   To date, we have offered our SNPstream system hardware in two basic types of transactions, either a purchase and sale transaction or an arrangement in which the customer takes possession of the system and pays an access fee for its use. Revenues on the sale of the hardware is recorded upon transfer of title and after we have met all of our significant performance obligations. Access fee payments, which are received when a system is initially placed, are deferred and revenues are recognized on a straight-line basis over the term of the agreement.

   In early 2000, we began to record revenues from the sale of SNPware consumables. Revenues from these sales are recognized upon the transfer of title, generally when the SNPware products are shipped to our customers from our facility.

Results of Operations

 Six Months Ended June 30, 2000 and 1999

   Revenues. Revenues for the six months ended June 30, 2000 of $8.1 million represents an increase of $7.3 million as compared to revenues of $0.8 million for the corresponding period of 1999. The increase was largely due to revenues generated from our GeneScreen DNA testing operations of $6.2 million and revenues generated from access fees related to the placements of our SNPstream 25K instrument systems and sales of consumables of $0.9 million. License revenues from an agreement to license our SNP-IT technology were $0.6 million and grant revenues were $0.4 million for the six months ended June 30, 2000. The results of operations for the six months ended June 30, 1999 do not include those of GeneScreen, Inc., which we acquired on December 30, 1999. GeneScreen's revenues during the six months ended June 30, 1999 were comparable with revenues for the same period in 2000.

   Cost of product revenues and access fees. Cost of product revenues and access fees for the six months ended June 30, 2000 was $0.6 million, compared to $0 for the corresponding period of 1999. The increase was attributable to the costs associated with the SNPstream instrument placements, primarily depreciation, and consumables sold, in the first six months of 2000. There were no sales for the six months ended June 30, 1999.

   Cost of clinical laboratory testing. Cost of clinical laboratory testing was $4.8 million for the six months ended June 30, 2000. The increase was attributable to the acquisition of GeneScreen on December 30, 1999, which provides 100% of our clinical laboratory testing. There was no cost of clinical laboratory testing for the six months ended June 30, 1999 due to the fact that we had not yet acquired GeneScreen at that time. Cost of clinical laboratory testing of GeneScreen for the six months ended June 30, 1999 was comparable with cost of clinical laboratory testing for the same period in 2000.

   Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruiting expenses, professional fees, legal expenses resulting from intellectual property prosecution and protection, and other corporate expenses including business development and general legal activities. Selling, general and administrative expenses for the six months ended June 30, 2000 were $13.2 million, an increase of $9.2 million, as compared to $4.0 million for the corresponding period of 1999. We attribute this increase primarily to the expansion of administration facilities and the hiring of additional personnel as we increased our executive and administrative staffing in anticipation of becoming a public company and supporting our future growth, amortization of deferred compensation expense of $3.2 million and operating costs of $3.1 million related to GeneScreen which was acquired on December 30, 1999, of which $1.6 million represents amortization of intangibles related to the acquisition.

   Research and development expenses. Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, material costs for prototypes and test units, and other expenses related to the design, development, testing and enhancement of our products. Research and development expenses for the six months ended June 30, 2000 were $16.7 million, compared to $6.2 million for the corresponding period of 1999. The increase in research and development expenses of $10.5 million for the six months ended June 30, 2000, was primarily attributable to increased expenses as we hired additional research and development personnel, increased purchases of laboratory supplies, increased equipment depreciation, amortization of deferred compensation expense of $0.8 million, increased facilities expenses in connection with the expansion of our internal and collaborative research efforts and $7.8 million related to a $3.0 million cash payment made to and the fair value of 350,000 shares of common stock and 75,000 warrants to purchase common stock issued to Sarnoff Corporation as an advance on the issuances that we would have owed to Sarnoff in December 2000 under a License and Option Agreement and an amendment to that agreement. As the technology licensed under this agreement had not reached technological feasibility and had no alternative uses, the $7.8 million was charged to research and development in the six months ended June 30, 2000. Future research and development expenses are expected to increase as we hire additional personnel and expand our research and development facilities to accommodate our strategic collaborations and internal research. As part of our expanded collaboration with the SNP Consortium, we will accelerate the hiring of personnel for, and use of SNPware consumables in, our MegaSNPatron facility. We estimate that this will result in additional research and development expenses over the next six to twelve months of between $3 million and $6 million.

   Interest income. Interest income for the six months ended June 30, 2000 of $2.1 million increased $2.0 million from $0.1 million for the first six months of 1999. This increase was primarily due to interest received on larger cash, cash equivalent and short-term investment balances which we held as a result of our receipt of proceeds from our series E private placement in December 1999 and January 2000 and our initial public offering in May 2000, offset by amounts used to fund operating activities.

   Interest expense. Interest expense for the six months ended June 30, 2000 was $0.3 million compared to $0.5 million for the corresponding period in 1999. This was due to greater outstanding debt balance related to the bridge financing completed in June 1999, as compared to the lower outstanding debt balance in 2000, comprised entirely of borrowings on our equipment line of credit.

   Net loss allocable to common stockholders. Due to the factors discussed above, for the six months ended June 30, 2000, we reported a net loss allocable to common stockholders of $55.1 million as compared to $9.7 million for the first six months of 1999. Net loss allocable to common stockholders includes a beneficial conversion feature on preferred stock for the six months ended June 30, 2000 of $29.6 million.

 Years Ended December 31, 1999 and 1998

   Pro forma results discussed below give pro forma effect to our acquisition of GeneScreen as if it were acquired on January 1, 1999.

   Revenues. Revenues decreased to $1.8 million for the year ended December 31, 1999 from $2.8 million for the comparable period in 1998. The $1.0 million decrease resulted primarily from a $2.7 million decrease in contract revenues from SmithKline Beecham, which we offset by an increase in grant revenues of $0.8 million and contract revenues from Motorola of $0.8 million. On a pro forma basis, revenues were $15.5 million for the year ended December 31, 1999.

   Research and Development Expenses. Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for chip development, material costs for prototype and test units, and other expenses related to the design, development, testing and enhancement of our products. We expense our research and development costs as we incur them. Research and development expenses increased to approximately $14.4 million for the year ended December 31, 1999 from approximately $7.6 million for the comparable period in 1998. We attributed the increase to continued growth of research and development activities, including increased personnel costs of $2.2 million and increased lab supplies and chemicals costs of $1.8 million to support our technology program and development of our initial products, higher operating expenses as a result of our move to a larger facility in May 1999 of $0.6 million, increased non-cash expenses from equity issuances for licensed technology of $1.0 million, and increased amortization of deferred compensation of $0.6 million. On a pro forma basis, research and development expenses for 1999 were not materially different from research and development expenses in 1998. We expect research and development spending to increase significantly over the next several years as we expand our research and product development efforts.

   General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruiting expenses, professional fees, legal expenses resulting from intellectual property prosecution and protection, and other corporate expenses including business development and general legal activities. General and administrative expenses increased to approximately $9.6 million for the year ended December 31, 1999 from approximately $5.2 million for the comparable period in 1998. The increase was primarily due to increased compensation for general and administrative personnel of $1.0 million, higher operating expenses as a result of our move to a larger facility in May 1999 of $0.7 million, increased costs related to intellectual property prosecution and protection and other professional services of $0.8 million and increased amortization of deferred compensation of $0.9 million. We expect general and administrative expenses to continue to increase over the next several years to support our growing business activities, the commercialization of our products, and due to the costs associated with operating as a public company. On a pro forma basis, general and administrative expense was $17.8 million for the year ended December 31, 1999. The increase in these expenses was related to amortization of goodwill and other intangibles of $3.2 million and $5.0 million of costs related to the additional staffing to operate and to manage GeneScreen DNA testing business.

   Acquisition of in-process research and development. Acquisition of in-process research and development amounted to $2.4 million in 1998 arising from our acquisition of certain Molecular Tool assets in 1998, including an in-process research and development component, which we immediately charged to expense upon acquisition. We did not incur any comparable charge in 1999. Please see Note 2 to the Notes to Consolidated Financial Statements for a discussion of this charge.

   The principal corporate activity of Molecular Tool at the date of acquisition was the continued technical development of our product programs in the areas of SNPware consumables, MegaSNPatron services, SNPstream hardware systems and microfluidic genotyping chips. At the date of acquisition, none of the products or services under development by Molecular Tool had achieved technological feasibility or had been sold on the market. Substantial risks and significant uncertainty still existed concerning the remaining course of technical development. Key development risks for this product included validation testing, engineering of stability into the critical reagents to permit their use in the field, and developing the means of scaling-up manufacturing of the reagents and other elements of the product for eventual sale. We identified and proposed the microfluidic genotyping chips as a new technology development area at the time of the acquisition. However, Molecular Tool had not yet demonstrated major components of the chip as feasible. These components have required and will continue to require substantial investment. Molecular Tool had not yet shown the following elements of these components to be feasible: chip materials fabrication and biocompatibility; method and composition of bioactive surface preparation; and method and composition of optical detection systems compatible with chip design. The MegaSNPatron services, while currently more commercially advanced than the microfluidic genotyping chips, required additional development and feasibility demonstration in several key areas, including the method and composition of the bioarray components; the ability to capture and process results data from the MegaSNPstream process; and the composition of stable, viable, and cost effective reagents for the tests. In the case of the SNPstream hardware systems, development of the analysis machine was largely complete but was still expected to face engineering challenges before ultimate completion. We faced challenges in our efforts to successfully commercialize our SNPstream hardware and SNPware reagents such as the feasibility of adapting an off-the-shelf robotic system as the SNPstream platform; development of software systems for data management; and development and validation of viable, stable and cost effective reagents usable in the SNPware kits. An overall risk facing these projects was the potential development of competing technologies to facilitate cost reduction in genetic assays prior to marketing the Molecular Tool products. Accordingly, a significant portion of the purchase price was allocated to in-process research and development. These product candidates will significantly impact future results of operations and cash flows.

   The primary valuable elements of the product candidates were separated into base technology, supporting patents, and the element associated with in-process research and development. The base technology and patent elements were separately valued and reported in the acquisition balance sheet. The valuable elements qualified to receive treatment as in-process research and development were separately valued as such.

   The remaining development cost and time required to develop the project candidates into commercially viable products as of December 31, 1999 are as follows: $1.5 million through 2003 for microfluidic genotyping chips and $800,000 through 2001 for MegaSNPatron services. The SNPware consumables and SNPstream hardware systems are currently commercial products.

   Material risks affecting the timely completion and commercialization of the products included the ability to secure raw materials and material supply agreements for our SNPware kits and MegaSNPatron services, including dyes and enzymes necessary for the performance of our SNPware kits and services, and reliance on the development of outside technology for optical components and some aspects of robotic instrumentation from our SNPstream OEM products. The remaining development cost and time for these products reflect, in part the acquisition through supply agreement, development and validation of the raw materials needed for commercialization. Additionally the remaining development cost and time reflects, in part, the identification, validation and development of the technologies external to us needed to select our SNP-IT technology. An additional material risk affecting commercialization was the presence of competing technologies.

   Interest Income. Interest income consists of income from our cash and short-term investments. Interest income decreased to $0.2 million for the year ended December 31, 1999 from $0.9 million for the comparable period of 1998. This $0.7 million decrease resulted from a lower average cash and short-term investment balance due to cash used in operating activities.

   Interest Expense. Interest expense increased to $6.2 million for the year ended December 31, 1999 from $0.1 million in the comparable period of 1998. This $6.1 million increase resulted substantially from interest on the bridge notes which converted into series E mandatorily redeemable convertible preferred stock in December 1999 of $0.5 million, interest on the convertible note payable to GeneScreen which we cancelled in the GeneScreen acquisition of $0.2 million, and interest attributable both to warrants issued in connection with our bridge financing of $5.2 million and borrowings on our line of credit in 1999 of $0.2 million.

   Net Loss. Due to the factors discussed above, our net loss was $28.2 million for the year ended December 31, 1999 compared with a net loss of $11.5 million for the comparable period in 1998.

 Years Ended December 31, 1998 and 1997.

   Revenues. Revenues decreased to $2.8 million for the year ended December 31, 1998 from $3.8 million for the comparable period in 1997. The $1.0 million decrease resulted from a decrease in contract revenues recognized from SmithKline Beecham.

   Research and Development Expenses. Our research and development expenses decreased to $7.6 million for the year ended December 31, 1998 from $10.8 million for the comparable period in 1997. The decrease of $3.2 million was due to a reduction in our expenditures at Sarnoff Corporation including expenses recorded in 1997 related to an obligation under the SmithKline Beecham contract which did not have a corresponding charge in 1998.

   General and Administrative Expense. General and administrative expenses increased to $5.2 million for the year ended December 31, 1998 from $2.9 million for the comparable period in 1997. The $2.3 million increase was primarily due to increased costs of $0.5 million resulting from the hiring of additional personnel to support our growing business activities, increased professional services fees of $1.2 million and increased facility charges of $0.2 million.

   Acquisition of in-process research and development. Acquisition of in-process research and development was $2.4 million for the year ended December 31, 1998 resulting from our acquisition of certain Molecular Tool assets in 1998, including an in-process research and development component which we immediately charged to expense upon acquisition. We did not incur any comparable charge in 1997.

   Interest Income. Interest income increased to approximately $0.9 million for the year ended December 31, 1998 from approximately $0 for the comparable period in 1997. This $0.9 million increase resulted from a higher average cash and short-term investment balance due to the sale of series C mandatorily redeemable convertible preferred stock in a private placement in December 1997 and March 1998.

   Net loss. Due to the factors discussed above, our net loss was $11.5 million for the year ended December 31, 1998 compared to $9.9 million for the comparable period in 1997.

Liquidity and Capital Resources

   Since our inception, we have financed our operations primarily through research and development funding from collaborative partners and two private placements of equity securities that closed in March 1998 and in December 1999 and January 2000 with aggregate net proceeds of approximately $102 million. The sale of the series E mandatorily redeemable convertible preferred stock in December 1999 resulted in a $44.6 million beneficial conversion feature which was included in net loss allocable to common stockholders in 1999. The closing of series E mandatorily redeemable convertible preferred stock in January 2000 resulted in an additional $29.6 million beneficial conversion feature which was included in net loss allocable to common stockholders in the six months ended June 30, 2000. In December 1998, we obtained a secured $6.0 million equipment line of credit, for the purchase of plant and equipment at our corporate headquarters and research and development laboratories. At December 31, 1999, this funding commitment expired and at June 30, 2000 we had borrowings of $4.3 million outstanding under this facility. We lease our corporate and primary research facility under an operating lease which expires in 2008.

   As part of our transition from a business model based on microfluidics technologies to one based on SNP scoring technologies, on April 13, 2000 we amended our License and Option Agreement with Sarnoff by making a single payment of approximately $3.0 million, issuing 250,000 shares of common stock and delivering a five-year warrant to purchase 75,000 shares of our common stock at an exercise price of $8.00 per share. Previously on February 2, 2000, we issued 100,000 shares of common stock to Sarnoff as an advance on the issuances which we would have owed in December 2000 for the two option fields that Sarnoff previously exercised under the License and Option Agreement. As the licensed technology had not reached technological feasibility and had no alternative uses, the cash payment of approximately $3.0 million and the fair value of the equity securities of approximately $4.8 million was charged to research and development expense in the six months ended June 30, 2000.

   In May 2000, we completed our initial public offering of 6,900,000 shares of common stock, including the sale of over-allotment shares to the underwriters, at a price of $8.00 per share (excluding underwriters' discounts and commissions), generating net proceeds of approximately $48.4 million, after deducting underwriting discounts and commissions and offering expenses payable by us. All shares of series A convertible preferred stock, series B convertible preferred stock and series E convertible preferred stock outstanding as of the closing date of the offering were automatically converted into shares of common stock on a one-for-one basis. The 2,480,176 shares outstanding of series C mandatorily redeemable convertible preferred stock converted into 4,825,259 shares of common stock. No dividends were paid on any of our preferred stock.

   As of June 30, 2000, we had $87.9 million in cash and cash equivalents and short-term investments, compared to $33.8 million as of December 31, 1999. This increase primarily reflects the completion of our private placement of equity securities in January 2000 and our initial public offering in May 2000, including the underwriters' over-allotment shares.

   Net cash used in operations for the six months ended June 30, 2000 was approximately $19.2 million compared with approximately $8.6 million for the comparable period in 1999. Non-cash charges in the six months ended June 30, 2000 included compensation expense of $4.0 million and research and development expense of $4.8 million, both from the issuance of equity securities, and depreciation and amortization expense of $2.7 million. Investing activities included $3.8 million in cash used during the six months June 30, 2000 for equipment purchases and $38.2 million for the net purchases of short term investments. Financing activities included the use of $1.5 million to repay debt from lines of credit and net proceeds of $48.4 million from our initial public offering in May 2000 and $29.6 million from the sale of our series E preferred stock in January 2000.

   Working capital increased to approximately $87.3 at June 30, 2000 from approximately $27.3 million at December 31, 1999. The increase in working capital was primarily due to the proceeds from our series E mandatorily redeemable convertible preferred stock financing in January 2000 and our initial public offering in May 2000.

   At September 1, 2000, we held cash and cash equivalents and short-term investments of approximately $79.8 million. We believe that our cash reserves, expected short-term revenues, and the net proceeds of this offering will be sufficient to fund our operations through at least the next 18 months. We may need to access the capital markets for additional financing to operate our ongoing business activities. We expect to expend between approximately $8 million and $12 million in the next twelve months for the build-out of our MegaSNPatron facility.

   As of December 31, 1999, our net operating loss carryforwards were approximately $40.0 million and $44.0 million for federal and state income tax purposes, respectively. If not utilized, our federal and state tax loss carryforwards will begin to expire in 2003. Utilization of our net operating losses to offset future taxable income, if any, may be substantially limited due to "change of ownership" provisions in the Internal Revenue Code of 1986. We have not yet determined the extent to which limitations were triggered as a result of past financings, or may be triggered as a result of future financings, including our series E mandatorily redeemable preferred stock financing in December 1999 and January 2000, our initial public offering in May 2000 and this offering. This annual limitation is likely to result in the expiration of certain net operating losses prior to their use.

   We cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will not require substantial additional funding before we can achieve profitable operations. Our capital requirements depend on numerous factors, including the following:

  .  our ability to enter into strategic alliances or make acquisitions;

  .  regulatory changes and competing technological and market developments;

  .  changes in our existing collaborative relationships;

  . the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

  . the development of our SNPware consumables, SNPstream and DNAstream and software product lines and associated reagent consumables;

  . the success rate of establishing new contracts, and renewal rate of existing contracts, for DNA testing services in the areas of paternity, forensics and transplantation;

  . the progress of our existing and future milestone and royalty producing activities; and

  . the availability of additional funding, if necessary, and if at all, on favorable terms.

Disclosure About Market Risk

   Our exposure to market risk is principally confined to our cash equivalents and short-term investments, all of which have maturities of less than one year. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

Inflation

   We do not believe inflation has had a material impact on our business or operating results during the periods presented.

                                    BUSINESS

Overview

   We are engaged in the development and commercialization of technologies, products and services designed to measure and use information related to genetic diversity. We expect our proprietary technologies will significantly enhance the way companies generate information about single nucleotide polymorphisms, or "SNPs," the most common form of genetic diversity. The pharmaceutical and medical communities can use genetic diversity information to facilitate the development of highly specific and efficacious drugs, to improve the effectiveness of existing drugs and to increase the likelihood of success of tissue transplants. Our proprietary products and technologies also have other commercial applications outside of the healthcare field, including forensics and paternity testing, as well as improved crop development and livestock breeding programs.

History

   For the first three years of our existence, we were primarily focused on developing our microfluidics technologies for applications in high-throughput synthesis of small molecules under collaborative research programs with SmithKline Beecham and Sarnoff Corporation. In the first half of 1998, we decided to apply our technology to the fields of pharmacogenetics and DNA synthesis, and subsequently acquired substantially all of the assets of Molecular Tool, Inc., a wholly owned subsidiary of GeneScreen, Inc., in September 1998. Molecular Tool's proprietary SNP-IT primer-extension technology for scoring SNPs matched very well with our microfluidics technologies that we had developed earlier and has together formed the basis for our current SNP scoring technologies, products and services.

Background

   Genetic information provides a basis for understanding biological and medical functions in organisms. In recent years, scientists have begun to analyze large portions of deoxyribonucleic acid, or DNA, to determine the sequence of nucleotide bases in DNA within the human genome and within the genomes of plant and animal species. In June 2000, a group of scientists announced the completion of the first draft sequence of the human genome.

   The first phase of the genomics revolution has centered around sequencing significant portions of DNA within the human genome. We believe the next phase of the genomics revolution will involve the identification of genetic variation within the genome from person to person resulting from differences, or polymorphisms, in these DNA sequences.

 The Impact of Genetic Variation

   Pharmacogenetics is the study of the impact of genetic variation on the efficacy, pharmacology and toxicity of a drug. As scientists and researchers have acquired a greater understanding of genetic variation, they have realized that the effect a drug has upon an individual is often a function of that individual's unique genetic sequence. Genetic variation may indicate why some individuals contract certain diseases and others do not and may also determine why two individuals respond differently to the same drug. Typically, pharmaceutical companies develop drugs to interact with a single version of a given protein or receptor. Accordingly, a drug may only be effective in individuals who carry the specific protein or receptor for which the drug was designed. Individuals who, because of genetic variation, have a slightly modified version of these proteins or receptors, or the proteins involved in the metabolism of the drug, may not respond to the drug or may experience adverse side effects.

   We expect that the methods used by the pharmaceutical industry to develop new drugs and to improve existing drugs will undergo a fundamental transformation to take genetic variation into account. However, the

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usefulness of genetic variation information is not limited to drug development.
In fact, genetic variation can play a significant role in all stages of drug discovery and development. Pharmaceutical companies can improve drugs already on the market by using genetic variation information to select the best drug for a particular patient. Genetic variation information may also be used to improve the success of organ and bone marrow transplantations by matching the compatibility of donors to recipients as well as for paternity testing, forensic testing and for agricultural and livestock breeding programs.

 SNPs: A Key Indicator of Genetic Variation

   DNA sequences contain a variety of known polymorphisms. The most common form of polymorphism involves a change in a single nucleotide base and is called a single nucleotide polymorphism, or SNP. Because SNPs are the most common type of polymorphism, they can have significant effects on both susceptibility to disease as well as drug response. As a result, the biotechnology and pharmaceutical industries have recently focused attention on the discovery of SNPs. For example, in 1999, a group of leading pharmaceutical companies formed The SNP Consortium for the primary purpose of discovering new SNPs and making them publicly available. The SNP Consortium members include: The Wellcome Trust, Amersham Pharmacia Biotech, AstraZeneca, Aventis, Bayer, Bristol-Myers Squibb, F. Hoffmann-LaRoche, Glaxo Wellcome, IBM, Motorola, Novartis, Pfizer, Searle and SmithKline Beecham.

   The increased focus on the discovery of SNPs highlights the important distinction between SNP discovery and SNP scoring. SNP discovery refers to the identification of the specific location in a gene where there is variability in a single nucleotide base across a population. By contrast, SNP scoring refers to the measurement of the presence or absence of a particular SNP in the genetic sequence of a particular individual. We believe that the mere discovery of SNPs has not been of significant value in the treatment of disease. Unlike SNP discovery, SNP scoring focuses on what we believe is a compelling and potentially more valuable opportunity of correlating a given SNP or combination of SNPs with important medical attributes. Recently reported data indicates that there are in excess of one million SNPs in each individual. While some of these SNPs have obvious and immediate medical relevance, the significance of the vast majority of SNPs is currently unknown. We believe the commercial value of SNPs will be realized by identifying SNPs with medical relevance by performing SNP scoring studies on hundreds of thousands of SNPs in hundreds of thousands of individuals.

   As work on the Human Genome Project continues, the number of identified SNPs will increase dramatically. Scientists and researchers will then need to conduct SNP association studies to find the potential relevance of identified SNPs to human health. As a result, we expect the demand for SNP scoring to increase significantly over the next few years. This increase in demand will be driven not only by a small group of dedicated laboratories conducting large-scale experiments, but also by a large number of smaller research and clinical laboratories conducting a more diverse set of experiments. To find the subset of SNPs that occurs with the greatest frequency in human disease or that are potentially responsible for variations in drug response, hundreds of millions of SNP scores must be made and correlated with health and other features of interest. Research and clinical laboratories will require the use of a highly accurate, high-throughput SNP scoring technology that can be implemented at a competitive cost to find these valuable SNPs.

   The SNP Consortium has published a set of approximately 300,000 SNPs to date. If research laboratories were to score all of these SNPs in a group of 1,000 patients, they would require large-scale experiments consisting of over 300,000,000 individual SNP scores. Since there are many research laboratories currently conducting research on SNPs, we estimate they will require the performance of billions of SNP scores over the next few years and potentially a thousand-fold more over the next decade. Since performing SNP scoring using conventional sequencing methods can cost several dollars per SNP score, these studies would be cost-prohibitive without further technological advancement.


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 Traditional Methods of SNP Analysis and Their Limitations

   Traditional methods for discovering SNPs rely on DNA sequencing, which is currently conducted by large dedicated laboratories using automated instruments. While DNA sequencing is an efficient SNP discovery tool, it is expensive and complex when used to conduct SNP scoring.

   Researchers have developed variations based upon standard DNA sequencing methods, such as DNA hybridization. DNA hybridization relies upon the principle that a unique piece of DNA will hybridize most strongly to its exact complement as opposed to a complement containing a SNP. A significant problem with hybridization as a DNA sequencing method, however, is that it requires ideal testing conditions. Slight changes in temperature, salt concentration or DNA composition will dramatically affect the reliability of the hybridization reaction. As a result, some commercial tests based on hybridization require ten or more repetitive analyses for every SNP scored. While various commercial variations of the hybridization technique have improved the reliability of hybridization, the technique remains complex and costly.

 SNP Scoring Systems

   SNP scoring systems typically contain two basic elements: an instrument platform or "hardware" component and a biochemistry or "wetware" component. The hardware component, which is the instrument platform where the SNP scoring takes place, typically consists of a means of detection, such as fluorescence, mass spectroscopy or optical density; a separation apparatus such as electrophoresis, beads or multi-well plates; and a liquid dispensing apparatus having such features as pipetting or microfluidics. The wetware component, which is a specifically designed set of biochemical reagents, conducts the test, or assay, that recognizes the SNP at the molecular level as being present or absent at its expected location. The actual recognition, or scoring of the SNP, takes place by having molecules bind or react with or near the location of the SNP in a test tube or other suitable chamber. Since the wetware component consists of consumable reagents designed for a specific set of procedures and packaged within a single kit, multiple kits must be purchased for multiple SNP analyses.

   There are certain key criteria of both hardware and wetware components that contribute to the success of the overall SNP scoring system. For the hardware component, these criteria include throughput, cost, flexibility, automation and ease of use. For the wetware component, these criteria include the following:

  . Accuracy. The sensitivity of the biochemistry wetware in accurately recognizing and scoring a single SNP or a group of SNPs in a large group of samples.

  . Flexibility. The adaptability of the biochemistry wetware for use on many different instrument platform hardware systems having various degrees of automation and detection methods.

  . Cost-effectiveness. The cost of the reagents and the labor used to perform each SNP score.

  . Robustness. The ability of the assay to perform well under a variety of experimental conditions and the user-friendliness of the protocol required to conduct the test.

  . Scalability. The ability of the biochemistry wetware to function through a range of production size requirements from single sample tests to large scale mass production.

   Because each SNP scoring customer will have specific system requirements, the ideal SNP scoring system should be capable of addressing all of the criteria described above.

   With the biotechnology and pharmaceutical industries' increased focus on the medical and industrial relevance of SNPs and the increase in the number of discovered SNPs, there is a pressing need for a fast and flexible SNP scoring system that can score SNPs with a higher level of accuracy and at a lower cost than is achievable with alternative methods.


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Orchid's Unique Solutions

 Our Proprietary Wetware -- SNP-IT

   We conduct SNP scoring using our proprietary SNP-IT primer-extension technology. SNP-IT primer extension is a method of isolating the precise location of the site of a suspected SNP and utilizing the inherent accuracy of DNA polymerase to determine the presence or absence of the SNP. In order to conduct SNP-IT primer extension, we first bind a specially synthesized DNA primer to the sample DNA to expose the DNA site of interest where a SNP may be present. We then add DNA polymerase, a naturally occurring molecule that accurately and reliably inserts the appropriate complementary base to a chain of DNA, to extend the DNA chain by one base at the suspected SNP location. We then use one of several conventional methods, including fluorescence, optical density, electrophoresis and mass spectroscopy, to detect this single base extension. The result is a direct read-out method of detecting SNPs that creates a simple binary "bit" of genetic information representing the presence of a SNP in a DNA sample.

   We believe our proprietary SNP-IT primer-extension technology has certain advantages over alternative SNP scoring technologies because it can produce accurate results in less than ideal conditions. Further, our SNP-IT primer-extension technology uses experimental steps and instruments already familiar to technicians and scientists in the life sciences field. SNP-IT primer extension is distinct from other alternative SNP scoring technologies in the following ways:

  . Accuracy. We believe our proprietary technologies permit users to realize higher levels of accuracy without incurring the time and expense of conducting repetitive analyses of the same SNP. Unlike hybridization-based methods, our SNP scoring technologies rely on the inherent accuracy of DNA polymerase. The use of DNA polymerase enables our SNP-IT primer-extension technology to achieve the accuracy and reproducibility of DNA sequencing, while lowering costs and reducing complexity. Since a SNP scoring technology that is susceptible to even a one percent error rate could double the sample requirements and significantly increase the costs of a clinical trial, the degree of accuracy of our SNP scoring technologies should improve the design and reduce the cost of large clinical studies.

  . Flexibility. Our biochemistry wetware component is compatible not only with our hardware platform, but also with the estimated 100,000 other instrument systems already installed around the world. Unlike the wetware components of competing systems, we may apply our wetware to a wide range of formats and systems including: arrays, gels and beads, as well as mass spectroscopy and optical systems. We believe the flexibility of our SNP-IT primer-extension technology will permit us to provide our products and services to customers who use different platforms with a combination of price and performance tailored to their needs.

  . Cost-effectiveness. We expect the use of our SNP-IT primer-extension technology for SNP scoring will reduce the amount of data required to be analyzed when conducting SNP association studies relative to current alternative methods of primer extension. We believe eliminating the need for repetitive SNP scoring tests will reduce costs associated with both clinical trial sample collection and SNP scoring.

  . Robustness. We believe SNP-IT primer-extension technology provides accurate results over a wide range of testing conditions and is less vulnerable to failure or false results if testing conditions are not ideal.

  . Scalability. We believe we are unique in our ability to scale our SNP technologies to meet the needs of prospective customers who will require tests ranging from a single SNP per sample to hundreds of thousands of SNPs on thousands of samples.

There are, however, elements of our SNP-IT technology which may be perceived as limitations by our potential customers. These limitations include:

  . Reliance upon third party prepared primers. The accuracy of results that customers may achieve with our SNP-IT technology and our SNPstream instruments relies upon the accuracy and quality of primers

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   prepared by these customers or third parties. If primers are not properly prepared, our technologies and products may not produce accurate results. Our competitors who use other technologies such as hybridization similarly rely on primers prepared by third parties.

  . Adoption of technology. A number of prospective customers in our industry may be slow to adopt our SNP-IT technology in part, because it has not achieved widespread use in the market and because these customers may not be aware of the advantages of our technologies. Many of our competitors offer more widely recognized technology that may be selected by customers because of the familiarity they may have with our competitor's technology.

  . Reliance upon third party sequence information. Our SNP-IT technology relies on having complete sequence information for the bases surrounding a potential SNP site in order to design a primer that will bind with that SNP. By contrast, our competitors who are engaged in the discovery of SNPs through the use of DNA sequencing do not require sequence information about the bases surrounding a potential SNP site.

 Our Complementary Technologies

   We also have a portfolio of microfluidics technologies which we are applying to the field of SNP scoring. We can use our microfluidics systems to increase the throughput and decrease the costs of SNP scoring. We plan to use our microfluidics technology to synthesize DNA for use as primers in SNP scoring. We can manufacture our primer arrays for use in a wide variety of formats, including industry standard 384-well plates in our MegaSNPatron facility and arrays compatible with other DNA chip systems. This should allow us to format SNP arrays and tailor them rapidly on a project-by-project basis and give us the ability to produce DNA arrays on demand. Microfuidics will also enable us to greatly reduce the amount of costly reagents required for SNP scoring. By applying these technologies, we believe we will be able to both increase the throughput and reduce the cost of SNP scoring.

   We have also developed additional chemistries and technologies which augment our SNP scoring capabilities, including detection methods, target preparation methods, signaling chemistries, surface chemistries, SNP scoring algorithms, primer design software, data management tools and primer extension permutations. We have designed proprietary algorithms which allow for the automated selection of important SNP patterns associated with the scoring of inherited SNPs. Many of our chemistries and technologies involve novel uses of instrumentation, software and technologies that still require validation in commercial applications. Many alternative chemistries and technologies currently in use have been demonstrated to be commercially viable. Nonetheless, rapid changes in the development of technology in the field of genetic diversity can quickly make genetic diversity technologies, including our own, obsolete. We intend to continue to pursue new chemistries and technologies which can improve our core technology position in SNP scoring and analysis.

Genetic Diversity Markets

   Due to the key role of SNPs as indicators of genetic diversity, we believe SNP scoring will have significant applicability in all stages of drug discovery and development. In each of these stages, we believe SNP scoring can provide significant value for our customers while creating market opportunities for us as described below:

 The Use of SNP Scoring in Drug Discovery

  . Target Identification. Researchers can use correlations between individuals with a given disease and SNPs to identify candidate genes that are related to the disease. These genes can then serve as candidate targets for new drug development.

  . Target Validation. A target containing many SNPs is likely to be a poor target for traditional drug discovery since too much variability may lead to a lack of uniform response in a patient population.

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   Researchers can use SNP studies to validate candidate targets by either taking into account the target's variability or by eliminating targets with excessive variability at an early stage of the drug discovery process.

  . Lead Identification. Pharmaceutical companies can identify lead compounds which act not only on the proteins encoded by the target gene, but also the proteins encoded by the SNP variants of the gene. In this manner, they can identify lead compounds that act on multiple versions of a target protein.

  . Lead Validation. Pharmaceutical companies can conduct biological assays on lead compounds against SNP variants of a given protein, thereby validating a lead candidate.

 The Use of SNP Scoring in Drug Development

  . Lead Optimization. Pharmaceutical companies can use studies on known SNP variants of targets to improve existing drugs by seeking broader efficacy over larger patient populations with genetic variations. They can also use SNP scoring to re-evaluate and modify drugs that previously failed or that have been dropped from the market through evaluation of efficacy on specific SNP variants of drug targets.

  . Preclinical Testing. Studies with model systems to correlate drug response or lack of response and metabolism to known SNPs in the target or in related enzymes can yield improved efficacy and permit more accurate safety predictions for a drug.

  . Clinical Trials. Pharmaceutical companies may select patients for clinical trials based on the presence or absence of SNPs known to be associated with drug response. Our technologies may reduce the duration and expense of clinical trials through the use of SNP scoring in smaller patient populations.

 The Use of SNP Scoring in Drug Marketing

  . Market Extension. Pharmaceutical companies can use SNP scoring in marketing programs to expand or extend markets of an existing drug to new patient groups based on SNP variants. This may lead to label extensions and longer commercial lives for existing compounds based on patient SNP type. In addition, these companies may use SNP scoring to exclude patients that are more likely to experience toxicity when treated with a certain drug. This should permit drugs to remain on the market for a longer period of time.

  . Generic Drugs. Pharmaceutical companies can use SNP scoring to discover novel uses of existing non-proprietary drugs, with the potential for new patent protection.

  . Drug Revival. Pharmaceutical companies can use SNP scoring to bring drugs, which previously failed due to adverse drug response or lack of response, back to the market for use on better defined patient populations.

 The Use of SNP Scoring and Other Polymorphism Analyses in Healthcare Delivery

  . Clinical Diagnostics. Healthcare providers can use SNP scoring in patient testing for disease diagnosis or in determining the appropriate medical treatment for a patient.

  . Drug Selection. Healthcare providers can use SNP scoring to tailor formulations of drug treatments selected specifically for a patient having a unique set of SNPs. This could revolutionize drug prescription, significantly reducing erroneous or ineffective prescriptions. They may also use tailored formulations to develop more cost-effective formularies for managed care systems.

  . Medical Treatment Selection. Healthcare providers can use SNP scoring not only for drug selection, but also to modulate drug dosage and to select non-pharmaceutical treatment, such as surgery, in cases where drugs may not be effective in a particular patient. We expect the reduction of the time required to identify an effective treatment will improve medical outcomes.

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  . Transplantation Matching. Genetic variability in genes plays a key role in the success of transplantation therapy. The ability to rapidly and accurately match donated tissues to recipients through polymorphism matching has become increasingly important.

 Potential Impact of SNP Scoring on Our Prospective Markets

   The market potential for SNP scoring is a function not only of the variety of different markets as described above but also of the impact of our SNP scoring technologies on each of these markets. We describe the impact of new and expanding uses of SNP scoring as the lifecycle of a SNP, consisting of the following five stages.

   Stage 1: Discovery. Discovery of a SNP, typically through high-throughput DNA sequencing.

   Stage 2: Confirmation. Confirmation that the suspected SNP is indeed a SNP and not a sequencing mistake or rare mutation. This is accomplished by scoring the SNP on hundreds of patients, plants or animals to determine its frequency of occurrence.

   Stage 3: Association. Association of the confirmed SNP with the occurrence of an adverse drug response, the lack of response to a drug or perhaps the presence or absence of a disease through SNP scoring on a set of patient samples grouped by medical attributes. In this manner, healthcare providers can use SNP associations to determine the optimal drug selection for each patient SNP type.

   Stage 4: Clinical Trials. Use of the knowledge of the presence or absence of one or more SNPs to predict or improve the outcome of clinical trials.

   Stage 5: Diagnostic Testing and Industrial Application. Use of SNPs in the clinical diagnostic testing of a patient to determine appropriate drug or alternative treatment or in industrial applications.

   Each of these stages of the SNP lifecycle represents a separate business opportunity with unique market dynamics and product or service requirements. As a SNP progresses through this lifecycle, the throughput requirements at any given laboratory for scoring this SNP may decrease. However, we expect the number of laboratories performing SNP scoring in these later stages to increase substantially. For example, it may take a laboratory with a throughput of a million SNPs per day to identify the one specific SNP from a potential pool of several thousand that can predict the response to a specific drug. In order to make such association studies commercially viable, the laboratory would probably want to use a SNP scoring technology such as SNP-IT primer extension, that can provide accurate results without the need for repetitive testing. Once a SNP progresses through the SNP association stage, that one SNP might find its way into thousands of clinical laboratories performing tests on a few hundred patients a day in order to complete clinical trials or diagnostic testing. Thus, as the field of genetic diversity matures over the next few years, we expect that researchers will use more and more SNPs in a larger number of smaller laboratories such as clinical laboratories. Following the progression of many SNPs through the early stages of the SNP lifecycle, we expect that our SNP-IT primer-extension technology, which can adapt to existing diagnostic testing instruments, will have significant market appeal.

 Industrial Applications of Genetic Diversity

   Genetic diversity also has many commercial and industrial applications. State and other government agencies can use information related to genetic diversity between individuals to determine identity and paternity. For example, we can test DNA material collected from a crime scene to determine if a particular individual was involved in the crime. Similarly, we can match the DNA of a child to that of the mother and the purported father to determine unambiguously the actual parents of the child. These two applications have revolutionized forensics and child support enforcement. We also test DNA for likely compatibility of organs or tissues for transplantation between individuals. Our technologies enable us to screen large numbers of potential

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donors for compatibility. We estimate that the market size for DNA testing in these areas is more than $100 million per year.

   As with humans, genetic diversity in plants and animals results in differences between species as well as differences in characteristics within the members of given species. For example, plants have genetic variations responsible for differences in crop yield as well as product size and flavor. Animals also have genetic variations responsible for traits such as fertility and resistance to disease. Agricultural companies and livestock breeders can optimize traditional plant hybridization and breeding programs by using genetic variation information to more rapidly attain desired quality traits of plants and animals without engaging in genetic engineering.

Our Business and Commercialization Strategy

   Our objective is to become the premier provider of instruments, consumables, services and technologies for SNP scoring and other genetic diversity tests. The key elements of our strategy to achieve this objective include the following:

 Rapid Commercialization

   We intend to rapidly commercialize our growing line of instruments, consumables and services for SNP scoring. Our product lines currently include our SNPstream hardware instruments, our SNPware wetware consumables and our high-throughput MegaSNPatron facility for SNP scoring services. We intend to expand our existing products and services to offer a wide range of performance options. An example of our SNPstream product line expansion is our collaboration with Luminex.

   We currently sell SNPware consumables for use in SNP scoring and provide non-exclusive, one-time use licenses of our SNP-IT primer-extension technology in connection with each sale solely for the purpose of performing SNP scoring using the quantity of samples and SNPs contained in each kit. We also expect to generate substantial recurring revenues from the sale of our SNPware consumables to purchasers of our SNPstream hardware systems.

   We also intend to expand the market for our SNPware through our platform propagation strategy, which consists of:

  . offering SNPware for use on instruments made and sold by other companies, as we plan to do in our collaboration with Affymetrix, in order to take advantage of their existing marketing and distribution channels;

  . selling SNPware and kits directly to the existing customer base of such companies; and

  . licensing our SNP-IT primer-extension technology to allow certain companies to manufacture kits for SNP scoring for use with their instruments, as we currently do through our agreements with Applied Biosystems and Amersham Pharmacia Biotech.

   We believe our proprietary biochemistry underlying our SNP-IT technology is flexible enough to be adapted to various instrument platforms, including capillary and slab-gel electrophoresis, DNA sequencers, mass spectrometers, optical plate readers, fluorescence plate readers, micro array readers and DNA chip systems. We believe the installed base of these instrument platforms is more than 100,000 instruments in the aggregate. We also believe this strategy will allow us to establish our SNP-IT technology as the leading means of SNP scoring more quickly than if our technologies were limited to a single platform.

 Market Extension

   The pharmaceutical and research communities are currently our largest SNP scoring markets. Although we expect these markets to grow rapidly over the next several years, we believe the application of SNP scoring in the clinical and diagnostic markets, which are still in the early stages of development, has the most significant

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long-term potential. We believe that our market extension strategy leverages our developing research market position, which we expect to expand using our SNPstream and SNPware product lines, as well as the services we conduct in our high-throughput MegaSNPatron facility. As researchers find more medically important SNPs using our technologies, products and services, we believe more suppliers of genotyping services in the clinical and diagnostic markets will select our SNP scoring technologies. Due to the flexibility and scalability of our SNP scoring technologies, we also believe we can readily adapt these technologies to many systems in the clinical and diagnostic markets. As a result, we believe we are well positioned to collaborate with companies with large installed bases of clinical systems.

   We have already started to expand our genetic diversity services by acquiring GeneScreen. GeneScreen sells genetic diversity testing services for use in forensic and paternity testing as well as for improving the success of transplantation of bone marrow. As a result of this acquisition, we believe we are currently the second largest provider of paternity tests in the United States. We intend to consider other acquisition opportunities to further expand applications of SNP scoring in industrial and clinical markets.

   We also intend to expand our markets geographically by establishing SNP scoring facilities and distribution channels in other countries through what we call our Regional GeneScreen Centers. Through this strategy, we intend to rapidly penetrate the global market and form relationships with a diverse group of scientists throughout the world. The Regional GeneScreen Centers are intended to create service revenues, as well as serve as applications laboratories to promote the local sale of our products. We expect to establish the first of these Regional GeneScreen Centers within the next 12 months.

   As the clinical value of SNPs becomes more accepted, we believe consumers will represent a significant potential market for our services. We intend to develop a number of distribution channels to this market, including a Web site based service enabling physicians to order pharmacogenetic tests over the Internet. This service would offer SNP scoring on patient samples. This service would indicate the adverse drug responses to which patients may be susceptible and assist in the selection of drugs which may work best for the patient. We plan to provide a related service to the healthcare industry which we would design to provide important topical information about our available services and the field of pharmacogenetics generally. We plan to provide leadership in establishing high standards of medical ethics, confidentiality and data security in introducing and establishing these services. When implemented, we intend to perform this type of testing at our Regional GeneScreen Centers.

   We also intend to expand into industrial applications of SNP scoring, including agricultural applications which represent a growing market opportunity for our products and services. We believe the SNP scoring needs in the agricultural industry will be similar to those for the pharmaceutical industry and may involve similar products and/or SNP scoring facilities. Therefore, we believe we are well-positioned to take advantage of this market and expect to form additional collaborations with members of the agricultural industry community in the last quarter of 2001.

 Proprietary SNP Value Creation

   We have based our proprietary SNP value creation strategy on the creation of proprietary rights covering the identification of SNPs and their associations to medically important attributes of patients. We believe the knowledge gained from such associations will allow healthcare providers to screen patients more accurately for appropriate medication and treatment. We expect this will result in proprietary rights covering a broad range of new and existing drugs, consisting of both "composition of matter" patents which cover the drugs themselves and "use patents" which extend their label coverage.

   We believe we can also use our proprietary SNP value creation strategy to extend patent coverage on existing drugs as well as drugs that are off patent. We also believe, in some cases, SNP-enhanced

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

pharmaceuticals will be tantamount to novel drugs and we may either license these extended patents to pharmaceutical companies or develop them commercially.

   We believe SNPs will be useful in a variety of research and clinical applications. As researchers and scientists associate SNPs with medically or commercially important attributes, we can assemble them into SNP scoring panels designed for specific applications. Once researchers and scientists find these SNP associations, we expect to file patents on the use of specific SNPs. For example, we could package a panel of five SNPs that were all known to correlate with a lack of response to a certain drug as a SNP scoring kit. Individual patients might be able to benefit from such a SNP panel by receiving an effective drug over a shorter period of time. We believe we can generate revenues from the licensed use of our SNP-IT primer-extension technology as well as from our growing portfolio of proprietary uses of SNPs.

 Sustained Competitive Advantage

   In order to build and sustain our competitive advantage in the field of genetic diversity, we plan to form strategic alliances and scientific collaborations and make strategic acquisitions. We believe our financial and technology positions will make us an attractive partner to a variety of other participants in this industry. We are expanding our paternity, forensic and transplant genetic testing services in our Regional GeneScreen Centers to include new testing services and new groups of customers. Through collaborations and selective acquisitions, we will seek access to distribution channels and opportunities to improve operational efficiencies. We have already formed a number of collaborations with research physicians in what we call our Clinical Genetics Network. Through this network, we believe we will gain access to clinical samples which will enable us to find correlations between SNPs and medically important attributes. This may enable us to create additional intellectual property rights.

   We also intend to continue our aggressive investment in our proprietary technologies through internal development and by licensing third-party technologies. Examples of this include the application of our microfluidics technology to DNA synthesis for use in genomics research and to increase the throughput and reduce the costs of SNP scoring in our MegaSNPatron facility. We will also seek to improve the cost-effectiveness of our products and services through increased automation and development of improved information technologies.

Products and Services

   We are currently marketing or developing the following products and services:

Instruments and Systems -- Hardware

   We have developed our SNP scoring instrument systems using an original equipment manufacturer, or OEM, strategy by modifying instruments already produced by other companies. We intend to continue this OEM strategy to expand the number of instruments that we offer while minimizing the engineering expenses normally associated with the internal development of these systems.

 SNPstream Product Line

   We introduced our SNPstream 25K system in September 1999 and currently have 10 systems in operation. This system is based on an OEM robotic system optimized for use with our proprietary SNP-IT primer-extension SNP scoring assays, formatted in 384-well plates and uses our dedicated consumables and software to provide the user with turn-key SNP scoring capabilities of approximately 25,000 SNPs per day. The equipment manufacturer, Beckman Coulter, installs and services this system, and we support the SNP scoring applications. We intend to develop a medium-throughput version of our SNPstream system that will enable users to analyze approximately 5,000 SNPs per day. In addition, we intend to introduce a low-throughput SNP

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scoring system capable of scoring up to 1,000 SNPs per day. These systems are in development and we expect to begin expected initial commercial testing of the medium-throughput system by the end of 2000.

SNPware Consumables -- Wetware

   Customers may conduct our SNP scoring biochemistry by using a set of approximately 10 reagents. These reagents can be pre-dispensed in the necessary amounts to run a specific number of SNP scores. We assemble this set of reagents along with the labware and instructions in a kit for the convenience of our customers. We intend to sell these kits under our SNPware brand name for use on our own SNPstream systems as well as the systems of other companies. We also intend to market SNPware on one of our Web sites, where customers can order custom panels of SNPs to fit their needs. Our SNPware consumable product line includes the following:

 SNPware 384

   SNPware 384 kits are the custom 384-plate kits supplied with SNPstream 25K, containing optimized reagents and software for performing accurate, robust SNP scoring. We typically format these kits for scoring of specific sets of SNPs at the request of our customers. A given panel may screen thousands of samples for a small number of SNPs.

 SNPcode Kit

   We designed our SNPcode kit for use with the Affymetrix GeneChip system, which will enable users to run SNP-IT primer extension for SNP scoring on the Affymetrix GeneChip system. We currently anticipate launching this kit in the fourth quarter of 2000.

Additional Products

 DNAstream Product Line

   We are designing our DNAstream line of products to enable the simultaneous synthesis of up to 96 oligonucleotides. Purchasers of DNAstream products may use these oligonucleotides as the DNA primers for our SNP-IT primer-extension technology. We are also developing our proprietary microfluidic technology for use in DNA synthesis instruments. We expect the unique control features of our microfluidics chip will enable our customers to use standard chemistry to produce DNA of exceptional purity using controlled pore glass or polystyrene supports in arrays of microreactors. Potential benefits of our DNAstream products include reduced reagent usage and lower cost enabled by the execution of reactions in a microreactor well, rather than on the surface of glass plates or in flow-through cartridges, which are commonly used in current commercial DNA synthesizers. We may also use the high-throughput versions of this line of products internally to produce the DNA required for our high-throughput MegaSNPatron facility and/or offer on a service basis. We currently expect to commence initial commercial testing of the DNAstream product line in 2003.

   In the future, we anticipate commercializing SNP-IT primer-extension technology kits for use on other platforms or for other readout methods, including fluorescence polarization, gel-based sequencers, optical readers and mass spectroscopy.

   The following chart summarizes the important features of our SNPstream, DNAstream and SNPware product lines:

                                                           Expected
                                                           Initial
                             Assay                        Commercial    Expected
       Products            Media Mode   Platform/Readout   Testing       Launch
       --------          -------------- ---------------- ------------ ------------
SNPstream Product Line
SNPstream 25K (high
 throughput)............     Plate           Orchid       completed     launched
SNPstream 5K (medium      Plate, bead        Orchid          2000         2001
 throughput)............ or glass slide
SNPstream 1K (low
 throughput)............     Plate           Orchid          2001         2001

SNPware Product Line
SNPware 384.............   Custom kit        Orchid       completed     launched
SNPcode Kit.............   Custom kit      Affymetrix        2000         2001
Additional SNPware        Generic kits      Multiple     2001 to 2002 2001 to 2003
 Products...............                  instruments
Additional Products
DNAstream 96............  Bead/cleave        Orchid          2003         2004

Services

   We provide, or intend to provide, a variety of genetic diversity services through our high-throughput MegaSNPatron facility and Regional GeneScreen Centers.

 MegaSNPatron Facility Services

   We intend to continue to provide among the highest throughput and most cost-effective SNP scoring services available in the industry. We introduced the first phase of our MegaSNPatron facility in March 1999. We are continuing to expand throughput capabilities in order to perform over one million SNP scores per day by the first quarter of 2001.

  . SNP CONFIRM SERVICES. We offer customers SNP confirmation services in which we score new SNPs and verify the existence of SNPs discovered through DNA sequencing. In the past, we have provided this service to The SNP Consortium.

  . SNP ASSOCIATION SERVICES. We offer our SNP association service to pharmaceutical companies who design and undertake studies in order to discover associations between SNPs and multiple patients' medically important attributes. The discovery of these associations is a critical phase in the lifecycle of a SNP. Further, we also are gathering SNP association data from our Clinical Genetics Network to generate patents covering the use of drugs in conjunction with specific SNPs.

  . SNP WIDEMAP SERVICES. We are able to perform genome-wide SNP studies at the chromosome or genome scale. In order to identify genome regions of interest for further mapping studies and candidate gene location a researcher or scientist typically uses 300 to 3,000 SNPs. We plan to provide this service to The SNP Consortium by utilizing the SNP sets from its discovery effort to determine the frequency with which these SNPs appear in the general population or a specific population subgroup.

 Regional GeneScreen Center Services

  . GENESCREEN IDENTITY SERVICES. We offer a variety of paternity tests, consisting primarily of a standard test involving the mother, child and purported father.

  . GENESCREEN TRANSPLANT TESTING SERVICES. We provide screening test services for the typing of bone marrow specimens containing human leukocyte antigen, or HLA, through both DNA and serological testing.

  . GENESCREEN FORENSIC SERVICES. We test a variety of forensic samples found at crime scenes, such as hair, blood, semen, saliva, skin, bone, muscle tissue and urine, and conduct large scale screening studies for criminal justice agencies.

Technology

 SNP-IT

   An experiment using SNP-IT primer extension would typically include the following steps:

  . Preparation of the target DNA sample. Capture of the target DNA from a patient sample by hybridization is accomplished by the SNP-IT primer, which includes approximately 20 nucleotide bases ending immediately prior to the location of the suspected SNP on the patient's DNA sample.

  . Selective extension of the SNP-IT primer. The SNP-IT primer DNA is increased in length through the use of a labeled DNA base, or primer extension. This primer extension product will only occur when the labeled DNA base available for extension matches the DNA base at the expected location of the SNP in the patient's DNA.

  . Analysis of the SNP-IT primer-extension product.  We can analyze the SNP-
    IT primer extension product by a variety of means depending on the label used, including; fluorescence, optical density and mass spectroscopy. The analysis, or scoring, of the SNP, can thus be accomplished on a wide variety of instrumentation systems and in a variety of formats depending on the design of the steps in the experiment and the selection of the detection technology for the label for the DNA primer extension.

[GRAPHIC APPEARS HERE]

   Since we can perform SNP-IT primer extension in both solution and solid-phase formats, the operational advantages of our system can be significant. We can automate the biochemistry using liquid handling robots and can automate the data acquisition and analysis of test results using readily available array scanners or microtiter plate readers that transmit quantitative information to a computer. We can then automatically interpret this digitized data to provide custom tailored reports and statistical information on SNP scoring results.

   We facilitate the standardization and reproducibility of SNP-IT primer extension by the stable attachment or capture and detection of oligonucleotide primers to the solid phase. This permits large-scale batch preparation of the SNP-IT arrays, signal uniformity and quality control of the test.

 Microfluidics

   Microfluidics is a set of technologies designed to control the flow, reactions and measurements of minute amounts of chemicals and biochemicals in miniaturized systems. Our microfluidics chips are multi-layered devices consisting of arrayed networks of liquid reagent flow paths in channels or conduits. These chips allow the processing of sequential and/or parallel reactions. The reagents conveyed in the conduits and delivered to the location of the reactions can range in volume from nanoliters to milliliters with a typical reactor volume being from 100 to 800 nanoliters. We can use a variety of materials to create our chips, including glass, silicon and polymers. These structures are typically flat and layered to create the desired three-dimensional structures with the required network of fluidic channels in the upper reusable portions and an array of reactors in a consumable lower portion. We employ a variety of means to create the defined fluidic conduits or reactors within our chips, which may include some, but not all of the following: laser ablation, etching, photolithography, milling, molding or embossing.

   Proprietary rights and patents cover our pumping and valving techniques which control the timing, location and amount of desired reagent delivery within our chips. Our proprietary valving technology relies on a capillary break, which halts the reagent flow at a defined expansion point in a fluidic channel. Electrodes in the channel create simple pneumatic or hydraulic pressure and electrohydrodynamic pumping. Once the flow is halted, pressure or electric current can reinitiate the flow.

 Combined Technologies

   We design our microfluidics technologies to drive genetic analysis to higher throughput while achieving lower costs. By applying our SNP-IT primer-extension technology to our two-dimensional arrays of identical reactors and channels, we intend to process in parallel a large number of similar samples to create highly automated internal facilities capable of performing millions of SNP scoring experiments per day. Traditional SNP scoring techniques, including DNA sequencing, cost several dollars per SNP score. We also plan to use our microfluidics technologies to synthesize the DNA for use in our MegaSNPatron facility. We expect that this will accelerate our ability to introduce new SNPs and increase the throughput at this facility. By significantly increasing the throughput of SNP scoring, we intend to significantly reduce the cost of SNP scoring.

Research and Development

   We intend to continue our aggressive investment in our proprietary technologies through internal development and licensing of third-party technologies to increase and improve other characteristics of our systems. We will also continue to invest in improving the cost-effectiveness of our products through automation and information technologies. We are actively pursuing research projects aimed at identifying and developing new technologies to improve and expand on our genetic diversity, microfluidics and software products. These projects involve research conducted by us, collaborations with other researchers and the acquisition of chemistries and other technologies developed by universities and other academic institutions.

Collaborations and Licenses

   A significant element of our business strategy is to enter into collaborative research programs and licenses with major pharmaceutical, biotechnology and agricultural companies which have proven capabilities in gene-based product discovery and commercialization. We believe this strategy will allow us to apply our technologies to a broader range of product development efforts, thereby generating a growing base of intellectual property rights and revenues for us.

   We have entered into collaboration and license agreements with Affymetrix, NEN Life Sciences, Inc., Amersham Pharmacia Biotech, Applied Biosystems, Beckman Coulter and Luminex.

 Affymetrix, Inc.

   In November 1999, as part of our platform propagation strategy, we entered into a Collaboration Agreement with Affymetrix to develop, manufacture, market and sell kits capable of performing SNP-IT-based SNP detection on Affymetrix's GeneChip system and software applications for certain instruments commercialized by Affymetrix. We agreed to collaborate on the development of three types of kits, designated under our agreement as Generic Kits, Standard Kits and Custom Kits. We are responsible for all development costs associated with the development of Generic Kits and Custom Kits and the optimization of the SNP-IT primer-extension tests to be used on the Affymetrix GeneChip system. We will share costs associated with the development of approved Standard Kits. Affymetrix will market and distribute all Generic and Standard Kits developed under the agreement, and we will market and distribute all Custom Kits. Affymetrix has agreed to purchase, and we have agreed to manufacture and supply, all of Affymetrix's requirements of Generic and Standard Kits at agreed-upon prices. The parties have agreed, through a collaboration committee, to set minimum annual sales requirements for Affymetrix in connection with sales of its Generic and Standard Kits. The collaboration committee has not yet set these minimum annual sales requirements and therefore we cannot determine at this time the materiality or the value of this agreement to us or to our business. The collaboration agreement has an initial term of five years and may be renewed for additional one year terms upon written notice by either party to the other. In the event of a breach of this agreement, the non-breaching party may terminate the agreement upon 30 days' written notice for uncured breaches relating to non-payment, and upon 60 days' written notice for all other uncured breaches.

 NEN Life Sciences, Inc.

   In February 2000, we entered into an agreement with NEN Life Sciences, under which NEN has agreed to supply us with all of our required terminators for use in our SNPware kits. Terminators are nucleotides which stop the extension of a DNA chain. In consideration of NEN's agreement to supply us with terminators at preferential prices, we sold to NEN 125,000 shares of our common stock for a purchase price of $750,000 and paid NEN an up-front fee of $750,000. Under the supply agreement we will pay NEN a royalty fee based on our revenues for SNPware kits we sell above a specified sales price. We are also required to purchase minimum quantities of terminators during each year of the agreement as follows: first year $333,000; second year $700,000; third year $990,000; and fourth year $1,320,000. Since the products being supplied are used in our current product and may be used in future products, we will defer and amortize the $750,000 up front fee plus the difference between the fair value of the stock issued to NEN (approximately $1.5 million) over the purchase price for the stock, or a total of $1.5 million over the estimated four year term of the agreement on a straight-line basis. We measured the fair value of the common stock on the date of the agreement as these shares were fully paid and nonforfeitable on that date. Either party can terminate the agreement any time after four years from the commencement date, without cause, upon 90 days prior written notice. Either party can also terminate the agreement for cause, such as a failure to make payments or for any breach that remains uncured 60 days from the receipt of notice of the breach.

 Amersham Pharmacia Biotech, Inc.

   In June 2000, we entered into a license agreement with Amersham Pharmacia Biotech, the life sciences division of Nycomed Amersham Plc, pursuant to which we granted a royalty-bearing, non-exclusive license to Amersham Pharmacia Biotech to use our SNP-IT single base primer-extension technology. Under the terms of the agreement, Amersham Pharmacia Biotech will produce and sell reagent kits and software incorporating our technology to allow researchers to perform SNP analyses on Amersham Pharmacia Biotech's capillary and slab gel DNA sequencers. In addition to licensing fees, we are entitled to receive royalties for the duration of the license agreement. Our agreement with Amersham Pharmaceuticals does not provide for minimum annual sales requirements, and therefore we can not determine at this time the materiality or the value of this agreement to us or our business. This agreement terminates on the date upon which the last of the patents we license to Amersham Pharmacia Biotech expires. In the event of a breach of this agreement, the non-breaching party may terminate the agreement upon 14 days' written notice for uncured breaches relating to non-payment, except for non-payment of license fees, and upon 60 days' written notice for all other uncured breaches.

 Applied Biosystems, Inc.

   In July 2000, we entered into a license agreement with PE Biosystems, now known as Applied Biosystems, a division of PE Corporation, under which we granted a royalty-bearing, non-exclusive license to Applied Biosystems to use our SNP-IT single base primer extension technology. Under the terms of the agreement, Applied Biosystems will produce and sell reagent kits and software incorporating our technology to allow researchers to perform SNP analyses on Applied Biosystems' ABI PRISM(R) DNA sequencers. In addition to licensing fees, we are entitled to receive royalties for the duration of the license agreement. Our agreement with Applied Biosystems does not provide for minimum annual sales requirements, and therefore we can not determine at this time the materiality or the value of this agreement to us or our business. This agreement terminates on the last day upon which the last of the patents we licensed to Applied Biosystems expires. In the event of a breach of this agreement, the non-breaching party may terminate the agreement upon 14 days' written notice for uncured breaches relating to non-payment, except non-payment of license fees, and upon 60 days' written notice for all other uncured breaches.

 The SNP Consortium Ltd.

   In July 2000, we expanded our collaboration with The SNP Consortium pursuant to which we will perform certain SNP scoring services for determining the frequency with which at least 60,000 SNP genomic markers appear in the general population or in a specific population subgroup. The term of this collaboration is through the earlier of March 1, 2001 or completion of the project. We will bear all costs to perform these services. As part of this collaboration, we will accelerate the hiring of personnel for, and use of SNPware consummables in, our MegaSNPatron facility, resulting in additional research and development expenses over the next six to twelve months of between $3 and $6 million. We will additionally need to accelerate previously planned capital expenditures of approximately $4 million relating to the build-out of our MegaSNPatron facility. Under our agreement, we have the right to commercialize primers and certain technology we develop as a result of performing these services, including any improvements to our primer-extension technology, subject to the intellectual property rights related to the assay data retained by The SNP Consortium.

 Other Licenses and Collaborations

   In addition, in the past, we have entered into license and collaboration agreements with respect to our microfluidics technology with Motorola and various other third parties which are nearing completion and which are not material to our SNP scoring business. We intend to continue to enter into similar agreements to enable us to apply our microfluidics technologies for use in our SNP scoring products and services.

Customers

   We have entered into licensing arrangements with certain customers with respect to SNP-IT primer-extension technology. We typically structure these arrangements, such that we receive licensing fees and royalty payments for the use of our SNP-IT primer-extension technology in our customers' products. We intend to continue to enter into similar arrangements in the future. We have also offered our SNPstream system hardware in two basic transactions, either a purchase and sale transaction or an arrangement in which the customer takes possession of the system and pays an access fee for its use. SNPware consummables are sold to these customers for use with the systems. We have also targeted biotechnology and pharmaceutical companies that utilize different hardware to perform SNP scoring and have established marketing and distribution channels. We also perform SNP scoring services on a fee-for-service basis. Our customers include SmithKline Beecham, Monsanto, Bristol-Myers Squibb and Millennium Pharmaceuticals and the SNP Consortium. We have placed four instruments from our SNPstream product line with our customers.

Manufacturing and Suppliers

   We manufacture SNPware consummables at our Princeton, New Jersey facility. We believe we currently have sufficient manufacturing capacity to meet commercial demand for our products through 2001. Although our manufacturing capacity may be scaled up at our facility, we may need to acquire additional facilities during the period from 2001 to 2002 and beyond. We plan to increase our manufacturing capacity by building out or constructing additional facilities which we believe will be completed within the next 12 months. We may need to enter into manufacturing arrangements with third parties to produce commercial quantities of our products.

   Our manufacturing facility is designed to optimize material flow and personnel movement with centrally located manufacturing and quality control operations. We produce critical components in an environmentally controlled clean room which is isolated from the rest of the facility. We are planning to comply with quality system requirements, or QSRs, analyte-specific reagents, or ASRs, and ISO 9001 registration standards over the next two years. Access and safety features are designed to meet federal, state and local health ordinances.

   We rely on outside vendors to manufacture a number of components of our SNPstream system and some reagents which we provide in our SNPware kits. We have agreements with Beckman Coulter for the components of our SNPstream system and NEN Life Sciences, Inc. for some of the key reagents in our SNPware kits. We also have an agreement with Motorola that relates to the manufacture and supply of our microfluidics chips. We also currently rely on DNA provided by suppliers and rely on other third parties to perform DNA synthesis for us.

   We are establishing a company-wide enterprise resource planning system to manage and control our material and product inventories. This system will encompass product costing, materials procurement, production planning and scheduling, inventory tracking and control and batch records, with links to document control for all manufacturing, quality control, quality assurance and regulatory compliance procedures.

   We also perform service testing at all of our facilities. Three of our facilities have the Clinical Laboratory Improvement Act, or CLIA, accreditations necessary to be in compliance with the required regulations.

Distribution

   We intend to expand our business internationally by establishing relationships with distributors in several countries. In larger countries, we will consider establishing our own direct sales force. We established a European subsidiary, Orchid BioSciences Europe, Ltd., in Oxford, United Kingdom in July 2000. We intend to use our international operations as service locations and redistribution centers for our consumables.

Intellectual Property

   We have implemented and continue to implement an aggressive patent strategy designed to provide us with a unique proprietary position in the fields of pharmacogenetics and microfluidics. This strategy will continue to focus on protecting and commercializing our current and future products. Our patent portfolio reflects our international ambitions and includes pursuing patent protection in many of the industrialized nations of the world. We currently own, or have exclusive licenses to, 48 United States patents and 8 foreign patents, and have received notices of allowance for 3 additional U.S. and 1 Australian patent applications. Additionally, we have 173 pending patent applications of which 66 are United States applications and 107 are foreign patent applications.

   Our commercial success will also depend, in part on our ability to obtain patent protection on the SNPs for which we discover utility and on the products, methods and services for which we base such discoveries. We have sought and intend to continue to seek patent protection for novel uses of SNPs, which may have initially been patented by third parties. In such cases, we may need to license these SNPs from the patent holders to make, use of or sell products using these SNPs.

   We also rely on both patent and trade secret protection of our intellectual property. Complex legal and factual determinations and evolving laws make patent protection uncertain. As a result, we cannot be certain that patents will be issued from any of our patent applications or from applications licensed to us or that any issued patents will have sufficient breadth to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do U.S. and Canadian laws.

   We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Most of our employees and consultants also sign agreements requiring that they assign to us their interests in discoveries, inventions, patents and copyrights arising from their work for us, maintain the confidentiality of our intellectual property, and refrain from unfair competition with us during their employment and for a period of time after their employment with us, which includes solicitation of our employees and customers. We cannot assure you that these agreements will not be breached or invalidated. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets or other technologies.

   In the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technologies licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without any merit or whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technologies, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business and financial condition.

Competition

   The markets for our products are competitive, and we expect the intensity of competition to increase. Currently, we compete primarily with other companies that are pursuing technologies and products that are similar to our technologies and products. Some of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development and commercialization than we have. Moreover, some competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. These competitors and other companies may have developed or could in the future develop new technologies that compete with our products or which could render our products obsolete. We cannot assure you that we will be able to make the enhancements to our technologies necessary to compete successfully with newly emerging techniques.

   In the SNP scoring field, we compete with several companies offering alternative technology concepts based on indirect detection of the molecule through hybridization and/or labeling. These companies include: Affymetrix, Inc., Amersham Pharmacia Biotech Ltd., Applied Biosystems, Inc., Genometrix Inc., Illumina, Inc., Nanogen, Inc., Pyro Sequencing Inc., QIAGEN Genomics Inc., Sequenom, Inc. and Third Wave Technologies, Inc.

   Our principal competitors in the field of pharmacogenetics research and development include: Celera Genomics Corporation, CLONTECH Laboratories, Inc., CuraGen Corporation, Genaissance Pharmaceuticals, Inc., GENSET Corp., Millennium Pharmaceuticals, Inc., Myriad Genetics, Inc. and Variagenics, Inc. Our competitors in the field of DNA testing include: Identagene Corporation, Laboratory Corporation of America and Lifecodes Corporation, and in the field of microfluidics include: ACLARA Biosciences Corporation and Caliper Technologies Corporation.

Government Regulation

   While most of our initial research products will not be subject to government regulation, we anticipate the manufacturing, labeling, distribution and marketing of some or all of our future diagnostic products and services developed or performed using our SNP-related technologies or microfluidics will be subject to government regulation in the United States and in certain other countries.

   In the United States, the FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that companies market as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analyses, and, using those reagents, develop and prepare their own finished diagnostic tests. The FDA has not generally exercised regulatory authority over these individual reagents or the finished tests prepared from them by the clinical laboratories. The FDA has recently proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under CLIA as high complexity laboratories. We intend to market some diagnostic products as finished test kits or equipment and others as individual reagents. Consequently, some or all of these products will be regulated as medical devices. The American Association of Blood Banks, or AABB, has accredited our CLIA laboratories. The AABB does not permit publicly funded DNA testing services to be offered together with privately funded testing services in a CLIA laboratory. As a result, we must maintain the separation of our DNA testing services or risk losing our accreditation, which would adversely affect our business.

   The FDA has also adopted a set of regulations known as Analyte Specific Reagents, or ASRs, which cover the production of assays and their components consistent with Good Manufacturing Practices for use in clinical research and by clinical reference laboratories producing their own assays. We are planning to satisfy these ASR guidelines within two years in connection with our manufacture of any SNPstream product that these guidelines may affect.

   The Food, Drug, and Cosmetic Act requires that medical devices introduced to the United States market, unless exempted by regulation, be the subject of either a premarket notification clearance, also known as a 510(k) or an approved premarket approval application, or PMA. Some of our products may require a PMA and others may require a 510(k). With respect to devices reviewed through the 510(k) process, we may not market a device until the FDA agrees that the product is substantially equivalent to a legally marketed device known as a "predicate device." A 510(k) submission may involve the presentation of a substantial volume of data, including clinical data, and may require a substantial FDA review. The FDA may agree that the product is substantially equivalent to a predicate device and allow the product to be marketed in the United States. The FDA, however, may (i) determine that the device is not substantially equivalent and require a PMA, or (ii) require further information, such as additional test data, including data from clinical studies, before it is able to make a determination regarding substantial equivalence. By requesting additional information, the FDA can further delay market introduction of our products. If the FDA indicates that a PMA is required for any of our products, the application may require extensive clinical studies, manufacturing information and likely review by a panel of experts outside the FDA. The FDA could also require us to conduct clinical studies to support either a 510(k) submission or a PMA application in accordance with FDA requirements. Failure to comply with FDA requirements could result in the FDA's refusal to accept the data or the imposition of regulatory sanctions. FDA approval of a PMA application could take significantly longer than a 510(k) approval.

   Medical device laws and regulations are also in effect in many countries in which we may do business outside the United States. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. We cannot assure you that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining any such foreign regulatory approvals. In addition, the export by us of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Medical laws and regulations are also in effect in some states in which we do business. The failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have a material adverse impact on our business and results of operations.

   Our current DNA testing laboratories are regulated under CLIA. The intent of CLIA is to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostic tests, waived, moderately complex and highly complex, and the standards applicable to a clinical

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

laboratory depend on the level of the tests it performs. Therefore we cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a material adverse impact on us by limiting the potential market for our DNA testing services.

   We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business and results of operations.

Employees

   As of September 11, 2000, we employed 272 persons, of whom 43 hold Ph.D. or M.D. degrees and 30 hold other advanced degrees. Approximately 52 employees are engaged in research and development, 23 employees are engaged in business development, sales and marketing, 140 employees are engaged in manufacturing and DNA testing services and 57 employees are engaged in intellectual property, finance and other administrative functions. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We believe we maintain good relations with our employees.

Facilities

   We lease three facilities which provide us with approximately 44,000 square feet for our operations in Princeton, New Jersey which serve as our headquarters and as the base for marketing and product support operations, research and development and manufacturing activities. We also lease an approximately 19,000 square foot facility in Dallas, Texas; an approximately 12,500 square foot facility in Dayton, Ohio; and an approximately 5,100 square foot facility in Sacramento, California. The latter three facilities include CLIA approved laboratories where our genetic DNA diversity testing services are located. We currently believe our facilities are sufficient to meet our space requirements through the year 2000.

Legal Proceedings

   We have been in discussions with St. Louis University of St. Louis, Missouri regarding its belief that our SNP scoring technology infringes certain claims under U.S. patent 5846710, which is controlled by the University. Although we are confident that our SNP scoring technology does not infringe any claims under the University's patent, we nonetheless entered into discussions with the University regarding the scope of these claims in the hope of resolving the issue. Upon our failure to reach agreement with the University, in August 2000 we filed a lawsuit against the University in the U.S. District Court for the Southern District of California, Case No. 00CV1558L (JFS), seeking declaratory judgment of non-infringement, invalidity and non-enforceability with respect to the University's patent. While we believe that our position in this action is strong, patent litigation is complex and likely will result in claims against us, including patent infringement. As a result, the outcome of this action is uncertain. Furthermore, while we are seeking declaratory judgment in this action, the lawsuit could take significant time, be expensive and divert our management's attention from other business concerns.

   Other than as described above, we are not a party to any material legal proceedings. We are engaged in discussions with Motorola in an attempt to resolve certain areas of disagreement that have arisen under our existing collaboration in the area of microfluidics. The primary issue of disagreement between the parties relates to whether, under the terms of our agreement, Motorola has a right to obtain a license to our SNP-IT technology for use with Motorola's microfluidic chips. While we believe that, under the terms of our agreement, Motorola has no rights to our SNP-IT technology, we cannot assure you that we can reach agreement with Motorola on this issue or that we would prevail if this dispute were to develop into arbitration or litigation. Furthermore, we are likely to incur substantial costs and expend substantial personnel time in resolving this issue if it becomes the subject of arbitration or litigation. Nonetheless, we believe that, even if we fail to successfully resolve this issue or to prevail in any such arbitration or litigation, we would only be obligated to grant Motorola a non-exclusive license to use our SNP-IT technology with their microfluidic chips on terms no less favorable than those offered to other licensees. We do not believe that this result is likely to have a material adverse affect on our business or financial condition.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and key employees and their respective ages and position(s) as of August 31, 2000 are as follows:

                     Name                     Age            Position
                     ----                     ---            --------
 Dale R. Pfost, Ph.D.........................  43 Chairman, Chief Executive
                                                  Officer, President
 Donald R. Marvin............................  48 Senior Vice President, Chief
                                                  Financial Officer, Chief
                                                  Operating Office and
                                                  Secretary
 Christopher P. Ashton, Ph.D.................  40 Vice President and Managing
                                                  Director of European
                                                  Operations
 Michael T. Boyce-Jacino, Ph.D...............  41 Vice President of Research
                                                  and Development
 Keith W. Brown..............................  47 Vice President and General
                                                  Manager of GeneScreen
 Russell T. Granzow..........................  37 Vice President of Business
                                                  Development, Sales and
                                                  Marketing
 Barbara L. Lindheim.........................  52 Vice President of Strategic
                                                  Corporate Communications
 Sarajane N. Mackenzie.......................  45 Vice President of Human
                                                  Resources and Chief People
                                                  Officer
 Scott Rakestraw, Ph.D.......................  38 Executive Director of
                                                  Therapeutics Business
                                                  Development
 Gary J. Schnerr.............................  56 Executive Director of
                                                  Engineering and Manufacturing
 Robert C. Giles, Ph.D.......................  47 Science Director of
                                                  GeneScreen
 Gary A. Beaudry, Ph.D.......................  44 Senior Director of Genotyping
                                                  Operations
 Kevin J. Bertone............................  41 Senior Director of Corporate
                                                  Services
 Denis M. Grant, Ph.D........................  43 Senior Director of
                                                  Pharmacogenetics
 Kevin B. Nash, Esquire......................  36 Senior Director of Licensing
                                                  and Intellectual Property
                                                  Counsel
 Frank A. Shemansky, Jr., Ph.D...............  39 Senior Director of
                                                  Microsystems Development
 Joseph M. Warusz, CPA.......................  44 Senior Director of Finance
 William M. Testa, CPA.......................  35 Corporate Controller
 Sidney M. Hecht, Ph.D.(1),(2)...............  55 Director
 Samuel D. Isaly(1),(2)......................  55 Director
 Jeremy M. Levin, D.Phil., MB.BChir.(1),(2)..  45 Director
 Ernest Mario, Ph.D.(2)......................  61 Director
 George Poste, DVM, Ph.D.....................  55 Director
 Robert M. Tien, M.D., M.P.H. ...............  42 Director
 Anne M. VanLent(1)..........................  52 Director

---------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

   Dale R. Pfost, Ph.D. has served as our Chairman, Chief Executive Officer and President since November 1996. Dr. Pfost has also served as the Chairman and President of GeneScreen, Inc. and GeneShield.com., Inc., two of our subsidiaries, since December 1999 and October 1999, respectively. Dr. Pfost has also served as a Director of Orchid BioSciences Europe Limited, our U.K. subsidiary, since its inception in July 2000. From 1988 to 1996, Dr. Pfost was the President and Chief Executive Officer of Oxford GlycoSciences, a leader in proteomics and glycobiology. From 1982 to 1984, Dr. Pfost was the President and a founder of Infinitek, Inc., the company that developed the Biomek 1000. From 1984 to 1988, Dr. Pfost served as the General Manager of the Robotics and Automated Chemistry Systems business at SmithKline Beecham following its acquisition of Infinitek. Dr. Pfost received his B.S. in Physics from the University of California Santa Barbara and his Ph.D. in Physics from Brown University.

   Donald R. Marvin has served as our Senior Vice President, Chief Operating Officer and Secretary since November 1997 and has served as our Chief Financial Officer since February 2000. Mr. Marvin has also served as a Director and the Vice President of GeneScreen, Inc. and GeneShield.com, Inc., two of our subsidiaries, since December 1999 and October 1999, respectively. Mr. Marvin has also served as a Director and Secretary of Orchid BioSciences Europe Limited, our U.K. subsidiary, since its inception in July 2000. From 1994 to 1997, Mr. Marvin was the founder and President of Cairn Associates Inc., a firm providing management and financial services to emerging growth life services companies. From 1986 to 1994, Mr. Marvin was President and Chief Executive Officer of Diatron Corporation, a biomedical company developing fluorescence-based instrument systems for the clinical diagnostics industry. Mr. Marvin received his B.S. in Microbiology from Ohio State University and his M.B.A. from Iona College. Mr. Marvin serves on the Board of Directors of GenoVision AS, a diagnostic test systems company.

   Christopher P. Ashton, Ph.D. has served as our Vice President and Managing Director of European Operations since May 2000. Dr. Ashton has also served as a Director of Orchid BioSciences Europe Limited, our U.K. subsidiary, since September 2000. From 1999 to 2000, Dr. Ashton was Commercial Director at Inpharmatica Ltd. From 1992 to 1999, Dr. Ashton was Business Development Director and Marketing Director at Oxford GlycoSciences, plc. From 1985 to 1992, Dr. Ashton was European Marketing Manager at Applied Biosystems, Inc. Dr. Ashton received his B.S. in Biochemistry and his Ph.D. in Organic Chemistry from the University of Manchester Institute of Science and Technology.

   Michael T. Boyce-Jacino, Ph.D. has served as our Vice President of Research and Development since September 1998. From 1991 until our acquisition of Molecular Tool, Inc. in 1998, Dr. Boyce-Jacino served in various capacities at Molecular Tool as a scientist, General Manager and Director, Research and Development and most recently President. Dr. Boyce-Jacino received his B.S. in Medical Microbiology from the University of Wisconsin Madison, and his Ph.D. in Microbiology from the University of Minnesota.

   Keith W. Brown has served as our Vice President and General Manager of our GeneScreen business, since January 2000. Mr. Brown co-founded GeneScreen in 1987 and from 1988 through December 1999 served as its President and Chief Executive Officer. Mr. Brown received his B.S. in Computer Science and Statistics from the University of Manitoba and his M.B.A. from Harvard Graduate School of Business Administration.

   Russell T. Granzow has served as our Vice President of Marketing, Sales and Business Development since 1997. From 1996 to 1997, Mr. Granzow served as Manager, Business Development at Sarnoff Corporation. Mr. Granzow was a founder of Pharmacia Biosensor, now BIAcore, and from 1992 to 1996 served in various positions, most recently as Manager, Marketing and Business Development. Prior to 1992, Mr. Granzow was involved in drug discovery in the Inflammation Group at Schering-Plough Corp. Mr. Granzow received his B.S. in Biochemistry from the University of Illinois.

   Barbara L. Lindheim has served as our Vice President of Strategic Corporate Communications since April 2000. From 1998 to 2000, Ms. Lindheim was Senior Vice President at Edelman Public Relations Worldwide. From 1996 to 1998, Ms. Lindheim was Senior Vice President at Noonan/Russo Communications, Inc. and from 1995 to 1996, Ms. Lindheim was an independent consultant to the pharmaceutical and biotechnology industries. Prior to 1995, Ms. Lindheim held strategic marketing positions at Pfizer, SmithKline, Sterling Winthrop and SmithKline Beecham. Ms. Lindheim received her B.S. from Cornell University, her M.B.A. from Harvard Business School and her M.P.A. from the Woodrow Wilson School at Princeton University.

   Sarajane N. Mackenzie has served as our Vice President of Human Resources and Chief People Officer since January 2000. From 1998 to 1999, Ms. Mackenzie was founder and President of Mackenzie Strategic Human Resources, Inc., a consulting firm. From 1987 to 1997, Ms. Mackenzie was with Novo Nordisk A/S, first as head of international human resources and then as Vice President of Human Resources for their U.S. affiliate. Ms. Mackenzie received her B.A. in Psychology from the University of California at Santa Cruz, and her M.S. in Organization Development and Human Resources from the University of San Francisco.

   Scott Rakestraw, Ph.D. has served as our Executive Director of Therapeutics Business Development since May 2000. From 1997 to 2000, Dr. Rakestraw served as Vice President of Business Development and General

Manager of the Biomedical Business Unit at Altus Biologics Inc. From 1990 to 1997, Dr. Rakestraw was at DuPont, where he held increasingly senior positions in Business Development, Research and Development and Marketing. Dr. Rakestraw received his B.S. in Chemical Engineering from the University of Illinois and his Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

   Gary J. Schnerr has served as our Executive Director of Engineering and Manufacturing since May 1998. From 1993 to 1997, Mr. Schnerr served as Vice President Manufacturing and Technology of Peak Instruments. From 1985 to 1993, he served as Vice President of Operations at Applied Color Systems. Mr. Schnerr received his B.S. in Electrical Engineering from Drexel University and his M.B.A. in Marketing/Finance from the Wharton School of the University of Pennsylvania.

   Robert C. Giles, Ph.D. has served as our Science Director of our GeneScreen business since January 2000. Dr. Giles co-founded GeneScreen in October 1987 and most recently served as Corporate Science Director and Operations Manager of its Dallas facility through December 1999. Dr. Giles has served as an auditor for laboratory accreditation for human parentage testing for the American Association of Blood Banks since 1995. Dr. Giles received his B.S. in General Science and his M.S. in Microbiology from Mississippi State University and his Ph.D. in Immunology and Medical Microbiology from the University of Florida.

   Gary A. Beaudry, Ph.D. has served as our Senior Director of Genotyping Operations since July 2000. From 1998 to 2000, Dr. Beaudry served as Scientific Leader and Section Head for the Molecular Biology Department at Roche Vitamins, Inc. of Hoffman-La Roche. From 1992 to 1998, Dr. Beaudry was at Genzyme Corporation, where he held many positions and most recently served as Associate Scientific Director and Head of the genomics program. Dr. Beaudry received his B.S. in Biology from the University of Connecticut and his Ph.D. in Biochemistry from Wake Forest University Medical Center.

   Kevin J. Bertone has served as our Senior Director of Corporate Services since May 2000. From 1989 to 2000, Mr. Bertone was at Novo Nordisk Pharmaceuticals Inc., where he held several positions and was most recently Senior Director of Corporate Services. From 1979 to 1989, Mr. Bertone was at Carter-Wallace Inc., where he was most recently Manager of Office Services. Mr. Bertone became a Certified Facility Manager in 1997.

   Denis M. Grant, Ph.D. has served as our Senior Director of Pharmacogenetics since May 1999. From 1995 to 1998, Dr. Grant was a Senior Scientist in the Genetics and Genomic Biology Program, Research Institute at the Hospital for Sick Children in Toronto, Canada. Prior to joining the Hospital for Sick Children Dr. Grant was a faculty member in the Department of Pharmacology at the University of Toronto. Dr. Grant received his B.S. in Biochemistry from McMaster University and his Ph.D. in Pharmacology from the University of Toronto.

   Kevin B. Nash, Esq. has served as our Senior Director of Licensing and Intellectual Property Counsel since April 1999. From 1995 to 1998, Mr. Nash was patent counsel for Integra Life Sciences Corporation. Prior to joining Integra Life Sciences he was a special project assistant in the Office of Technology Licensing at Stanford University. Mr. Nash received his B.A. in Genetics from University of California, Berkeley and his J.D. from Golden Gate University School of Law.

   Frank A. Shemansky, Jr., Ph.D. has served as our Senior Director of Microsystems Development since March 1999. From September 1991 to March 1999, Dr. Shemansky worked at Motorola, Inc., where he held several positions and was most recently Manager of Sensor Technology Development for the Semiconductor Products Sector. Dr. Shemansky received his B.S. in Chemical Engineering from The Pennsylvania State University, and his M.S. and Ph.D. in Chemical Engineering from Arizona State University.

   Joseph M. Warusz, CPA has served as our Senior Director of Finance since May 2000. From 1998 to 1999, Mr. Warusz served as Vice President and Chief Financial Officer for Nexmed, Inc., a start-up drug development company. From 1983 to 1998, Mr. Warusz was at Bristol-Myers Squibb, where he held many positions and most recently served as Director of Contract Compliance and Analysis. Mr. Warusz received his B.S. in Accounting and M.B.A. from Drexel University and is a Certified Public Accountant.

   William M. Testa, CPA has served as our Corporate Controller since February 1998. From 1996 to 1998, Mr. Testa worked as a tax accountant for Sarnoff Corporation, where he was involved in maintaining the accounting functions of several spin-off companies, including ours. From 1994 to 1996, Mr. Testa served as the Controller of a manufacturing company. Prior to that, he spent seven years in public accounting. Mr. Testa received his B.S. in Accounting from Rider College and is a Certified Public Accountant.

   Sidney M. Hecht, Ph.D. has served as a member of our Board of Directors since 1995. He has served as John W. Mallet Professor of Chemistry and Professor of Biology at University of Virginia since 1978. From 1981 to 1987, Dr. Hecht held concurrent appointments first as Vice President, Preclinical Research and Development, and then Vice President, Chemical Research and Development at SmithKline & French Laboratories, where he was appointed a Distinguished Fellow. From 1971 to 1979, he was Assistant Professor and then Associate Professor of Chemistry at the Massachusetts Institute of Technology. Dr. Hecht received his B.A. in Chemistry from the University of Rochester and his Ph.D. in Chemistry from the University of Illinois.

   Samuel D. Isaly has served as a member of our Board of Directors since February 1998. He has served as the Managing Member of OrbiMed Advisors LLC since January 1998. Mr. Isaly founded the investment consulting firm Mehta and Isaly in 1989, which provided consulting and investment management services to the biotechnology and healthcare industries, where he was a General Partner until 1998. He received his B.A. from Princeton University and his M.Sc. in International Economics, Mathematics and Econometrics at the London School of Economics, where he was a Fulbright Scholar.

   Jeremy M. Levin, D.Phil., MB.BChir. has served as a member of our Board of Directors since May 1998. From 1996 to 2000, Dr. Levin served as the Chairman of Physiome Sciences, Inc., and was appointed as Physiome Sciences' Chief Executive Officer in 2000. From 1998 through 1999, he was Managing Director of Perseus Capital LLC and from 1992 to 1998, Dr. Levin served as the President and Chief Executive Officer of Cadus Pharmaceutical Corporation, where he also served as Chairman from 1996 to 1998. Prior to 1992, Dr. Levin was a Vice President at IG Laboratories, a wholly owned subsidiary of Genzyme Corporation. Dr. Levin has served on a number of public biosciences companies and on the Executive Committee and the Emerging Companies Section of the Biotechnology Industry Organization and on the Board of Vialactia, an agricultural genetics company. Dr. Levin received an MB.BChir. from the University of Cambridge and a D.Phil. in DNA structure from the University of Oxford.

   Ernest Mario, Ph.D. has served as a member of our Board of Directors since March 2000. Since 1993, Dr. Mario has served as Chairman and Chief Executive Officer of ALZA, a designer and producer of therapeutic drug delivery systems. From 1986 to 1993, Dr. Mario was at Glaxo, where his most recent position was Deputy Chairman and Chief Executive of Glaxo Wellcome. From 1977 to 1985, Dr. Mario worked with Squibb Corporation where he served most recently President and Chief Executive Officer of its medical products division and as a member of the Board of Directors for the company. Dr. Mario currently serves as Chairman of the Board of the Duke University Health System and the American Foundation for Pharmaceutical Education. Dr. Mario received his B.S. degree in pharmacy from Rutgers University and his M.S. and Ph.D. degrees in physical science from the University of Rhode Island.

   George Poste, DVM, Ph.D. has served as a member of our Board of Directors since March 2000. He currently serves as Chief Executive Officer of Health Technology Networks, a consulting group specializing in the impact of genetics, computing and other advanced technologies on healthcare research and development and internet-based systems for healthcare delivery. From 1992 to 1999, Dr. Poste was President of Research and Development, Chief Science and Technology Officer and a member of the Board of Directors at SmithKline Beecham. Dr. Poste is a non-executive chairman of diaDexus, LLC, the joint venture in molecular diagnostics between SmithKline Beecham and Incyte Pharmaceuticals, and a non-executive chairman of Structural GenomiX. He serves on the Board of Directors of Maxygen, Inc. and Illumina, Inc. Dr. Poste received his degree in veterinary medicine and his Ph.D. in virology from the University of Bristol, England. He is a Board-certified pathologist and a Fellow of the Royal Society.

   Robert M. Tien, M.D. M.P.H. has served as a member of our Board of Directors since February 2000. He is Founder and Chairman of Electronic Business International and Vice President and member of the International Scientific Advisory Board for the American Academy of Anti-Aging Medicine. He has several academic and hospital appointments, including a tenured Professorship at Duke University Medical Center, where his most recent positions included Director of Neuroradiology and Director of Neuro-MR from 1991 to 1996. He has authored or co-authored more than 160 papers. Dr. Tien received his B.S. and M.D. from the National Taiwan University and School of Medicine and his Master of Public Health, or M.P.H., from Harvard University Graduate School of Public Health.

   Anne M. VanLent has served as a member of our Board of Directors since June 1999. She has served as Vice President, Ventures of Sarnoff Corporation since July 1997. From March 1994 to July 1997, she was the founder and President of AMV Associates, which provides consulting services to emerging growth life sciences companies. Ms. VanLent received her B.S. in Physics from Mount Holyoke College and completed a graduate fellowship at Universite de Strasbourg, Strasbourg, France. She serves on the Board of Directors of Penwest Pharmaceuticals Co. and i-STAT Corp., both publicly traded life science companies, as well as several private companies.

Composition of the Board of Directors

   Our Board of Directors is divided into three staggered classes. The Board consists of two Class I directors (Ms. VanLent and Dr. Hecht), three Class II directors (Drs. Tien, Levin and Mario) and three Class III directors (Drs. Pfost and Poste and Mr. Isaly). At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of our stockholders to be held during calendar years 2001, 2002 and 2003, respectively.

   Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

   Our Board of Directors has standing audit and compensation committees. The audit committee consists of Dr. Hecht, Mr. Isaly, Dr. Levin and Dr. Mario. The audit committee oversees the engagement of our independent public accountants, reviews the annual financial statements and the scope of the annual audits and considers matters relating to accounting policy and internal contracts. The compensation committee reviews, approves and makes recommendations to our Board of Directors concerning our compensation practices, policies and procedures for our executive officers, including our Chief Executive Officer. The compensation committee's duties include the administration of our 1995 Stock Incentive Plan and 2000 Employee, Director and Consultant Stock Plan. The compensation committee is currently composed of Dr. Hecht, Mr. Isaly, Dr. Levin and Ms. VanLent.

Compensation Committee Interlocks and Insider Participation

   Dr. Hecht, Mr. Isaly, Dr. Levin and Ms. VanLent, all of whom are non-employee directors, constitute our compensation committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Scientific Advisory and Medical Advisory Boards

   Our Scientific Advisory and Medical Advisory Boards consist of individuals with demonstrated expertise in various fields who advise us concerning long-term scientific and medical planning, research and development. Members also evaluate our research program, recommend personnel to us and advise us on technology and medical matters.

 Scientific Advisory Board

   Dr. Sidney M. Hecht has served as Chairman of our Scientific Advisory Board since March 1997. Dr. Hecht is the John W. Mallet Professor of Chemistry and Professor of Biology at University of Virginia. A member of our Board of Directors, Dr. Hecht has been an Alfred P. Sloan Fellow and a John Simon Guggenheim Fellow. Throughout his career, Dr. Hecht has been the recipient of numerous distinguished awards, including the 1996 Cope Scholar Award of the American Chemical Society and Virginia's Outstanding Scientist for 1996. He is also the author or co-author of more than 250 scientific papers. Dr. Hecht received his B.A. in Chemistry from the University of Rochester and his Ph.D. in Chemistry from the University of Illinois.

   Dr. Leroy Hood has been President, Director and Founder of the Institute for Systems Biology in Seattle since 1999. Previously, Dr. Hood was at the University of Washington, where he created the cross-disciplinary Department of Molecular Biotechnology and was the William Gates III Professor of Biomedical Sciences. Dr. Hood was also at the California Institute of Technology where his efforts helped pioneer the four cornerstone instruments that constitute the technological foundation for contemporary molecular biology --synthesizers and sequencers for both peptide/proteins and DNA. The DNA sequencer enabled the rapid sequencing of DNA that ushered in the modern genomics era. Dr. Hood was awarded his M.D. from Johns Hopkins University and his Ph.D. in Biochemistry from the California Institute of Technology. He has received numerous patents and awards for his scientific achievements and has published more than 500 peer-reviewed papers and co-authored textbooks in biochemistry, immunology, molecular biology and genetics.

   Dr. Richard J. Roberts has served as Research Director of New England Biolabs since 1992. In 1993, Dr. Roberts was awarded a Nobel Prize for the discovery of introns. From 1972 to 1992, Dr. Roberts served as Assistant Director of Research at Cold Spring Harbor Laboratory. He has served as an advisor to many research organizations including HUGO, EMBO, and GENBANK. He is executive editor of Nucleic Acids Research and an editor of Bioinformatics, Inc. as well as several other scientific journals. Dr. Roberts has been a long-time advisor to Molecular Tool, Inc. and to us. He is also the Chairman of the Scientific Advisory Board for Celera Corporation. He received his Ph.D. in Organic Chemistry from the University of Sheffield and performed postdoctoral work at Harvard University.

   Dr. Michael C. Pirrung has been our first appointed President's Fellow since December 1999. He is a Professor of Chemistry at Duke University and Director of the University's Biotechnology for Business Program and Director of the Program in Biological Chemistry and was formerly an Assistant Professor of Chemistry at Stanford University. Dr. Pirrung is the co-inventor of the VLSIPS technology for using photolithography to perform chemical synthesis. He also is a founder of and former Senior Scientist at Affymax Research Institute. He is the author or co-author of more than one hundred scientific papers and has previously been appointed an Alfred P. Sloan Fellow and a John Simon Guggenheim Fellow. Dr. Pirrung received his B.A. in Chemistry from the University of Texas and his Ph.D. in Organic Chemistry from the University of California, Berkeley.

   Dr. Nabil M. Lawandy has been a Research Professor of Engineering and Physics at Brown University since August 1981 and the Chief Executive Officer of Spectra Science Corporation and SpectraDisc Corporation since November 1996. From 1974 to 1980, Dr. Lawandy worked as a physicist at the Laser Technology Branch of NASA's Goddard Space Flight Center where he developed lasers for submillimeter heterodyne astronomy and upper atmospheric LIDAR. While at Brown University, Dr. Lawandy worked primarily on non-linear optics, opto-electronic devices and micro-structures. Dr. Lawandy has authored over 170 papers, holds over 30 patents, is a recipient of a Presidential Young Investigator Award and an Alfred P. Sloan Fellowship. He received his B.S. in Physics and M.S. and Ph.D. in Chemistry from The Johns Hopkins University.

   Dr. Nathan Lewis has been teaching at the California Institute of Technology, or CalTech, since 1988, and has served as Professor since 1991. He has also served as the Principal Investigator of the Beckman Institute Molecular Materials Resource Center at CalTech since 1992. From 1981 to 1986, he taught at Stanford where his most recent position was Associate Professor with tenure. Dr. Lewis has been an Alfred P. Sloan Fellow, a Camille and Henry Dreyfus Teacher-Scholar, and a Presidential Young Investigator. He received the Fresenius Award in 1990 and the ACS Award in Pure Chemistry in 1991. He has published approximately 150 papers and supervised approximately 50 graduate students and postdoctoral associates. Dr. Lewis received his Ph.D. in Chemistry from the Massachusetts Institute of Technology.

   Dr. F. Peter Guengerich has served as a Professor of Biochemistry and Director of the Center in Molecular Toxicology at Vanderbilt University since 1981. He has been the recipient of numerous awards, including Outstanding Investigator Awards from the National Cancer Institute, John Jacob Abel Award, Bernard B. Brodie Award in Drug Metabolism, and George H. Scott Award. Dr. Guengerich has also recently been awarded the distinction of AAAS Fellow by the American Association of the Advancement of Science. Dr. Guengerich received his B.S. in Agricultural Science from the University of Illinois, Urbana, and his Ph.D. in Biochemistry from Vanderbilt University.

   Dr. Philip Goelet serves as Director for Ribo Targets, Ltd., The Rhode Island Corporation and Boyce Thompson Institute for Plant Research, Inc. From 1996 to 1999, Dr. Goelet served as Director of GeneScreen, Inc. prior to the time we acquired GeneScreen. In 1989, he founded Molecular Tool, Inc. and served as Chairman and Chief Executive Officer until the company merged with GeneScreen in 1996. While at Molecular Tool, Dr. Goelet participated in the invention and development of a number of the company's key technologies and products. He has authored or co-authored more than 30 papers. Dr. Goelet received his B.A. from Oxford University and his M.Phil. and Ph.D. in Biochemistry from Cambridge University.

   Dr. Jonathan Karn is a leading molecular biologist who has made significant contributions in the areas of gene discovery, recombinant DNA technology and virology. Dr. Karn is a member of the Board of Directors of RiboTargets Ltd., and Chairman of its Scientific Advisory Board. In 1997, Dr. Karn founded RiboTargets, and served as the Company's Chief Scientific Officer until 1999. Since 1984, as a Senior Scientist at the MRC Laboratory of Molecular Biology, Dr. Karn has headed the laboratory's research efforts on AIDS, playing a leading role in the establishment of the UK's research effort into AIDS. During 1984, as a visiting scientist at the Salk Institute in California, he initiated his current program in the area of gene expression in retroviruses. He has authored more than 80 papers. Dr. Karn received his B.S. in Biology from Yale College and his Ph.D. in Molecular Biology from Rockefeller University.

 Medical Advisory Board

   Dr. Daniel J. Rader has been an Assistant Professor of Medicine at the University of Pennsylvania since 1994. At the University of Pennsylvania, Dr. Rader is Director of the Lipid Research Center and co-directs the Cardiovascular Disease Program in the Institute for Human Gene Therapy. From 1991 to 1993, he was a Research Associate at the National Institute of Health and from 1987 to 1988, was Chief Resident and Instructor in Medicine at Yale School of Medicine. Dr. Rader has authored more than 50 publications on lipid metabolism, including familial hyper-cholesterolemia and the influence of genetic polymorphisms on lipid metabolism. He received his B.A. from Lehigh University and his M.D. summa cum laude from the Medical College of Pennsylvania.

   Dr. Richard J. Davies is Chairman and Professor of the Department of Surgery at the Hackensack University Medical Center since 1993, as well as Professor of Surgery at University of Medicine and Dentistry New Jersey. From 1983 to 1993, he held various positions at the University of California at San Diego, School of Medicine. From 1981 to 1983, Dr. Davies was a fellow in surgical oncology at Memorial Sloan Kettering Cancer Center, New York, and Chief Surgical Fellow. He formerly served as Chairman of the Scientific Advisory Board of Biofield Corporation of Atlanta, GA, and is a member of the Scientific Advisory Board of Dynamic Imaging, as well as the holder of many other national committee memberships. Dr. Davies is an internationally recognized specialist in surgical oncology who has published over 80 articles and chapters. Dr. Davies received his M.D. from the London Hospital Medical College, University of London.

   Dr. Garret A. FitzGerald has been a Professor of Medicine and Pharmacology and Director of the Clinical Research Center since 1994, and chair of the Department of Pharmacology since 1996, at the University of Pennsylvania. From 1991 to 1994, he was Professor and Chairman of the Department of Medicine and Experimental Therapeutics at the University of Dublin. From 1981 to 1991, he served in various positions at Vanderbilt University School of Medicine, most recently as Director of the Division of Clinical Pharmacology. He is the author of nearly 200 articles and has served as an editor of several clinical research journals including Circulation. Dr. FitzGerald received his M.D. from the University College of Dublin, Ireland and performed postgraduate work at several institutions including Max Planck.

   Dr. Michael B. Harris is Professor of Pediatrics at the University of Medicine and Dentistry of New Jersey since 1997. He also serves as Chief of Pediatric Hematology-Oncology and Director of the Tomorrow's Children's Institute at the Hackensack University Medical Center since 1987. Dr. Harris previously served as an Associate Professor at Mount Sinai School of Medicine from 1977 to 1987. He has published more than 50 peer reviewed articles in the field of pediatric oncology. He received his M.D. from Albert Einstein School of Medicine, New York, and completed post-doctoral training at the Children's Hospital of Philadelphia.

   Dr. Stephen Anderson is Chair, Department of Molecular Biology and Biochemistry at Rutgers University. He has served as Associate Professor of this department and Resident Member of the Center for Advanced Biotechnology and Medicine at Rutgers University since 1988. From 1987 to 1989, Dr. Anderson was an Associate Adjunct Professor in the Department of Pharmaceutical Chemistry, School of Pharmacy, at the University California at San Francisco. From 1982 to 1988, he was Associate Director of the Biocatalysis Department and leader of the Second Generation t-PA project team at Genentech, Inc. Dr. Anderson has authored or co-authored over 60 papers and holds over 20 patents. He received his A.B. in Biochemical Sciences from Harvard College and his Ph.D. in Biochemistry from Harvard University.

   Each member of our Scientific Advisory and Medical Advisory Boards has entered into a consulting agreement with us covering the terms of such person's position as a consultant to us and member of the Scientific Advisory and Medical Advisory Boards. All scientific or medical advisors own shares and/or options to acquire shares of our common stock, some of which are subject to vesting. All of our scientific or medical advisors are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities which may conflict or compete with their obligations to us. Generally, scientific or medical advisors are not expected to devote a substantial portion of their time to our matters.

Stock Incentive Plans

   We maintain two stock incentive plans for the benefit of our employees, directors and consultants: our 1995 Stock Incentive Plan and our 2000 Employee, Director and Consultant Stock Plan.

 1995 Stock Incentive Plan

   Our 1995 Stock Incentive Plan was approved by our Board of Directors and stockholders in November 1995. The 1995 plan authorizes the issuance of stock options and restricted stock grants to our employees, directors and consultants.

   Share Reserve. A total of 3,500,000 shares of our common stock have been reserved for issuance under the 1995 plan, of which 55,961 shares were available for future grant as of August 31, 2000.

   Administration. The compensation committee of our Board of Directors administers the 1995 plan. The compensation committee has the authority to determine the following:

  .  the persons to whom stock-based awards will be granted;

  .  the number of shares to be covered by each stock-based award; and

  .  the terms and conditions upon which a stock-based award may be granted.

   Stock-based awards under the 1995 plan will be subject to such terms and conditions as the compensation committee deems to be appropriate and in our best interest. These terms may include conditions relating to our right to reacquire the shares subject to a stock-based award, including the time and events upon which such rights shall accrue and the purchase price of the shares.

   Eligibility. Options granted under the 1995 plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended or (ii) non-qualified stock options. Incentive stock options may be granted to our employees. The compensation committee may also grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 1995 plan permits the compensation committee to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment. Non-qualified stock options may be granted to our consultants, non-employee directors or employees.

   General Provisions. The aggregate fair market value, determined on the date of grant, of shares issuable pursuant to incentive stock options that become exercisable in any calendar year under the 1995 plan and any of our other existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under the 1995 plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 1995 plan may not be granted at an exercise price less than the par value per share of our common stock on the date of the grant. Incentive stock options granted under the 1995 plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of our voting stock.

   Effect of Employment Termination. An incentive stock option granted under the 1995 plan may be exercised after the termination of the optionholder's employment with us, other than by reason of death, disability or termination for "cause" as defined in the 1995 plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The compensation committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or six months from the date of disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options shall be forfeited.

   Effect of a Change in Control. The 1995 plan provides that in the event of a "change in control" as defined in the 1995 plan in the beneficial ownership of us, all options may, at the discretion of the compensation committee, become fully vested and exercisable immediately prior to the change in control.

 2000 Employee, Director and Consultant Stock Plan.

   Our 2000 Employee, Director and Consultant Stock Plan was approved by our Board of Directors in February 2000, and by our stockholders in March 2000. The 2000 plan authorizes the issuance of stock options and restricted stock grants to our employees, directors and consultants.

   Share Reserve. A total of 1,500,000 shares of our common stock have been reserved for issuance under the 2000 plan, of which 1,206,685 shares were available for future grant as of August 31, 2000.

   Administration. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions and may delegate authority under the 2000 plan to a committee of the Board of Directors. The compensation committee of our Board of Directors administers the 2000 plan. The compensation committee has the authority to determine the following:

  .  the persons to whom stock-based awards will be granted;

  .  the number of shares to be covered by each stock-based award; and

  .  the terms and conditions upon which a stock-based award may be granted.

   Stock-based awards under the 2000 plan will be subject to such terms and conditions as the compensation committee deems to be appropriate and in our best interest. These terms may include conditions relating to our right to reacquire the shares subject to a stock-based award, including the time and events upon which such rights shall accrue and the purchase price of the shares.

   Eligibility. Options granted under the 2000 plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended or (ii) non-qualified stock options. Incentive stock options may be granted to our employees. The compensation committee may also grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment. Non-qualified stock options may be issued to our consultants, directors or employees.

   General Provisions. The aggregate fair market value, determined on the date of grant, of shares issuable pursuant to incentive stock options that become exercisable in any calendar year under the 2000 plan and under any of our other existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under the 2000 plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 2000 plan may not be granted at an exercise price less than the par value per share of our common stock on the date of the grant. Incentive stock options granted under the 2000 plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of our voting stock. An option granted under the 2000 plan is not transferable by the optionholder except by will or by the laws of descent and distribution or as otherwise determined by the compensation committee and set forth in the applicable option agreement.

   Effect of Termination of Employment. An incentive stock option granted under the 2000 plan may be exercised after the termination of the optionholder's employment with us, other than by reason of death, disability or termination for "cause" as defined in the 2000 plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The compensation committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options shall be forfeited.

   Effect of Acquisition. If we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, the compensation committee or the board of directors of any entity assuming our obligations under the 2000 plan shall, as to outstanding options under the 2000 plan, either (i) make appropriate provision for the continuation of such options by substituting, on an equitable basis, for the shares then subject to such options, the consideration payable with respect to the outstanding shares of common stock in connection with such an acquisition or securities of the successor or acquiring entity; (ii) upon written notice to the optionholders, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) over the exercise price thereof.

Director Compensation

   All of the directors are reimbursed for expenses incurred to attend meetings of our Board of Directors and any committees of the Board of Directors. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 1995 Incentive Stock Plan and our Board of Directors continues to have the discretion to grant options to new non-employee directors. All non-employee directors have received stock options.

Executive Compensation

   The following table sets forth the total compensation paid to or earned for the fiscal year ended December 31, 1999 by our chief executive officer and by all of our executive officers whose salary and bonus exceed $100,000. We refer to these persons as named executive officers:

                           Summary Compensation Table

                                                                    Long-Term
                                                    Annual         Compensation
                                                 Compensation         Awards
                                               ------------------- ------------
                                                                    Securities
                                                                    Underlying
         Name and Principal Position            Salary      Bonus    Options
         ---------------------------           --------    ------- ------------
Dale R. Pfost, Ph.D........................... $291,500(1) $66,250   160,300
 Chairman, Chief Executive Officer and
 President
Donald R. Marvin.............................. $220,500(2) $52,500    67,300
 Senior Vice President, Chief Operating
 Officer,
  Chief Financial Officer and Secretary

(1) Includes $26,500 contributed by us to a non-qualified retirement plan on behalf of Dr. Pfost in accordance with Dr. Pfost's employment agreement.
(2) Includes $10,500 contributed by us to a non-qualified retirement plan on behalf of Mr. Marvin in accordance with Mr. Marvin's employment agreement.

   On February 2, 2000, the Compensation Committee of our Board of Directors increased Dr. Pfost's and Mr. Marvin's annual compensation retroactive to January 1, 2000 as follows:

                                                                      Annual
                                                                   Compensation
                                                                  --------------
Name                                                               Salary  Bonus
----                                                              -------- -----
Dale R. Pfost, Ph.D.............................................. $350,000   (1)
Donald R. Marvin................................................. $275,000   (2)

(1) We will pay Dr. Pfost an annual bonus of up to 25% of his salary upon our achievement of specific performance milestones. If we substantially exceed these milestones, Dr. Pfost's annual bonus may be increased to up to 35% of his salary, as determined in good faith by the Board of Directors in its sole discretion.
(2) We will pay Mr. Marvin an annual bonus of up to 25% of his salary upon our achievement of specific performance milestones. If we substantially exceed these milestones, Mr. Marvin's annual bonus may be increased to up to 35% of his salary, as determined in good faith by the Board of Directors in its sole discretion.

   On February 2, 2000, the Compensation Committee of our Board of Directors also granted additional options to purchase common stock to Dr. Pfost and Mr. Marvin as follows:

                                                                     Long-Term
                                                                    Performance-
                                                                       Based
Name                                                                  Options
----                                                                ------------
Dale R. Pfost, Ph.D................................................  630,000(1)
Donald R. Marvin...................................................  490,000(1)

(1) These options will vest if the price of our stock exceeds certain levels for 45 consecutive trading days. As of August 31, 2000, none of these options had vested.

                       Option Grants in Last Fiscal Year

   The following table sets forth information regarding options granted by us to our named executive officers during the fiscal year ended December 31, 1999. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 957,529 of common stock granted under our option plans. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on the initial public offering price of $8.00 per share.





                                                                       Potential Realizable
                                       Individual Grants                     Value at
                         ---------------------------------------------    Assumed Annual
                         Number of   Percent of                           Rates of Stock
                         Securities Total Options                       Price Appreciation
                         Underlying  Granted to   Exercise                for Option Term
                          Options   Employees in  Price Per Expiration ---------------------
                          Granted       1999        Share      Date        5%        10%
                         ---------- ------------- --------- ---------- ---------- ----------
Dale R. Pfost, Ph.D. ...  160,300       16.7        $1.25      2009    $1,789,048 $2,823,457
Donald R. Marvin........   67,300        7.0        $1.25      2009    $  751,110 $1,185,394

            Aggregate Stock Option Exercises in Fiscal Year 1999 and
                         Fiscal Year-End Option Values

   The following table sets forth certain information concerning the number of unexercised options held by each of our named executive officers on December 31, 1999 and the value realized by named executive officers. None of our executive officers exercised stock options in the fiscal year ended December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on the initial public offering price of $8.00 per share.

                          Shares               Number of Shares
                         Acquired           Underlying Unexercised     Value of Unexercised
                            on     Value          Options at          In-the-Money Options at
                         Exercise Realized     December 31, 1999         December 31, 1999
                         -------- -------- ------------------------- -------------------------
                                           Exercisable Unexercisable Exercisable Unexercisable
                                           ----------- ------------- ----------- -------------
Dale R. Pfost, Ph.D.....    --      $--      65,017       195,283     $462,822    $1,344,202
Donald R. Marvin........    --      $--      41,933       110,367     $324,897    $  777,527

 Corporate 401(k) Plan

   We sponsor a 401(k) plan covering employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and we may match a percentage of employee contributions, on a discretionary basis, as determined by our Board of Directors. We may make other discretionary contributions to the 401(k) plan, although pursuant to a determination by our Board, we currently match 50% of the first 4% of employee contributions.

 Executive Deferred Compensation Plan

   We have established an executive deferred compensation plan, which took effect on February 3, 1999. It was established primarily for the purpose of providing life and disability insurance and retirement benefits as well as deferred compensation for our executive officers, directors and highly compensated employees. Participants in the plan are permitted to defer receipt of, and income taxation on, up to 50% of their regular base salary and all or any portion of any bonus until they terminate their employment with us. Under the terms of the plan, we will also provide an annual cash allowance to each eligible participant to pay the premiums for their supplemental life and disability insurance.

 GeneScreen 401(k) Plan

   We sponsor a 401(k) plan covering our GeneScreen employees who meet certain defined requirements. Under the terms of the GeneScreen 401(k) plan, participants may elect to make contributions on a pre-tax basis, up to 15% of compensation, subject to certain limitations under the Internal Revenue Code. We may at our discretion match employee contributions at a discretionary rate and make discretionary profit sharing contributions to the 401(k) Plan.

Employment Agreements

   We entered into a three year employment agreement with Dale R. Pfost, Ph.D., effective as of January 2000, to serve as our President and Chief Executive Officer at an annual base salary of $350,000. Under the terms of his employment agreement, Dr. Pfost is entitled to receive an annual bonus of up to 25% of his base salary to be awarded based upon our achievement of specific performance milestones. If our Board determines in good faith that our performance has exceeded such milestones, it may increase Dr. Pfost's bonus to up to 35% of his base salary. We also contribute an additional amount equal to 10% of Dr. Pfost's annual salary to a non-qualified retirement plan for the sole benefit of Dr. Pfost. In addition, upon execution of the agreement, we issued to Dr. Pfost options to purchase an aggregate of 730,000 shares of our common stock. Of these 730,000 options, options to purchase 100,000 shares were previously granted in December 1999 with an exercise price of $1.25 per share. The remaining 630,000 options have an exercise price of $6.00 per share. A total of 360,000 of these newly issued options with $6.00 per share exercise prices will vest if and when the price of our stock exceeds certain specified levels for 45 consecutive trading days. We may terminate the agreement with or without cause at any time. If we terminate Dr. Pfost's employment for cause, we are only obligated to pay him severance equal to his accrued base salary up to the date of termination. If we terminate Dr. Pfost's employment without cause, or if Dr. Pfost terminates his employment for good reason, we are obligated to pay Dr. Pfost a severance amount equal to his annual base salary and benefits for an eighteen month period following the effective date of termination. We must provide Dr. Pfost with notice of termination in advance of the effective termination date. The advance notice period ranges from six to eighteen months, depending on the timing of the effective date of the termination.

   We entered into a three year employment agreement with Donald R. Marvin, effective as of January 2000, to serve as our Senior Vice President, Corporate Development and Chief Operating Officer at an annual base salary of $275,000. Under the terms of his employment agreement, Mr. Marvin is entitled to receive an annual bonus of up to 25% of his base salary to be awarded based upon our achievement of specific performance milestones. If our Board determines in good faith that our performance has exceeded such milestones, it may increase Mr. Marvin's bonus to up to 35% of his base salary. In addition, upon execution of the agreement, we issued to Mr. Marvin options to purchase an aggregate of 557,000 shares of our common stock. Of these 557,000 options, options to purchase 67,000 shares were previously granted in December 1999 with an exercise price of $1.25 per share. The remaining 490,000 options have an exercise price of $6.00 per share. A total of 240,000 of these newly issued options with $6.00 per share exercise prices will vest if and when the price of our stock exceeds certain specified levels for 45 consecutive trading days. We also contribute an additional amount equal to 5% of Mr. Marvin's annual salary to a non-qualified retirement plan for the sole benefit of Mr. Marvin. We may terminate the agreement with or without cause at any time. If we terminate Mr. Marvin's employment for cause, we are only obligated to pay him severance equal to his accrued base salary up to the date of termination. If we terminate Mr. Marvin's employment without cause, or if Mr. Marvin terminates his employment for good reason, we are obligated to pay Mr. Marvin a severance amount equal to his annual base salary and benefits for an eighteen month period following the effective date of termination. We must provide Mr. Marvin with notice of termination in advance of the effective termination date. The advance notice period ranges from six to eighteen months, depending on the timing of the effective date of the termination.

                              CERTAIN TRANSACTIONS

   Since January 1999, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

   In December 1997, we entered into a License and Option Agreement with Sarnoff Corporation pursuant to which Sarnoff granted rights to us under certain technology for the research, development and sale of products and services in the field of combinatorial chemistry and in vitro diagnostics. As part of our transition from our historical business model based on microfluidics technologies to our current business model based on our SNP scoring technologies, on April 13, 2000 we amended our License and Option Agreement with Sarnoff pursuant to which we mutually agreed to convert our existing licenses in each relevant field from an ongoing royalty-based license to a license paid in full. In addition, we exercised and fully paid up our exclusive option to the genomics and research products fields. We waived our exclusivity (but retained our non-exclusive licenses) to the fields of high-throughput screening and cell-based assay fields. Under the terms of this amendment, in lieu of all our future cash payment, research funding, potential royalty payment and stock issuance obligations, in April 2000, we paid a one-time payment to Sarnoff in the aggregate amount of approximately $3.0 million and issued to Sarnoff 250,000 shares of our common stock and a warrant to purchase 75,000 shares of our common stock at $8.00 per share. Upon payment of this consideration, we received exclusive licenses in the fields formerly covered by options under our License and Option Agreement. On February 2, 2000, we also issued 100,000 shares of common stock to Sarnoff as an advance on the issuances which would be owed in December 2000 for the two option fields previously exercised under the License and Option Agreement. The Sarnoff agreement has a term which continues until terminated by mutual agreement or by Sarnoff, if we fail to make any payment when due unless the failure is cured within 90 days of notice from Sarnoff. As this licensed technology has not reached technological feasibility and has no alternative uses, the cash payment of approximately $3.0 million and the fair value of the equity securities of approximately $4.8 million has been charged to research and development expense during the six months ended June 30, 2000.

   In June 1999, we completed a bridge financing in which we issued subordinated convertible term notes in the aggregate principal amount of $7,590,000 and warrants to purchase an aggregate of 381,500 shares of common stock. In connection with this offering, we issued OrbiMed Advisors, LLC, a five percent beneficial stockholder, through each of Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust and PHARMAw/HEALTH, notes in the aggregate principal amount of $2,750,000 and warrants to purchase an aggregate of 137,500 shares of our common stock. We also issued INVESCO Global Health Sciences Fund, a five percent beneficial stockholder, through its affiliate Pirate Ship & Co., a note in the aggregate principal amount of $1,800,000 and warrants to purchase 90,000 shares of our common stock. On December 22, 1999, in accordance with the terms of the bridge financing, we issued OrbiMed Advisors and INVESCO Global Health Sciences Fund, additional warrants to purchase an additional 137,500 and 89,910 shares of stock, respectively.

   In December 1999 and January 2000, we completed a private placement in which we issued 18,881,563 shares of series E convertible preferred stock, which amount includes the shares issued in connection with the acquisition of GeneScreen. INVESCO Global Health Sciences Fund, a five percent beneficial stockholder, through each of Global Health Sciences Fund and Pirate Ship & Co., purchased an aggregate of 645,189 shares of series E convertible preferred stock in this private placement for an aggregate purchase price of $2,903,350 consisting of cash in the aggregate principal amount of $1,000,000, and the conversion of the principal amount of and accrued interest on a bridge note held by Pirate Ship & Co. in the aggregate amount of $1,903,350. OrbiMed Advisors, LLC, a five percent beneficial stockholder, through each of Caduceus Capital II, L.P., Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust, PHARMAw/HEALTH and Winchester Global Trust Company Limited, as Trustee for Caduceus Capital Trust, purchased an aggregate of 1,312,864 shares of series E convertible preferred stock for an aggregate purchase price of $5,907,888 in this private placement consisting of cash in the aggregate amount of $3,000,000, and the conversion of the principal of and all accrued interest on the three bridge notes held by each of Eaton Vance Worldwide Health Sciences Fund, Finsbury Worldwide Pharmaceutical Trust and PHARMAw/HEALTH in the aggregate amount of $2,907,860. Oracle Strategic Partners, LP, a five percent beneficial stockholder, purchased an aggregate of 2,150,000 shares of series E convertible preferred stock in this private placement for an aggregate purchase price of $9,675,000.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of August 31, 2000 and as adjusted to reflect the sale of the shares of our common stock in this offering for:

  . each person known by us to beneficially own more than 5% of our common stock;

  . each of our directors;

  . each of our executive officers named in the summary compensation table;

  . all of our directors and executive officers as a group; and

  . all other selling stockholders.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

   Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 33,175,595 shares of common stock outstanding on August 31, 2000 and 35,675,595 shares of common stock outstanding after the completion of this offering based on the number of shares outstanding on August 31, 2000. This table assumes no exercise of the underwriters' over-allotment option.

                          Shares Beneficially            Shares Beneficially
                            Owned Prior to                   Owned After
                              Offering(1)                    Offering(1)
  Name and Address of     ---------------------- Shares  ----------------------
  Beneficial Owner(1)       Number     Percent   Offered  Number      Percent
  -------------------     ------------ --------- ------- ---------   ----------
Stockholders owning more
 than 5%
OrbiMed Advisors,            2,469,784
 LLC(2).................                   7.3%
  767 Third Avenue, 6th
  Floor
  New York, NY 10017
Oracle Strategic
 Partners, LP(3)........     2,150,000     6.4%
  712 5th Avenue, 45th
  Floor,
  New York, NY 10019
INVESCO Global Health
 Sciences Fund(4).......     1,701,555     5.1%
  7800 East Union
  Avenue, Mail Stop 1102
  New York, New York
  10019
Directors and Executive
 Officers
Dale R. Pfost,
 Ph.D.(5)...............       263,715       *
Donald R. Marvin(6).....       190,657       *
Sidney M. Hecht,
 Ph.D.(7)...............        19,054       *
Samuel D. Isaly(8)......     2,469,748     7.3%
Jeremy M. Levin,
 D.Phil., MB.Bchir.(9)..        13,332       *
Ernest Mario,
 Ph.D.(10)..............         4,628       *
George Poste, DVM,
 Ph.D.(11)..............        23,147       *
Robert M. Tien, M.D.,
 M.P.H.(12).............         9,305       *
Anne M. VanLent(13).....        15,306       *
All directors and
 executive officers as a
 group
  (9 persons)(14).......     3,008,928     9.0%
Other Selling
 Stockholders

---------------------
 * Represents beneficial ownership of less than one percent of our common stock.
 (1) Unless otherwise indicated, the address of each shareholder is c/o Orchid BioSciences, Inc., 303 College Road East, Princeton, New Jersey, 08540.
 (2) Represents 807,749 shares of common stock held by Eaton Vance Worldwide Health Sciences Fund, 100,000 shares of common stock subject to a currently exercisable warrant held by Eaton Vance Worldwide Health Sciences Fund, 410,254 shares of common stock held by Finsbury Worldwide Pharmaceutical Trust, 100,000 shares of common stock subject to a currently exercisable warrant held by Finsbury Worldwide Pharmaceutical Trust, 526,782 shares of common stock held by PHARMAw/HEALTH, 75,000 shares of common stock subject to a currently exercisable warrant held by PHARMAw/HEALTH, 74,074 shares of common stock held by Caduceus Capital II, L.P., 148,148 shares held by Winchester Global Trust Company Limited as Trustee For Caduceus Capital Trust, 222,222 shares of common stock held by Hare & Co. for the benefit of Finsbury Worldwide Pharmaceutical Trust and 5,555 shares of common stock subject to a currently exercisable option held by OrbiMed Advisors, LLC. OrbiMed Advisors, LLC is the investment advisor for each of these funds, whose Managing Member, Samuel D. Isaly, has sole authority to vote such shares and as such is considered the beneficial owner of the common stock held by each of these funds.
 (3) Larry Fineberg, who is a general partner of Oracle Strategic Partners, LP, has the authority to vote such shares.
 (4) Represents 1,299,33 shares of common stock held by Pirate Ship & Co., 222,222 shares of common stock held by Global Health Sciences Fund and 180,000 shares of common stock subject to a currently exercisable warrant held by Pirate Ship & Co. John Schroer, Senior Vice President of INVESCO Global Health Science Fund, which manages each of Pirate Ship & Co. and Global Health Science Fund, has authority to vote such shares.
 (5) Includes 143,824 shares of common stock subject to currently exercisable options, 2,500 shares held by Dr. Pfost's wife, individually, and 2,500 shares held jointly by Dr. Pfost's wife and son.
 (6) Includes 76,007 shares of common stock subject to currently exercisable options, 70,000 shares of common stock subject to currently exercisable warrants held by Cairn Investments Inc., 42,150 shares of common stock held by Cairn Investments Inc. and 2,500 shares of common stock held by Mr. Marvin's wife. Cairn Investments Inc. is an investment corporation whose stockholders consist of Mr. Marvin and his wife.
 (7) Represents 19,054 shares of common stock subject to currently exercisable options. Mr. Hecht disclaims any beneficial ownership of the shares of common stock beneficially owned by SmithKline Beecham Corporation and SmithKline Beecham plc, except to the extent of his pecuniary interest in such shares, if any.
 (8) Mr. Isaly who is the Managing Member of OrbiMed Advisors, LLC is deemed to be the beneficial owner of shares of common stock attributed to OrbiMed Advisors, LLC. See footnote number 2, above.
 (9) Represents 13,332 shares of common stock subject to currently exercisable options.
(10) Represents 4,628 shares of common stock subject to currently exercisable options.
(11) Represents 23,147 shares of common stock subject to currently exercisable options.
(12) Represents 9,305 shares of common stock subject to a currently exercisable option. Dr. Tien disclaims any beneficial ownership of EB Finance Co., Ltd., except to the extent of his pecuniary interest in such shares, if any.
(13) Ms. VanLent disclaims any beneficial ownership of the shares of common stock beneficially owned by Sarnoff Corporation, except to the extent of her pecuniary interest in such shares, if any.
(14) Represents 262,724 shares subject to currently exercisable options and 345,000 shares subject to currently exercisable warrants.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

   After the completion of this offering, based on the number of shares outstanding on August 31, 2000, there will be:

  . 35,675,595 shares of common stock outstanding;

  . 3,506,558 shares of common stock that we may issue upon exercise of options outstanding as of August 31, 2000, 575,036 of which were exercisable as of August 31, 2000;

  . 1,312,138 shares of common stock that we may issue upon exercise of warrants outstanding as of August 31, 2000, 1,160,138 of which were exercisable as of August 31, 2000.

Common Stock

   Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not subject to future calls or assessments by us. No sinking fund provisions apply to our common stock. All outstanding shares are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, out of legally available funds for the dividends subject to the rights of the holders of our preferred stock and any preferences that may be applicable to any other then outstanding preferred stock. See "Shares Eligible for Future Sale."

Preferred Stock

   Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Our Board of Directors also has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

   The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the Board of Directors may fix are (1) dividend rights, (2) dividend rates, (3) conversion rights, (4) voting rights, (5) terms of redemption, including sinking price or prices, and (6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

Warrants

   As of August 31, 2000, there were outstanding warrants to purchase 1,312,138 shares of common stock held by 24 investors. Such warrants have expiration dates ranging from June 2002 to April 2005, and have a weighted average exercise price of $4.83 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

Registration Rights

   The holders of approximately 21,748,991 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933 as follows:

   Demand Registration Rights. Under the terms of the agreements between us and the holders of those registrable shares, the former holder of series A convertible preferred stock, the former holder of series B convertible preferred stock and the holders of not less than one-third of the former holders of series C convertible preferred stock and series E convertible preferred stock may at any time require us to file a registration statement under the Securities Act with respect to shares of common stock owned by them and we are required to use our reasonable best efforts to effect that registration.

   Piggyback Registration Rights. Also, if we propose to register any of our securities under the Securities Act, other than in connection with demand registrations, registrations on Form S-8 or in connection with our public offering, the foregoing holders are entitled to notice of and to include in the registration shares of common stock owned by them.

   S-3 Registration Rights. Finally, the former holders of not less than 25% of the series C convertible preferred stock and series E convertible preferred stock and a certain holder of common stock may require us to file a registration statement under the Securities Act on Form S-3 with respect to shares of common stock owned by them.

   All of these registration rights are subject to various conditions and limitations, among them certain rights of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within 90 days after the effective date of a previous registration on a Form S-1 or within 90 days after the effective date of a registration which included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights.

Delaware Law and Certain Charter and Bylaw Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our bylaws divide the Board of Directors into three classes with staggered three-year terms. See "Management." Under the bylaws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

   Our bylaws also provide that our stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. Our bylaws further provide that only stockholders holding a majority of outstanding shares, our Chairman of the Board, President or our Board of Directors may call a special meeting of stockholders.

   Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

   The Delaware General Corporation Law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws require the affirmative vote of holders of at least 70% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   After completion of this offering and assuming no exercise of the underwriters' over-allotment option, there will be 35,675,595 shares of common stock outstanding based upon the number of shares outstanding as of August 31, 2000. Of these, the 6,900,000 shares sold in our initial public offering and the 2,500,000 shares sold by us in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

   All of the shares offered under this prospectus and the 6,900,000 shares registered in our initial public offering will generally be freely tradable in the open market. The remaining 26,275,595 shares of common stock that will be outstanding after this offering will be considered "restricted securities" under Rule 144 of the Securities Act. Generally, restricted securities that have been owned for a period of at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering. Certain of the restricted securities are subject to lock-up agreements with the underwriters. The persons subject to lock-up agreements have agreed not to sell shares of our common stock without the prior written permission of Credit Suisse First Boston Corporation for a period of 90 days after the completion of this offering. Credit Suisse First Boston Corporation has indicated that it does not intend to release anyone from the lock-up agreement. The information regarding potential sales of restricted securities is set forth below.

  .      shares may be sold on the date of this prospectus;

  .      shares may be sold 90 days after the date of this prospectus; and

  . shares may be sold at various times after 90 days from the date of this prospectus.

Options

   Shares of common stock may also be issued and sold upon the exercise of options. After this offering, we intend to register substantially all of the common stock which may be issued under our 1995 Stock Incentive Plan and our 2000 Employee, Director and Consultant Stock Plan and other stock options not issued under a plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

Registration Rights

   The holders of 21,748,991 shares of common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock -- Registration Rights" for a more complete description of these registration rights.

Effect of Sales of Shares

   We cannot advise you as to the effect, if any, that sales in the public market of shares of our common stock, or the availability of shares for sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital.

                                  UNDERWRITING

   We and the selling stockholders have entered into an underwriting agreement,
dated     , 2000, with the underwriters named below, for whom Credit Suisse
First Boston Corporation, Robertson Stephens, Inc. and Salomon Smith Barney Inc. are acting as representatives. We and the selling stockholders are obligated to sell, and the underwriters are obligated to purchase, all of the shares of the common stock offered on the cover page of this prospectus, if any are purchased other than those shares covered by the over-allotment option described below. Subject to conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth below opposite its name:

                                                                       Number of
       Underwriters                                                     Shares
       ------------                                                    ---------
   Credit Suisse First Boston Corporation.............................
   Robertson Stephens, Inc............................................
   Salomon Smith Barney Inc...........................................





                                                                       ---------
     Total............................................................ 3,500,000
                                                                       =========

   The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted the underwriters a 30-day option to purchase up to 525,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of the common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After this offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions payable
 by us..................       $              $              $              $
Expenses payable by us..       $              $              $              $
Underwriting discounts
 and commissions payable
 by the selling
 stockholders...........       $              $              $              $
Expenses payable by the
 selling stockholders...       $              $              $              $

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

   We, our directors and our officers and the selling stockholders have agreed that we and they will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this offering, except that we can issue shares pursuant to the exercise of employee stock options outstanding on the date hereof. In addition, some of our stockholders have signed similar lock-up agreements with Credit Suisse
First Boston Corporation which expire on     , 2001.

   Our common stock is quoted on the Nasdaq National Market under the symbol "ORCH."

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can be only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive marketing making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding the decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued any time.

   A prospectus in electronic format will be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders, and the dealer from whom such purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  . the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recession or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York. Members and employees of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own 604 shares of common stock and options to purchase an aggregate of 4,096 shares of common stock.

                                    EXPERTS

   The consolidated financial statements of Orchid BioSciences, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and for the period from January 1, 1999 to December 29, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of GeneScreen, Inc. and subsidiaries as of December 31, 1998 and for the year then ended have been included herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the Securities and Exchange Commission under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Orchid BioSciences, Inc., such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms.

   We are obligated to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

   The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Orchid BioSciences, Inc. and subsidiaries:
 Unaudited Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets as of December 31, 1999 and June
   30, 2000 (unaudited)...................................................  F-2
  Condensed Consolidated Statements of Operations for the six months ended
   June 30, 1999 and 2000 (unaudited).....................................  F-3
  Condensed Consolidated Statements of Cash Flows for the six months ended
   June 30, 1999 and 2000 (unaudited).....................................  F-4
  Notes to Condensed Consolidated Financial Statements (unaudited)........  F-5
 Audited Consolidated Financial Statements:
   Independent Auditors' Report........................................... F-10
   Consolidated Balance Sheets at December 31, 1998 and 1999.............. F-11
   Consolidated Statements of Operations for the years ended December 31,
    1997, 1998 and 1999................................................... F-13
   Consolidated Statements of Stockholders' Deficit for the years ended
    December 31, 1997, 1998 and 1999...................................... F-14
   Consolidated Statements of Cash Flows for the years ended December 31,
    1997, 1998 and 1999................................................... F-15
   Notes to Consolidated Financial Statements............................. F-16
GeneScreen, Inc. and subsidiaries:
 Audited Consolidated Financial Statements:
  Independent Auditors' Report............................................ F-38
  Independent Auditors' Report............................................ F-39
  Consolidated Balance Sheets at December 31, 1998 and December 29, 1999.. F-40
  Consolidated Statements of Operations for the year ended December 31,
   1998 and the period from January 1, 1999 to December 29, 1999.......... F-41
  Consolidated Statements of Stockholders' Equity (Deficit) for the year ended December 31, 1998 and the period from January 1, 1999 to December
   29, 1999............................................................... F-42
  Consolidated Statements of Cash Flows for the year ended December 31,
   1998 and the period from January 1, 1999 to December 29, 1999.......... F-43
  Notes to Consolidated Financial Statements.............................. F-44

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands except share and per share data)

                                                       December 31,  June 30,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (Unaudited)
                        Assets
Current assets:
  Cash and cash equivalents...........................   $ 33,804    $ 49,675
  Restricted cash.....................................        400         --
  Short-term investments..............................        --       38,176
  Accounts receivable, net............................      2,102       4,519
  Inventory...........................................        --        1,968
  Other current assets................................      1,041       1,834
                                                         --------    --------
    Total current assets..............................     37,347      96,172
Equipment and leasehold improvements, net.............      9,474      12,497
Goodwill, net.........................................     31,051      30,004
Other intangibles, net................................     16,519      15,732
Other assets..........................................        465       1,499
                                                         --------    --------
    Total assets......................................   $ 94,856    $155,904
                                                         ========    ========
    Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Note payable--bank..................................   $  1,000    $    --
  Current portion of long-term debt...................      1,141       1,158
  Accounts payable....................................      2,302       4,369
  Accrued expenses....................................      4,777       2,088
  Due to related party................................         64         --
  Deferred revenue....................................        789       1,219
                                                         --------    --------
    Total current liabilities.........................     10,073       8,834
Long-term debt, less current portion..................      4,122       3,598
Commitments and contingencies
Manditorily redeemable convertible preferred stock,
 $.001 par value, none authorized at June 30, 2000
 (note 1):
  Series C, at redemption value; issued and
   outstanding 2,480,176 and 0 shares at December 31,
   1999 and June 30, 2000, respectively...............     27,530         --
  Series E issued and outstanding 7,934,966 and 0
   shares at December 31, 1999 and June 30, 2000,
   respectively.......................................     39,035         --
  Series E to be issued, at redemption value,
   (4,974,694 shares at December 31, 1999)............     22,381         --
                                                         --------    --------
                                                           88,946         --
                                                         --------    --------
Stockholders' equity (deficit):
  Preferred stock, $.001 par value. Authorized
   5,000,000 shares; no shares issued or outstanding..   $    --     $    --
  Convertible preferred stock, $.001 par value:
  Series A; issued and outstanding 970,900 and 0
   shares at December 31, 1999 and June 30, 2000,
   respectively.......................................          1         --
  Series B, issued and outstanding 103,840 and 0
   shares at December 31, 1999 and June 30, 2000,
   respectively.......................................        --          --
  Common stock, $.001 par value. Authorized 50,000,000
   shares; issued and outstanding 845,450 and
   33,155,057 at December 31, 1999 and June 30, 2000,
   respectively.......................................          1          33
  Common stock to be issued (10,000 shares at December
   31, 1999)..........................................         76         --
  Additional paid-in capital..........................     50,325     239,710
  Deferred compensation...............................     (7,930)    (19,966)
  Accumulated deficit.................................    (50,758)    (76,305)
                                                         --------    --------
    Total stockholders' equity (deficit)..............     (8,285)    143,472
                                                         --------    --------
    Total liabilities and stockholders' equity
     (deficit)........................................   $ 94,856    $155,904
                                                         ========    ========

     See accompanying notes to condensed consolidated financial statements.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (In thousands except share and per share data)
                                  (Unaudited)

                                                           Six months ended
                                                               June 30,
                                                          --------------------
                                                            1999       2000
                                                          --------  ----------
Revenues:
 Product revenues and access fees........................ $    --   $      930
 Clinical laboratory testing.............................      --        6,160
 Grant revenues..........................................      307         378
 Collaboration revenues..................................      500         --
 License and other revenues..............................      --          592
                                                          --------  ----------
  Total revenues.........................................      807       8,060
Operating expenses:
 Cost of product revenues and access fees................      --          610
 Cost of clinical laboratory testing.....................      --        4,835
 Selling, general and administrative.....................    4,000      13,176
 Research and development................................    6,157      16,742
                                                          --------  ----------
    Total operating expenses.............................   10,157      35,363
Other income (expense):
  Interest income........................................      106       2,090
  Interest expense.......................................     (504)       (258)
  Other expense..........................................      --          (76)
                                                          --------  ----------
    Total other income (expense).........................     (398)      1,756
    Net loss.............................................   (9,748)    (25,547)
Beneficial conversion feature of preferred stock.........      --       29,574
                                                          --------  ----------
    Net loss allocable to common stockholders............ $ (9,748) $  (55,121)
                                                          ========  ==========
Basic and diluted net loss per share allocable to common
 stockholders (note 2)................................... $ (13.39) $    (5.52)
                                                          ========  ==========
Shares used in computing basic and diluted net loss per
 share allocable to common stockholders (note 2).........  727,934   9,981,418
                                                          ========  ==========

     See accompanying notes to condensed consolidated financial statements.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                             Six months ended
                                                                 June 30,
                                                             -----------------
                                                              1999      2000
                                                             -------  --------
Cash flows from operating activities:
  Net loss.................................................. $(9,748) $(25,547)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Noncash research and development expense................     --      4,775
    Noncash compensation expense............................     294     4,016
    Noncash interest expense................................      90       --
    Depreciation and amortization...........................     457     2,701
    Changes in assets and liabilities:
      Accounts receivable...................................     --     (2,417)
      Inventory.............................................     --     (1,968)
      Other current assets..................................     164      (793)
      Other assets..........................................     140       332
      Accounts payable......................................     244     2,067
      Accrued expenses......................................     411    (2,689)
      Due to related party..................................    (381)      (64)
      Deferred revenue......................................    (250)      430
                                                             -------  --------
        Net cash used in operating activities...............  (8,579)  (19,157)
                                                             -------  --------
Cash flows from investing activities:
  Capital expenditures......................................  (4,976)   (3,756)
  Decrease in restricted cash...............................     --        400
  Maturities of short-term investments......................   7,615     7,703
  Purchase of short term investments........................     --    (45,879)
                                                             -------  --------
        Net cash (used in) provided by investing
         activities.........................................   2,639   (41,532)
                                                             -------  --------
Cash flows from financing activities:
  Net proceeds from issuance of Series E manditorily
   redeemable convertible preferred stock...................     --     29,574
  Proceeds from issuance of debt from line of credit........   1,894       --
  Repayment of debt on lines of credit......................     (58)   (1,507)
  Proceeds from convertible term notes......................   6,515       --
  Proceeds from issuance of common stock....................     --     48,405
  Proceeds from issuance of common stock warrants...........   1,075       --
  Proceeds from exercise of common stock options............       2        88
                                                             -------  --------
        Net cash provided by financing activities...........   9,428    76,560
                                                             -------  --------
Net increase in cash and cash equivalents...................   3,488    15,871
Cash and cash equivalents at beginning of period............     473    33,804
                                                             -------  --------
Cash and cash equivalents at end of period.................. $ 3,961  $ 49,675
                                                             =======  ========
Supplemental disclosure of noncash financing and investing
 activities:
  Deferred compensation from grant of common stock options.. $   638  $ 16,052
  Issuance of common stock and common stock warrants for
   technology licenses......................................     --      4,775
  Issuance of common stock in connection with supply
   agreement................................................     --      1,500
  Issuance of common stock warrants in connection with
   borrowings on line of credit.............................       8       --
  Conversion of manditorily redeemable convertible preferred
   stock and convertible preferred stock into common stock..     --    118,521

     See accompanying notes to condensed consolidated financial statements.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 1999 and 2000
                                  (unaudited)

(1) Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements of Orchid BioSciences, Inc. ("Orchid") and subsidiaries (Orchid, together with its subsidiaries, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of results that may be expected for a full year.

   The accompanying unaudited condensed consolidated financial statements include the results of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

   The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included elsewhere in this prospectus.

(2) Net Loss Per Share

   Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding. During each period presented, the Company has certain options, warrants, convertible preferred stock and/or mandatorily redeemable convertible preferred stock, which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders for each period are equal. The Company has reflected $29,573,564 as a beneficial conversion feature in the net loss allocable to common stockholders for the six months ended June 30, 2000 for the 5,971,903 shares of Series E mandatorily redeemable convertible preferred stock ("Series E stock") sold in January 2000. The amount of the beneficial conversion feature was calculated as the difference between the fair value of the Company's common stock on the commitment date of $11.75 per share over the conversion price of $4.50 per share, with a limitation that the beneficial conversion feature can not exceed the gross proceeds received from the issuance of the stock.

(3) GeneScreen, Inc. Pro Forma Financial Information

   The following unaudited pro forma financial information presents the combined results of operations of Orchid and GeneScreen, Inc. ("GeneScreen") as if the acquisition of GeneScreen by Orchid had occurred as of January 1, 1999, after giving effect to certain pro forma adjustments, including amortization of goodwill and other intangibles, and decreased interest expense from the cancellation of Orchid's note payable to GeneScreen. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Orchid and GeneScreen constituted a single entity during this period or the results of operations which may occur in the future.

                                                              Six months ended
                                                               June 30, 1999
                                                              ----------------
                                                               (in thousands)
Revenues.....................................................     $  6,851
                                                                  ========
Net loss allocable to common stockholders....................     $(39,951)
                                                                  ========
Basic and diluted net loss per share allocable to common
 stockholders................................................     $ (54.88)
                                                                  ========

                   ORCHID BIOCOMPUTER, INC. AND SUBSIDIARIES

                             June 30, 1999 and 2000
                                  (unaudited)


(4) Employment Agreements

   Effective January 2000, the Company entered into three year employment agreements with two executives of the Company. In certain cases, the Company may be obligated to pay the executive's salary and benefits for up to eighteen months after leaving the Company.

(5) Sale of Convertible Preferred Stock

   In January 2000, the Company completed the sale of 5,971,903 shares of Series E stock for gross proceeds of $29,573,564. The issuance of these securities resulted in a $29,573,564 beneficial conversion feature which increased net loss per share allocable to common stockholders in the six months ended June 30, 2000. The fair value of the Company's common stock on the commitment date was $11.75; however, the amount of the beneficial conversion feature was limited to the amount of gross proceeds received from the issuance of the Series E stock. The Company also issued 1,040,341 shares of Series E stock related to the conversion of the Affymetrix convertible promissory note and for cash received by December 31, 1999 for which shares were not issued, and which was included in Series E stock to be issued at December 31, 1999.

(6) Stock Option Grants

   In January and on February 2, 2000, the Company granted 36,500, 729,400, 40,750 and 40,750 stock options under the 2000 Employee, Director and Consultant Stock Plan at exercise prices of $1.25, $6.00, $8.00, $12.00 (see note 12), respectively, for which an initial compensation charge of approximately $4.3 million was recorded in the first quarter of 2000 and will be recognized over the respective vesting periods of the options. Some of these amounts result from grants to consultants which are subject to remeasurement at the end of each reporting period based upon the changes in the fair value of the common stock until the consultant completes performance under the option agreement. In addition, the Company issued approximately 800,000 performance based stock options at exercise prices of $6.00 for which compensation expense will be measured as the difference between the fair value of our common stock at the time the performance criteria is met and the exercise price and will be immediately recorded as compensation expense.

   On March 31, 2000, the Company granted 289,660 stock options under the 1995 Stock Incentive Plan at exercise prices of $12 per share for which an initial compensation charge of approximately $800,000 was recorded in the first quarter of 2000 and will be recognized over the respective vesting periods of the options. Some of these amounts result from grants to consultants which are subject to remeasurement at the end of each reporting period based upon the changes in the fair value of the common stock until the consultant completes performance under the option agreement.

   During the quarter ended June 30, 2000, the Company issued approximately 214,000 stock options at various exercise prices to certain employees, directors and consultants for which an initial compensation charge of approximately $5.1 million was recorded and will be recognized over the respective vesting periods of the options. Some of these amounts result from grants to consultants which are subject to remeasurement at the end of each reporting period based upon the changes in the fair value of the common stock until the consultant completes performance under the option agreement and from the measurement of compensation charges on performance based options, where performance was achieved.

(7) 2000 Employee, Director and Consultant Stock Incentive Plan

   On February 11, 2000 and March 17, 2000, respectively, the Board of Directors and stockholders of the Company approved the 2000 Employee, Director and Consultant Stock Incentive Plan ("Plan") for the

                   ORCHID BIOCOMPUTER, INC. AND SUBSIDIARIES

                             June 30, 1999 and 2000
                                  (unaudited)

issuance of common stock, incentive stock options and non-qualified stock options to employees, directors and consultants. The Board of Directors also authorized the granting of up to a total of 1,500,000 options under this Plan and 3,500,000 under the 1995 Stock Incentive Plan.

(8) ABS Termination

   Effective February 15, 2000, the Company's Collaborative Development and Marketing Agreement with Advanced Bioanalytical Services, Inc. ("ABS") was terminated. The Company paid ABS $75,000 in full and final settlement of all amounts owed under this agreement.

(9) NEN Agreement

   On February 21, 2000, the Company entered into an Agreement for the License and Supply of Terminators with NEN Life Science Products, Inc., now known as NEN Life Sciences, Inc. ("NEN"), pursuant to which NEN has agreed to supply the Company with terminators for use in the Company's SNPware kits. In consideration of NEN's agreement to supply the Company with terminators at favorable prices, the Company sold NEN 125,000 shares of its common stock for a purchase price of $750,000 and paid NEN an up-front fee of $750,000. The Company also agreed to pay NEN a certain percentage of net sales revenues based on the number of SNPware kits sold, in certain cases. The 125,000 shares had a fair value of $1,500,000 on the date of the agreement. Since the products being supplied are used in the Company's current products and may be used in future products, the Company deferred and is amortizing the $750,000 up-front fee plus the $750,000 excess of the fair value of the issued common stock over the purchase price (or a total of $1.5 million) over the estimated four year term of the agreement on a straight-line basis. The Company measured the fair value of the common stock on the date of the agreement as these shares were fully paid and nonforfeitable on that date. The Company is required to purchase quantities of products with an approximate minimum value during each annual period from the effective date as follows: first year $333,000, second year $700,000, third year $990,000 and fourth year $1,320,000. Either party can terminate the agreement any time after four years from the commencement date, without cause, upon 90 days written notice.

(10) Sarnoff Agreement

   On April 13, 2000, the Company amended its License and Option Agreement with Sarnoff Corporation ("Sarnoff"). Under the terms of the amendment, in lieu of all future cash payment, research funding, potential royalty payment and stock issuance obligations, the Company made a payment to Sarnoff of approximately $3.0 million, issued 250,000 shares of common stock and granted five-year warrants to purchase 75,000 shares of common stock to Sarnoff at an exercise price of $8.00 per share. The Company exercised the remaining two option fields on a non-exclusive basis as a result of this amendment. Previously, on February 2, 2000, the Company issued 100,000 shares of common stock to Sarnoff as an advance on the issuances which would be owed in December 2000 for the two option fields previously issued under the License and Option Agreement. As this licensed technology has not reached technological feasibility and has no alternative future uses, the cash payment of approximately $3.0 million and the fair value of the equity securities of approximately $4.8 million was charged to research and development expense during the six months ended June 30, 2000.

(11) Change in Authorized Shares

   On May 10, 2000, the Company filed a restated certificate of incorporation which increased its authorized shares of common stock to 50,000,000 shares, revoked all existing preferred stock designations and authorized 5,000,000 shares of preferred stock. The Board of Directors has the authority, without any further stockholder approval, to determine the price, privileges and other terms of the shares of unissued preferred stock.

                   ORCHID BIOCOMPUTER, INC. AND SUBSIDIARIES

                             June 30, 1999 and 2000
                                  (unaudited)


(12) Initial Public Offering

   In May 2000 the Company completed its initial public offering of 6,900,000 shares of common stock at a price of $8.00 per share (excluding underwriters' discounts and commissions), generating net proceeds of approximately $48.4 million. All shares of Series A Convertible Preferred Stock ("Series A stock"), Series B Convertible Preferred Stock ("Series B stock"), and Series E stock outstanding as of the closing date of the offering were automatically converted into shares of common stock on a one-for-one basis. The 2,480,176 shares outstanding of Series C Convertible Preferred Stock ("Series C stock") converted into 4,825,259 shares of common stock. No dividends were paid on any of the Series A, B, C or E stock.

(13) Inventory

   Inventory at June 30, 2000 consists entirely of raw materials.

(14) Legal Matters

   The Company has been in discussions with St. Louis University of St. Louis, Missouri regarding their belief that the Company's SNP scoring technology infringes certain claims under U.S. patent 5846710, which is controlled by the University. Although the Company is confident that our SNP scoring technology does not infringe any claims under the University's patent, the Company nonetheless entered into discussions with the University regarding the scope of these claims in the hope of resolving the issue. Upon the failure to reach agreement with the University, in August 2000 the Company filed a lawsuit against the University in the U.S. District Court for the Southern District of California, Case No. 00CV1558L (JFS), seeking declaratory judgment of non-infringement, invalidity and non-enforceability with respect to the University's patent. While the Company believes that its position in this action is strong, patent litigation is complex and likely will result in claims against the Company, including patent infringement. As a result, the outcome of this action is uncertain. Furthermore, while the Company is seeking declaratory judgment in this action, the lawsuit could take significant time, be expensive and divert our management's attention from other business concerns.

   Other than as described above, the Company is not a party to any material legal proceeding. The Company is engaged in discussions with Motorola, Inc. ("Motorola") in an attempt to resolve certain areas of disagreement that have arisen under the existing collaboration in the area of microfluidics. The primary issue of disagreement between the parties relates to whether, under the terms of the agreement with Motorola, Motorola has a right to obtain a license to the Company's SNP-IT technology for use with Motorola's microfluidic chips. While the Company believes that, under the terms of the agreement, Motorola has no rights to its SNP-IT technology, there can be no assurance that an agreement can be reached with Motorola on this issue or that the Company would prevail if this dispute were to develop into arbitration or litigation. Nonetheless, the Company believes that, even if it fails to successfully resolve this issue or to prevail in any such arbitration or litigation, it would only be obligated to grant Motorola a non-exclusive license to use its SNP-IT technology with their microfluidic genotyping chips on terms no less favorable than those offered to other licensees. The Company does not believe that such a result is likely to have a material adverse affect on the Company's business, financial condition and operating results.

(15) Self-Insurance Reserve

   GeneScreen Inc., the Company's wholly owned subsidiary, is self-insured for the risk of loss relating to certain litigation claims that might arise from GeneScreen's testing results. However, due to provisions in

                   ORCHID BIOCOMPUTER, INC. AND SUBSIDIARIES

                             June 30, 1999 and 2000
                                  (unaudited)

certain service contracts, GeneScreen is insured for claims arising from testing performed under the Texas, Ohio and Arizona contracts. Insurance coverage began in 1995 for testing under the Texas contract, in 1997 for testing under the Ohio and Arizona contracts and all other contracts in August 1998. Management estimates future litigation costs based on historical litigation experience. The accrued litigation reserve for the self-insured risk at June 30, 2000 was $156,000.

(16) Segment Information

   The Company operates in two segments, each of which are strategic businesses that are managed separately because each business develops, manufactures and sells distinct products and services. The segments and a description of their business are as follows: (i) the Company prior to the acquisition of GeneScreen ("Orchid"), which performs SNP scoring analysis and markets related equipment and consumables; and (ii) GeneScreen, which performs DNA laboratory analysis for paternity, transplantation and forensic testing.

   The Company evaluates performance of and allocates resources to the segments. Prior to the acquisition of GeneScreen on December 30, 1999, the Company was operated and managed as one business. Segment information as of and for the six months ended June 30, 2000 for Orchid and GeneScreen is as follows:

                                                   Orchid   GeneScreen  Total
                                                  --------  ---------- --------
                                                         (in thousands)
Revenues from external customers................. $  1,900   $ 6,160   $  8,060
Segment net loss.................................  (23,660)   (1,887)   (25,547)
Total assets.....................................  112,929    42,975    155,904

(17) Subsequent Events

   In July 2000, the Company expanded its collaboration with the SNP Consortium Ltd. under which the Company will perform certain SNP scoring service for determining the allelic frequency of 60,000 SNP genomic markers in diverse populations. The term of this collaboration is through the earlier of March 1, 2001 or completion of the project. The Company will bear all costs to perform these services. To fulfill its commitment under this collaboration, the Company will accelerate the hiring of personnel for, and use of SNPware consummables in, the Company's MegaSNPatron facility, resulting in additional research and development expenses over the next six to twelve months of between $3 million and $6 million. The Company will additionally need to accelerate previously planned capital expenditures relating to the build-out of the MegaSNPatron facility of approximately $4 million. In exchange, the Company has the right to commercialize certain technology developed as a result of performing these services.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Orchid BioSciences, Inc.:

   We have audited the accompanying consolidated balance sheets of Orchid BioSciences, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orchid BioSciences, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey

February 11, 2000 except as to
 the seventh paragraph of note 16
 which is as of March 17, 2000,
 the eighth paragraph of note 16
 which is as of February 15,
 2000, the ninth paragraph of
 note 16 which is as of February
 21, 2000, the tenth paragraph of
 note 16 which is as of March 31,
 2000 the eleventh paragraph of
 note 16 which is as of April 13,
 2000 and the twelfth paragraph
 of note 16 which is as of May 4,
 2000.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1999

                                                                    Pro Forma
                                                                   December 31,
                                                                       1999
                                              1998        1999     (see note 1)
                                           ----------- ----------- ------------
                                                                   (Unaudited)
                 Assets
Current assets:
Cash and cash equivalents................  $   472,725 $33,803,935 $33,803,935
Restricted cash..........................          --      400,000     400,000
Short-term investments...................    7,615,127         --          --
Accounts receivable, net.................          --    2,102,563   2,102,563
Laboratory materials and supplies........          --      182,532     182,532
Other current assets.....................      307,340     858,774     858,774
                                           ----------- ----------- -----------
Total current assets.....................    8,395,192  37,347,804  37,347,804
Equipment and leasehold improvements,
 net.....................................    1,736,654   9,474,416   9,474,416
Goodwill, net of accumulated amortization
 of $2,275 and $10,075 in 1998 and 1999,
 respectively............................       75,725  31,050,518  31,050,518
Other intangibles, net...................    4,840,590  16,518,757  16,518,757
Other assets.............................      551,264     464,815     464,815
                                           ----------- ----------- -----------
Total assets.............................  $15,599,425 $94,856,310 $94,856,310
                                           =========== =========== ===========
  Liabilities and Stockholders' Equity
                (Deficit)
Current liabilities:
Note payable--bank.......................  $       --  $ 1,000,000 $ 1,000,000
Current portion of long-term debt........          --    1,141,230   1,141,230
Accounts payable.........................    1,004,860   2,302,123   2,302,123
Accrued expenses.........................    1,008,536   4,777,157   4,777,157
Due to related party.....................      381,033      63,519      63,519
Deferred revenue.........................      250,000     789,091     789,091
                                           ----------- ----------- -----------
Total current liabilities................    2,644,429  10,073,120  10,073,120
Long-term debt, less current portion.....    3,547,821   4,122,357   4,122,357
Commitments and contingencies............
Manditorily redeemable convertible
 preferred stock, $.001 par value
 (converts into 17,734,919 shares of
 common stock on an unaudited pro forma
 basis at December 31, 1999 upon
 consummation of the offering
 contemplated herein):
Series C, at redemption value, designated
 2,493,692 shares; issued and outstanding
 2,480,176 shares at December 31, 1998
 and 1999 (Aggregate liquidation value of
 $27,530,000 at December 31, 1999) ......   27,530,000  27,530,000         --
Series E, designated 19,000,000 shares;
 issued and outstanding 7,934,966 shares
 at December 31, 1999 (Aggregate
 liquidation value of $35,707,320 at
 December 31, 1999)......................          --   39,034,609         --
Series E to be issued, at redemption
 value, (4,974,694 shares, including
 518,534 shares subject to repurchase
 rights at December 31, 1999) (Aggregate
 liquidation value of $22,281,534 at
 December 31, 1999)......................          --   22,381,533         --
                                           ----------- ----------- -----------
                                            27,530,000  88,946,142         --
                                           ----------- ----------- -----------

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(Continued)

                           December 31, 1998 and 1999

                                                                       Pro
                                                                      Forma
                                                                   December 31,
                                                                       1999
                                            1998         1999      (see note 1)
                                         -----------  -----------  ------------
                                                                   (Unaudited)
Stockholders' equity (deficit):
 Preferred stock, $.001 par value.
  Authorized 23,400,000 shares; 38,961
  shares with no designation; no shares
  issued or outstanding................. $       --   $       --   $       --
 Convertible preferred stock, $.001 par
  value (converts into 1,074,740 shares
  of common stock on an unaudited pro
  forma basis at December 31, 1999 upon
  consummation of the initial public
  offering):
  Series A, designated 1,200,000 shares;
   issued and outstanding 904,200 and
   970,900 shares at December 31, 1998
   and 1999, respectively (Liquidation
   value--see note 13)..................         904          971          --
  Series B, designated 300,000 shares;
   issued and outstanding 68,640 and
   103,840 shares at December 31, 1998
   and 1999, respectively (Liquidation
   value--see note 13)..................          69          104          --
  Series B, to be issued (35,200 shares
   at December 31, 1998) (Liquidation
   value--see note 13)..................     211,200          --           --
  Series D, designated 367,347 shares;
   no shares issued or outstanding......         --           --           --
 Common stock, $.001 par value.
  Authorized 30,000,000 shares; issued
  and outstanding 726,751 and 845,450
  shares at December 31, 1998 and 1999,
  respectively (19,655,109 shares on an
  unaudited pro forma basis at December
  31, 1999 upon conversion of the
  manditorily redeemable convertible
  preferred stock and the convertible
  preferred stock)......................         727          845       19,655
 Common stock to be issued (5,000 and
  10,000 shares at December 31, 1998 and
  1999, respectively)...................      17,500       76,250       76,250
 Additional paid-in capital.............   4,808,773   50,324,522  139,252,929
 Deferred compensation..................    (624,318)  (7,930,030)  (7,930,030)
 Accumulated deficit.................... (22,537,680) (50,757,971) (50,757,971)
                                         -----------  -----------  -----------
    Total stockholders' equity
     (deficit).......................... (18,122,825)  (8,285,309)  80,660,833
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     equity (deficit)................... $15,599,425  $94,856,310  $94,856,310
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              For the years ended December 31, 1997, 1998 and 1999

                                              Year ended December 31,
                                       ---------------------------------------
                                          1997          1998          1999
                                       -----------  ------------  ------------
Revenues:
  Collaboration revenue-related
   party.............................. $ 3,763,000  $  2,747,800  $        --
  Collaboration revenue-unrelated
   party..............................         --            --        828,000
  Grant revenue.......................         --         33,152       810,838
  License and other revenue...........         --            --        154,167
                                       -----------  ------------  ------------
    Total revenues....................   3,763,000     2,780,952     1,793,005
                                       -----------  ------------  ------------
Operating expenses:
  General and administrative .........   2,812,815     4,947,786     9,547,089
  General and administrative-related
   party..............................     114,636       251,449        63,519
  Research and development............      46,845     4,984,575    11,695,798
  Research and development-related
   party..............................  10,765,767     2,589,538     2,751,927
  Acquisition of in-process research
   and development....................         --      2,352,838           --
                                       -----------  ------------  ------------
    Total operating expenses..........  13,740,063    15,126,186    24,058,333
                                       -----------  ------------  ------------
    Operating loss....................  (9,977,063)  (12,345,234)  (22,265,328)
                                       -----------  ------------  ------------
Other income (expense):
  Interest income.....................      49,303       931,390       202,699
  Interest expense....................         --        (65,635)   (6,157,662)
                                       -----------  ------------  ------------
    Total other income (expenses).....      49,303       865,755    (5,954,963)
                                       -----------  ------------  ------------
    Net loss..........................  (9,927,760)  (11,479,479)  (28,220,291)
Beneficial conversion feature of
 preferred stock......................         --            --     44,554,000
                                       -----------  ------------  ------------
    Net loss allocable to common
     stockholders..................... $(9,927,760) $(11,479,479) $(72,774,291)
                                       ===========  ============  ============
Basic and diluted net loss per share
 allocable to common stockholders
 (note 1)............................. $    (27.57) $     (17.09) $     (95.87)
                                       ===========  ============  ============
Shares used in computing basic and
 diluted net loss per share allocable
 to common stockholders (note 1)......     360,079       671,589       759,078
                                       ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                           ORCHID BIOSCIENCES, INC.
                               AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

             For the years ended December 31, 1997, 1998 and 1999

                        Convertible preferred stock
                   --------------------------------------
                      Series A       Series B
                   -------------- --------------
                   Number         Number         Series B
                     of             of            To be
                   shares  Amount shares  Amount  issued
                   ------- ------ ------- ------ --------
Balance, December
31, 1996.........  670,000  $670   68,640  $ 69       --
 Issuance of
 common stock for
 technology
 licenses........      --    --       --    --        --
 Issuance of
 restricted
 common stock....      --    --       --    --        --
 Issuance of
 Series A
 convertible
 preferred stock
 for technology
 license.........  167,500   167      --    --        --
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --       --    --        --
 Amortization of
 deferred
 compensation....      --    --       --    --        --
 Exercise of
 common stock
 options.........      --    --       --    --        --
 Net loss........      --    --       --    --        --
                   -------  ----  -------  ----  --------
Balance, December
31, 1997.........  837,500   837   68,640    69       --
 Exercise of
 common stock
 options.........      --    --       --    --        --
 Issuance of
 stock for
 technology
 licenses........   66,700    67      --    --        --
 Series B
 convertible
 preferred stock
 to be issued....      --    --       --    --    211,200
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --       --    --        --
 Amortization of
 deferred
 compensation....      --    --       --    --        --
 Issuance of
 common stock
 options in
 connection with
 acquisition of
 Molecular Tool,
 Inc.............      --    --       --    --        --
 Net loss........      --    --       --    --        --
                   -------  ----  -------  ----  --------
Balance, December
31, 1998.........  904,200   904   68,640    69   211,200
 Issuance of
 stock for
 technology
 licenses........   66,700    67      --    --        --
 Series B
 convertible
 preferred stock
 to be issued....      --    --    35,200    35  (211,200)
 Warrants in
 connection with
 convertible term
 loans...........      --    --       --    --        --
 Warrants in
 connection with
 draws on line of
 credit..........      --    --       --    --        --
 Warrants in
 connection with
 sale of Series E
 manditorily
 redeemable
 convertible
 preferred
 stock...........      --    --       --    --        --
 Beneficial
 conversion
 feature on
 issuance of
 Series E
 manditorily
 redeemable
 convertible
 preferred stock
 in connection
 with acquisition
 of GeneScreen...      --    --       --    --        --
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --       --    --        --
 Amortization of
 deferred
 compensation....      --    --       --    --        --
 Exercise of
 common stock
 options.........      --    --       --    --        --
 Net loss........      --    --       --    --        --
                   -------  ----  -------  ----  --------
Balance, December
31, 1999.........  970,900  $971  103,840  $104       --
                   =======  ====  =======  ====  ========
                    Common stock
                   --------------
                   Number         Common stock Additional   Deferred                    Total
                     of              to be      paid-in     compen-    Accumulated  stockholders'
                   shares  Amount    issued     capital      sation      deficit       deficit
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1996.........  330,829  $331        --      1,317,812         --    (1,130,441)      188,441
 Issuance of
 common stock for
 technology
 licenses........  157,500   158        --        354,218         --           --        354,376
 Issuance of
 restricted
 common stock....  109,333   109        --        131,657    (131,766)         --            --
 Issuance of
 Series A
 convertible
 preferred stock
 for technology
 license.........      --    --         --      1,289,583         --           --      1,289,750
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --         --        314,562    (314,562)         --            --
 Amortization of
 deferred
 compensation....      --    --         --            --       85,697          --         85,697
 Exercise of
 common stock
 options.........    4,117     4        --            --          --           --              4
 Net loss........      --    --         --            --          --    (9,927,760)   (9,927,760)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1997.........  601,779   602        --      3,407,832    (360,631) (11,058,201)   (8,009,492)
 Exercise of
 common stock
 options.........    1,582     2        --             (2)        --           --            --
 Issuance of
 stock for
 technology
 licenses........  123,390   123     17,500       762,643         --           --        780,333
 Series B
 convertible
 preferred stock
 to be issued....      --    --         --            --          --           --        211,200
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --         --        438,300    (438,300)         --            --
 Amortization of
 deferred
 compensation....      --    --         --            --      174,613          --        174,613
 Issuance of
 common stock
 options in
 connection with
 acquisition of
 Molecular Tool,
 Inc.............      --    --         --        200,000         --           --        200,000
 Net loss........      --    --         --            --          --   (11,479,479)  (11,479,479)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1998.........  726,751   727     17,500     4,808,773    (624,318) (22,537,680)  (18,122,825)
 Issuance of
 stock for
 technology
 licenses........   83,300    83     58,750     1,762,350         --           --      1,821,250
 Series B
 convertible
 preferred stock
 to be issued....      --    --         --        211,165         --           --            --
 Warrants in
 connection with
 convertible term
 loans...........      --    --         --      5,232,000         --           --      5,232,000
 Warrants in
 connection with
 draws on line of
 credit..........      --    --         --         76,000         --           --         76,000
 Warrants in
 connection with
 sale of Series E
 manditorily
 redeemable
 convertible
 preferred
 stock...........      --    --         --        753,000         --           --        753,000
 Beneficial
 conversion
 feature on
 issuance of
 Series E
 manditorily
 redeemable
 convertible
 preferred stock
 in connection
 with acquisition
 of GeneScreen...      --    --         --     28,530,000         --           --     28,530,000
 Deferred
 compensation
 resulting from
 the grant of
 options.........      --    --         --      8,937,071  (8,937,071)         --            --
 Amortization of
 deferred
 compensation....      --    --         --            --    1,631,359          --      1,631,359
 Exercise of
 common stock
 options.........   35,399    35        --         14,163         --           --         14,198
 Net loss........      --    --         --            --          --   (28,220,291)  (28,220,291)
                   ------- ------ ------------ ----------- ----------- ------------ -------------
Balance, December
31, 1999.........  845,450  $845     76,250    50,324,522  (7,930,030) (50,757,971)   (8,285,309)
                   ======= ====== ============ =========== =========== ============ =============

         See accompanying notes to consolidated financial statements.

                            ORCHID BIOSCIENCES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1997, 1998 and 1999

                                               Year ended December 31,
                                        ---------------------------------------
                                           1997          1998          1999
                                        -----------  ------------  ------------
Cash flows from operating activities:
 Net loss.............................  $(9,927,760) $(11,479,479) $(28,220,291)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Noncash research and development
   expense............................    1,644,126     3,133,171     1,821,250
  Noncash compensation expense........       85,697       174,613     1,631,359
  Noncash amortization of debt
   issuance costs and interest
   expense............................          --            --      5,985,749
  Depreciation and amortization.......       99,235       513,444     1,359,772
  Changes in assets and liabilities:
   Other current assets...............      279,307      (242,371)     (395,326)
   Other assets.......................      (25,694)     (525,570)      155,745
   Accounts payable...................      117,460       609,699       756,938
   Accrued expenses...................      481,457       309,352     1,519,486
   Due to related party...............   (1,469,907)       51,074      (317,514)
   Milestone advance..................    1,320,000    (1,108,800)          --
   Deferred revenue...................     (133,000)      161,000       346,045
   Obligation under research and
    development contract..............    3,130,000    (3,130,000)          --
                                        -----------  ------------  ------------
   Net cash used in operating
    activities........................   (4,399,079)  (11,533,867)  (15,356,787)
                                        -----------  ------------  ------------
Cash flows from investing activities:
 Acquisition of certain assets and
  liabilities of Molecular Tool,
  Inc.................................          --     (3,392,293)          --
 Cash acquired in acquisition of
  GeneScreen, Inc. and subsidiaries,
  net of costs........................          --            --      1,051,207
 Capital expenditures.................      (43,229)   (1,691,404)   (8,246,338)
 Increase in restricted cash..........          --            --       (400,000)
 Purchase of short-term investments...          --    (15,545,308)          --
 Maturities of short-term
  investments.........................          --      7,930,181     7,615,127
                                        -----------  ------------  ------------
   Net cash used in (provided by)
    investing activities..............      (43,229)  (12,698,824)       19,996
                                        -----------  ------------  ------------
Cash flows from financing activities:
 Proceeds from issuance of Series C
  mandatorily redeemable convertible
  preferred stock.....................    9,230,000    18,300,000           --
 Net proceeds from issuance of Series
  E manditorily redeemable convertible
  preferred stock.....................          --            --     34,165,197
 Proceeds from convertible term
  notes...............................                                8,765,000
 Proceeds from issuance of debt from
  line of credit......................          --            --      5,036,570
 Proceeds from common stock warrants..          --            --      1,075,000
 Repayment of debt on line of credit..          --            --       (387,964)
 Proceeds from exercise of common
  stock options.......................            4           --         14,198
                                        -----------  ------------  ------------
   Net cash provided by financing
    activities........................    9,230,004    18,300,000    48,668,001
                                        -----------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents.....................    4,787,696    (5,932,691)   33,331,210
Cash and cash equivalents at beginning
 of year..............................    1,617,720     6,405,416       472,725
                                        -----------  ------------  ------------
Cash and cash equivalents at end of
 year.................................  $ 6,405,416  $    472,725  $ 33,803,935
                                        ===========  ============  ============
Supplemental disclosure of noncash
 financing and investing activities:
 Deferred compensation from issuance
  of restricted stock, grant of
  options and warrants................  $   446,328  $    438,300  $  8,937,071
 Issuance of common stock and Series A
  convertible preferred stock for
  technology licenses.................    1,475,376       762,833     1,762,500
 Common stock granted or to be issued
  to SB...............................      168,750        17,500        58,750
 Beneficial conversion feature on
  issuance of Series E mandatorily
  redeemable convertible preferred
  stock in connection with acquisition
  of GeneScreen.......................          --            --     28,530,000
 Series E mandatorily redeemable
  convertible preferred stock to be
  issued in connection with
  acquisition of GeneScreen...........          --            --     17,600,000
 Conversion of bridge notes and
  accrued interest into Series E
  mandatorily redeemable convertible
  preferred stock.....................          --            --     10,302,329
 Issuance of long-term debt in
  connection with acquisition of
  Molecular Tool, Inc.................          --      3,547,821           --
 Issuance of Series B convertible
  preferred stock in exchange for
  milestone advance...................          --        211,200           --
 Cancellation of long-term debt in
  connection with acquisition of
  GeneScreen, Inc. ...................          --            --      3,547,821
 Issuance of common stock warrants in
  connection with borrowings on line
  of credit...........................          --            --         76,000
 Issuance of common stock options in
  connection with acquisition of
  Molecular Tool, Inc. ...............          --        200,000           --
 Issuance of common stock warrants in
  connection with the Series E
  mandatorily redeemable convertible
  preferred stock private placement...          --            --        753,000
                                        ===========  ============  ============

          See accompanying notes to consolidated financial statements.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

(1) Summary of Significant Accounting Policies

 Organization and Business Activities

   Orchid BioSciences, Inc. (previously known as Orchid Biocomputer, Inc.) and subsidiaries (the "Company"), was organized under the laws of the State of Delaware on March 8, 1995 to develop and commercialize genetic diversity technologies, products and services using the Company's proprietary biochemistry for scoring single nucleotide polymorphisms ("SNPs") and microfluidics technologies for applications in drug discovery, principally in the field of pharmacogenetics and DNA synthesis. The Company was a wholly-owned subsidiary of Sarnoff Corporation ("Sarnoff") at inception, was reduced to a majority-owned subsidiary of Sarnoff in 1995 and as a result of the December 1997 financing, Sarnoff's ownership in the Company was reduced to less than a majority (see notes 11 and 13).

   On December 30, 1999, the Company acquired GeneScreen, Inc. ("GeneScreen"), a wholly-owned subsidiary of the Company, which operates genetic diversity testing laboratories in Dallas, Texas; Dayton, Ohio, and Sacramento, California. GeneScreen performs DNA laboratory analyses for paternity, transplantation and forensic testing. GeneScreen's primary sources of revenue represent paternity testing under contracts with several state and county government agencies and transplantation testing under grants from the National Marrow Donor Program.

   The Company has not yet achieved profitable operations or positive cash flow from operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development and commercialization activities will require significant additional financing. The Company's accumulated deficit aggregated $50,757,971 through December 31, 1999 and it expects to incur substantial losses in future periods.

 Consolidated Financial Statements

   The accompanying consolidated financial statements include the results of operations of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. As a result of the acquisition of GeneScreen, Inc. ("GeneScreen") during 1999, the Company is no longer considered to be in the development stage for financial reporting purposes as it was in the prior years.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States financial institutions and money market funds. To date, the Company has not experienced any losses on its cash and cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term and liquid nature.

 Short-term Investments

   Short-term investments consist of corporate debt securities with original maturities greater than three months. In accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its short-term investments as available for sale. Available for sale securities are recorded at fair value, which approximates costs, of the investments based on quoted market prices at December 31, 1998. The Company considered all of these investments to be available for sale.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

 Laboratory Materials and Supplies

   Laboratory materials and supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 Equipment and Leasehold Improvements

   Equipment is carried at cost, less accumulated depreciation, which is computed on the straight-line basis over the estimated useful lives of the related assets, which range from two to eight years. Leasehold improvements are recorded at cost, less accumulated depreciation, which is computed on the straight-line basis over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

 Goodwill and Other Intangibles

   Goodwill, which represents the excess purchase price over fair value of net assets acquired, and other intangibles are amortized on a straight-line basis over its estimated useful lives, as follows:

                                                                           Years
                                                                           -----
       Customer lists.....................................................    11
       Base technology.................................................... 12-15
       Trademarks and tradename...........................................    15
       Goodwill........................................................... 10-15
       Patents............................................................    15
       Other intangibles..................................................     4

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets, certain identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

 Income Taxes

   The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


 Revenue Recognition

   On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides the SEC staff's views on the recognition of revenue including nonrefundable technology access fees received by registrants in connection with research collaborations with third parties. SAB 101 states that in certain circumstances the SEC staff believes that up-front fees, even if nonrefundable, should be deferred and recognized systematically over the term of the research arrangement. The Company's revenue recognition policies are consistent with the provisions of SAB 101 and the accompanying consolidated financial statements reflect this policy for all periods presented.

   Revenue related to research and development contracts and grants is recognized when the related research expenses are incurred and the Company's specific performance obligations under the terms of the respective contract are satisfied. To the extent expended, funding related to research and development contracts for equipment is deferred and amortized over the shorter of its useful life or the life of the related contract. Revenue recognized in the accompanying consolidated financial statements is not subject to repayment. Payments, if any, received in advance of performance under the contract are deferred and recognized as revenue when earned. Up-front licensing fees are deferred and amortized over the estimated performance period.

   Revenue on DNA laboratory testing and from SNP testing services are recognized on an accrual basis at the time test results are reported. Deferred revenue represents the unearned portion of payments received in advance of tests being completed. Unbilled receivables represent revenue which has been earned on completed tests which have not been billed to the customer.

   Revenue on product sales is recorded on transfer of title and after all significant performance obligations of the Company have been met. Revenue from operating lease transactions is recognized on a straight-line basis over the term of the lease in accordance with the lease agreement.

 Research and Development

   Costs incurred for research and product development, including costs incurred in obtaining license rights to technology in the development stage are expensed as incurred. In addition, the Company recognizes research and development expenses in the period incurred and in accordance with the specific contractual performance terms of such research agreements. Costs incurred in obtaining technology licenses are charged to research and development expense if the technology licensed has not reached technological feasibility and has no alternative uses.

 Stock-based Compensation

   The Company accounts for its stock-based compensation to employees and members of the Board of Directors in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits non-public entities to provide pro forma net loss and net loss per share disclosures for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value basis in accordance with SFAS 123.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Loss Per Share

   Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net loss allocable to common stockholders by the weighted average number of shares of common stock outstanding. As of December 31, 1999, the Company has certain options, warrants, convertible preferred stock and mandatorily redeemable convertible preferred stock (see notes 11, 12 and 13), which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders for each year are equal. The Company has reflected $44,554,000 as a beneficial conversion feature in the net loss allocable to common stockholders for the Series E mandatorily redeemable convertible preferred stock ("Series E") issued or issuable in exchange for cash at December 31, 1999. The amount of the beneficial conversion feature was calculated as the difference between the fair value of the Company's common stock on the commitment date of $11.75 per share over the conversion price of $4.50 per share, with a limitation that the beneficial conversion feature can not exceed the gross proceeds received from the issuance of the stock.

 Pro Forma Net Loss Per Share (Unaudited)

   The following pro forma basic and diluted net loss per share allocable to common stockholders and shares used in computing pro forma basic and diluted net loss per share allocable to common stockholders have been presented reflecting the automatic conversion into shares of common stock of the convertible preferred stock and mandatorily redeemable convertible preferred stock upon completion of the offering contemplated herein (see note 13), using the if converted method from their respective dates of issuance:

                                                                   Year ended
                                                                  December 31,
                                                                      1999
                                                                  ------------
   Pro forma basic and diluted net loss per share allocable to
    common stockholders..........................................  $   (15.61)
                                                                   ==========
   Shares used in computing pro forma basic and diluted net loss
    per share allocable to common stockholders...................   4,662,952
                                                                   ==========

 Pro Forma Balance Sheet (Unaudited)

   Upon the closing of the initial public offering, all of the outstanding shares and shares to be issued of convertible preferred stock and mandatorily redeemable convertible preferred stock at December 31, 1999 automatically convert into 18,809,659 shares of common stock (see note 13) and the repurchase rights of certain Series E holders expire (see note 3). The December 31, 1999 unaudited pro forma balance sheet has been prepared assuming the conversion of the convertible preferred stock outstanding and the mandatorily redeemable convertible preferred stock outstanding and to be issued as of December 31, 1999, into common stock as of December 31, 1999.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                          December 31, 1998 and 1999


 Reclassifications

   Certain reclassifications have been made in the 1998 consolidated financial statements to conform to the 1999 presentation.

(2) Acquisition of Molecular Tool, Inc.

   On September 11, 1998, the Company acquired substantially all the assets and assumed certain liabilities of Molecular Tool, Inc. (MT), a subsidiary of GeneScreen. The acquisition has been accounted for by the purchase method and, accordingly, the assets and liabilities acquired have been recorded at their fair values. The purchase price was approximately $7.1 million of which $3.2 million was paid in cash, $3,548,000 was in the form of a note (see note 7) and $200,000 represented the fair value of 93,289 Orchid stock options exchanged for GeneScreen options held by employees of MT and others.

   The purchase price, including acquisition costs of approximately $163,000, was allocated as follows:

   Patents.......................................................... $1,100,000
   Base technology..................................................  3,635,000
   Other intangibles................................................    240,000
   Goodwill.........................................................     78,000
   In-process research and development..............................  2,353,000
   Other assets.....................................................     35,000
   Liabilities......................................................   (300,000)
                                                                     ----------
                                                                     $7,141,000
                                                                     ==========

   The results of operations of MT have been included in the Company's consolidated financial statements from September 11, 1998.

   Acquired in this transaction were a variety of intellectual property and intangible assets including Molecular Tool's patent portfolio, assembled workforce of research and development staff, and base technology upon which its research efforts were based.

   Molecular Tool was engaged in the development of proprietary technologies and products for the identification and analysis of DNA sequence variation, including an approach called SNP-IT, an approach to analyzing large numbers of DNA samples for a given genetic effect, and the use of genetic variations called single nucleotide polymorphisms ("SNPs").

   The charge relating to the acquisition of Molecular Tool consists of acquired in-process research and development of $2,352,838 which was immediately charged to expense.

   The value of acquired research and development related to this acquisition represents the fair value of Molecular Tool products and services under development. These products were associated with the application of SNP and SNP-IT technologies under development by Molecular Tool as of the closing date of the transaction. They include SNP Kits valued at $273,000, representing collections of SNPs contained in plates and arrays to facilitate genetic analysis; SNP Services valued at $418,000, representing the provision of genetic analysis by Molecular Tool based on the SNP Kits under development; SNP OEM equipment and machinery valued at $1.605 million, which is designed to perform automated genetic analysis based on the technology and procedures inherent in the SNP Kits; and microfluidic genotyping chips valued at $57,000, representing a system permitting genetic analysis to be performed at the level of a silicon chip in an effort to further automate genetic analysis.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   At the date of acquisition, none of the products or services under development by Molecular Tool, Inc. had achieved technological feasibility and none were being sold on the market. There still remained substantial risks and significant uncertainty concerning the remaining course of technical development. Key development risks for this product included validation testing, engineering of stability into the critical reagents to permit their use in the field, and developing the means of scaling-up manufacturing of the reagents and other elements of the product for eventual sale. The microfluidic genotyping chips had been identified and proposed as a new technology development area at the time of the acquisition. However, major components of the chip had not been demonstrated as feasible and have required and will continue to require substantial investment. Areas not yet shown to be feasible included: chip materials fabrication and biocompatibility; method and composition of bioactive surface preparation; method and composition of optical detection systems compatible with chip design. The MegaSNPatron Services, while now more commercially advanced than the microfluidic chips, faced the need for development and feasibility demonstration in several key areas, most notably: method and composition of the bioarray components; the ability to capture and process results data from the Mega SNPstream process; and the composition of stable, viable, and cost effective reagents for the tests. In the case of the SNP OEM equipment, development of the analysis machine was largely complete but was still expected to face engineering challenges before ultimate completion. The challenges faced by SNPstream hardware and SNPware reagents to complete successful commercialization included: feasibility of adapting an off-the-shelf robotic system as the SNPstream platform; development of software systems for data management; and development and validation of viable, stable and cost effective reagents usable in the SNPware kits. An overall risk facing these projects was the potential development of competing technologies to facilitate cost reduction in genetic assays before the Molecular Tool products would even reach the market.

   Because of the great uncertainty associated with these issues, and both the uncertainty and remaining effort associated with development for these products, the Molecular Tool development projects had not established technological feasibility at the acquisition date. Further, these partially completed products had no alternative future uses at the valuation date if the contemplated programs were to fail, as the technology was highly specialized to the targeted products.

   The estimated values of all acquired intangible assets including the acquired development projects were determined. Other identified intangibles included patents, the assembled workforce (principally research and development personnel), and the base technology of Molecular Tool associated with SNP-IT and single nucleotide polymorphisms.

   The value of the acquired in-process research and development projects was determined by projecting expected completion costs for the development projects as well as projected cash flows resulting from their commercialization. Material net cash inflows are projected to be realized for the development programs in 2002, except for the microfluidic genotyping chip, which was projected at 2003 to 2004. The risk adjusted discount rates applied to the projects' cash flows were 40% for each of the projects except for the microfluidic genotyping chips, for which the risk adjusted discount rate was 45%. In the development of projected cash flows a completion percentage of 60.0% was employed for each project in the calculation of cash flows to be discounted. The resulting net cash flows implied by this projection were discounted to present value using an appropriate risk adjusted cost of capital. This rate was developed by including a risk premium above the return associated with the valuation of the base technology of Molecular Tool, and above the observed weighted average costs of capital for comparable companies involved with the development and sale of similar technologies.

   The following unaudited pro forma financial information presents the combined results of operations of the Company and Molecular Tool as if the acquisition had occurred as of January 1, 1997, after giving effect to certain pro forma adjustments, including amortization of goodwill and other intangibles, and increased interest

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

expense from the Company's note payable to GeneScreen, excluding the related acquired in-process research and development charge of $2,352,838. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Molecular Tool constituted a single entity during this period or the results of operations which may occur in the future.

                                                        For the Year Ended
                                                           December 31,
                                                     --------------------------
             Statement of Operations Data                1997          1998
             ----------------------------            ------------  ------------
                                                            (unaudited)
   Revenues........................................  $  4,889,066  $  3,348,941
   Net loss allocable to common stockholders before
    non-recurring charge...........................   (11,296,644)  (10,624,275)
   Basic and diluted net loss per share allocable
    to common stockholders, before non-recurring
    charge.........................................  $     (31.37) $     (15.82)

(3) Acquisition of GeneScreen, Inc.

   On December 30, 1999, the Company acquired all of the outstanding shares of common and preferred stock of GeneScreen in exchange for consideration consisting primarily of up to 4,000,000 shares of the Company's Series E with a stated value of $4.50 per share. The note payable to GeneScreen related to the purchase of the MT assets in the amount of $3,547,821 (see note 7) and certain other liabilities totalling $421,000 were also cancelled. The acquisition has been accounted for by the purchase method and, accordingly, the assets and liabilities acquired have been recorded at their fair values. The Company has included $28,530,000 as a beneficial conversion feature attributable to the Series E in the purchase price which was recorded as an increase to additional paid-in capital. The amount of the beneficial conversion feature was calculated as the difference between the $11.75 per share fair value of the Company's common stock on December 22, 1999, the commitment date, over the $4.50 per share conversion price.

   The net purchase price of $42,711,000, including acquisition costs of approximately $150,000, was allocated as follows:

   Cash............................................................ $ 1,064,000
   Accounts receivable, net........................................   2,103,000
   Other assets....................................................     721,000
   Customer list...................................................   4,210,000
   Base technology.................................................   5,580,000
   Trademark/tradename.............................................   1,762,000
   Other intangibles...............................................     586,000
   Goodwill........................................................  30,983,000
   Current portion of long-term debt...............................  (1,190,000)
   Accounts payable and accrued expenses...........................  (2,490,000)
   Deferred revenue................................................    (193,000)
   Long-term debt, less current portion............................    (425,000)
                                                                    -----------
                                                                    $42,711,000
                                                                    ===========

   As of December 31, 1999, none of the 4,000,000 shares had been issued. By January 27, 2000, 3,934,353 shares were issued, which represents all of the shares which will be issued and which are recorded as Series E mandatorily redeemable convertible preferred stock to be issued in the December 31, 1999 consolidated balance sheet. Additionally, the Company recorded a liability at December 31, 1999 of approximately $300,000 representing the 65,647 shares of Series E which will not be issued and for which cash will be paid in lieu of issuing Series E shares to satisfy certain regulatory requirements and to eliminate fractional shares. Of the 4,000,000 shares, shares with a value of $1 million based on the stated value of $4.50 per share, allocated from the GeneScreen stockholders on a pro rata basis, will remain in escrow for up to one year to satisfy any claims

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

based upon any breach of representations and warranties by the GeneScreen stockholders under the merger agreement or claims based upon any liability of GeneScreen under ERISA with respect to eligibility requirements under GeneScreen's 401(k) plan. The $1 million value of these shares has been included in the recorded purchase price; payment of these shares in satisfaction of claims would result in a reduction of goodwill. Also, 518,534 of the 4,000,000 shares, when issued, will give the holders the rights to force the Company to repurchase these shares after certain dates falling within one year from the acquisition date. These repurchase rights expire upon the closing of an initial public offering of the Company's common stock with gross proceeds of at least $25 million. The total value at the date of acquisition of the Series E to be issued, including the beneficial conversion feature, was $46,230,000.

   The results of operations of GeneScreen since its acquisition by the Company on December 30, 1999 through December 31, 1999 have not been included in the Company's 1999 consolidated statement of operations as they are not material to those results of operations. The acquisition of GeneScreen is reflected in the accompanying consolidated balance sheet as of December 31, 1999.

   The following unaudited pro forma financial information presents the combined results of operations of the Company and GeneScreen as if the acquisition had occurred as of January 1, 1999, after giving effect to certain pro forma adjustments, including amortization of goodwill and other intangibles, decreased interest expense from the cancellation of the Company's note payable to GeneScreen and elimination of transaction-related costs incurred by GeneScreen prior to the acquisition. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and GeneScreen constituted a single entity during this period or the results of operations which may occur in the future.

                                                                  Year ended
                                                                 December 31,
                                                                     1999
                                                                 ------------
                                                                 (unaudited)
Revenues........................................................ $ 15,539,620
                                                                 ============
Net loss........................................................ $(32,797,142)
                                                                 ============
Net loss allocable to common stockholders....................... $(77,351,142)
                                                                 ============
Basic and diluted net loss per share allocable to common
 stockholders................................................... $    (101.90)
                                                                 ============

(4) Accounts Receivable and Credit Risks

   Accounts receivable are comprised of the following at December 31, 1999:

   Billed trade receivables....................................... $  1,489,324
   Unbilled trade receivables.....................................      831,705
                                                                   ------------
                                                                      2,321,029
   Less allowance for doubtful accounts...........................      218,466
                                                                   ------------
   Accounts receivable, net....................................... $  2,102,563
                                                                   ============

   Accounts receivable is primarily composed of amounts owed by government agencies. The Company performs periodic credit evaluations of its customer's financial condition and generally does not require a deposit from government agencies or private institutions. The Company believes private pay accounts for paternity testing represent the most significant credit risk and generally requires a deposit for all or a portion of the services to be rendered. Credit losses have consistently been within management's estimates.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                          December 31, 1998 and 1999


(5) Equipment and Leasehold Improvements

   Equipment and leasehold improvements are comprised of the following at December 31, 1998 and 1999:

                                                           1998        1999
                                                        ----------  -----------
   Laboratory equipment................................ $1,155,216  $ 4,886,052
   Computers...........................................    485,201      721,604
   Furniture and fixtures..............................    229,219      918,378
   Leasehold improvements..............................    299,154    4,271,657
                                                        ----------  -----------
                                                         2,168,790   10,797,691
   Less accumulated depreciation.......................   (432,136)  (1,323,275)
                                                        ----------  -----------
                                                        $1,736,654  $ 9,474,416
                                                        ==========  ===========

(6) Other Intangibles

   Other intangibles are comprised of the following at December 31, 1998 and 1999:

                                                           1998        1999
                                                        ----------  -----------
   Base technology..................................... $3,635,000  $ 9,215,000
   Customer list.......................................        --     4,210,000
   Trademark/tradename.................................        --     1,762,000
   Patents.............................................  1,100,000    1,100,000
   Other...............................................    240,000      827,000
                                                        ----------  -----------
                                                         4,975,000   17,114,000
   Less accumulated amortization.......................   (134,410)    (595,243)
                                                        ----------  -----------
                                                        $4,840,590  $16,518,757
                                                        ==========  ===========

(7) Debt

   On September 11, 1998, the Company entered into a subordinated convertible term note in the amount of $3,547,821 in connection with the MT acquisition. The note bears interest at 6% per annum and all principal and accrued interest was to be due September 11, 2008. On December 30, 1999, the note was cancelled in connection with the acquisition of GeneScreen, the holder of the note (see note 3).

   In December 1998, the Company entered into a $6,000,000 equipment line of credit which is secured by the purchased equipment. The funding commitment terminated in December 1999. All borrowings under the facility are to be repaid in monthly principal installments plus interest over 48 months from the date of funding with the final 15% of the original principal amount due in a balloon payment at the end of loan term. At December 31, 1998 and 1999, $0 and $4,648,606, respectively, were outstanding under the facility and annual interest rates on the four draws range from 10.55% to 11.66%. In connection with this arrangement, 20,894 warrants to purchase common stock were granted at the time of the borrowings with exercise prices which ranged from $4.50 to $12.25 per share. The fair value of these warrants of $76,000, as determined using a Black-Scholes option pricing model, was recorded as debt issuance costs and is being amortized over the term of the debt.

   GeneScreen had outstanding borrowings under a revolving credit agreement of $1,000,000 at December 31, 1999. On January 20, 2000, the Company repaid the balance and cancelled the credit facility. The note was collateralized by $400,000 of pledged cash and cash equivalents on deposit at the financial institution until the loan was repaid.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   Long-term debt is comprised of the following at December 31, 1998 and 1999:

                                                             1998       1999
                                                          ---------- ----------
   Equipment line of credit secured by purchased
    equipment...........................................  $      --  $4,648,606
   Note payable to former employee, due in 16 quarterly
    installments of $27,932, commencing January 1, 1999,
    and one lump-sum payment of $51,013, due January 1,
    1999, net of unamortized discount of $23,030........         --     312,154
   Note payable to employee, due in 12 quarterly
    installments of $25,514, commencing January 1, 2000,
    net of unamortized discount of $21,037..............         --     285,131
   Convertible note payable to GeneScreen, cancelled in
    1999................................................   3,547,821        --
   Other................................................         --      17,696
                                                          ---------- ----------
                                                           3,547,821  5,263,587
   Less current portion.................................         --   1,141,230
                                                          ---------- ----------
   Long-term debt, less current portion.................  $3,547,821 $4,122,357
                                                          ========== ==========

   The scheduled maturities of long-term debt outstanding as of December 31, 1999 are summarized as follows:

   2000.............................................................. $1,141,230
   2001..............................................................  1,240,582
   2002..............................................................  1,371,354
   2003..............................................................  1,510,421
                                                                      ----------
                                                                      $5,263,587
                                                                      ==========

(8) Accrued Liabilities

   Accrued liabilities is comprised of the following at December 31, 1998 and 1999:

                                                            1998       1999
                                                         ---------- ----------
   Employee compensation................................ $  397,066 $1,358,776
   Professional fees related to acquisition of
    GeneScreen by Orchid................................        --     679,570
   Other professional fees..............................     98,468    404,107
   Employee relocation..................................    342,901     72,177
   Royalties on licensed technology.....................        --     906,107
   Other................................................    170,101  1,356,420
                                                         ---------- ----------
                                                         $1,008,536 $4,777,157
                                                         ========== ==========

(9) Income Taxes

   No Federal or state taxes are payable as of December 31, 1998 and 1999. As of December 31, 1999, the Company has approximately $40,000,000 of Federal and $44,000,000 of state net operating loss ("NOL") carryforwards available to offset future taxable income. The Federal and state NOL carryforwards will begin expiring in 2003 if not utilized.

   The Tax Reform Act of 1986 ("the Act") provides for a limitation on the annual use of NOL carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

Company's ability to utilize these carryforwards. The Company may have experienced various ownership changes, as defined by the Act, as a result of past financings and may experience others in connection with future financings, including the offering contemplated herein. Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. The Company has not yet determined whether or not ownership changes, as defined by the Act, have occurred. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1999 are presented below:

                                                         1998          1999
                                                      -----------  ------------
Deferred tax assets:
  Net operating loss carryforwards................... $ 6,120,000  $ 16,285,000
  Other..............................................     204,000     1,201,000
                                                      -----------  ------------
    Total gross deferred tax assets..................   6,324,000    17,486,000
  Less valuation allowance...........................  (6,289,000)  (17,450,000)
                                                      -----------  ------------
    Net deferred tax assets..........................      35,000        36,000
Deferred tax liabilities:
  Depreciation on equipment..........................      35,000        36,000
                                                      -----------  ------------
    Net deferred taxes............................... $       --   $        --
                                                      ===========  ============

   At December 31, 1999, a valuation allowance of $17,450,000 has been recognized to fully offset the net deferred tax assets as realization of these assets is uncertain. The net change in the valuation allowance for the years ended December 31, 1998 and 1999 were increases of $1,878,500 and $11,161,000, respectively, related primarily to additional net operating losses incurred by the Company.

(10) Segment Information

   The Company operates in two segments, each of which are strategic businesses that are managed separately because each business develops, manufactures and sells distinct products and services. The segments and a description of their business are as follows: (i) the Company prior to the acquisition of GeneScreen ("Orchid"), which performs SNP scoring analysis and markets related equipment and consumables; and (ii) GeneScreen, which performs DNA laboratory analysis for paternity, transplantation and forensic testing.

   The Company evaluates performance of and allocates resources to the segments. The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies, as discussed in note 1.

   Prior to the acquisition of GeneScreen on December 30, 1999, the Company was operated and managed as one business. Segment assets as of December 31, 1999 for Orchid and GeneScreen amounted to approximately $52,145,000 and $42,711,000, respectively. No other segment information is presented as the 1999 activity is that of Orchid only.

   One related party, SmithKline Beecham, accounted for 100%, 99% and 0% of total revenue for 1997, 1998 and 1999, respectively, under the terms of the August 1995 Development and License Agreement (see note 11).

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


(11) Agreements

   In August 1995, the Company entered into an Investment Agreement and a Development and License Agreement with Sarnoff and SmithKline Beecham ("SB"), which were amended in 1997 and 1998 (as amended, the "Agreements").

   Under the Agreements, Sarnoff granted to the Company a perpetual, royalty-free, exclusive, worldwide license for certain technology. In addition, Sarnoff agreed to provide, for standard fees paid by third-parties, contract research services necessary under the Agreements to the Company. In consideration for the license, the Company issued 670,000 shares of Series A convertible preferred stock ("Series A") to Sarnoff. No value was ascribed to the license or the stock as the Company was controlled by Sarnoff at the time and because the license had a carrying value of $0 on Sarnoff's books. In 1997, 1998 and 1999, Sarnoff provided contract research services of $6,121,641, $2,056,953 and $930,677, respectively. Also included in research and development-related party in the statement of operations for the year ended December 31, 1997 was $3.0 million which was accrued in 1997 related to the Company's obligation to fund research for SB (see below) but for which services were provided by Sarnoff in 1998. The Company's office was also located in the Sarnoff facility until 1998 and Sarnoff provides certain administrative support, for which the Company paid Sarnoff; expenses related to these items totalled $114,636, $251,449 and $63,519 in 1997, 1998 and 1999, respectively. Certain administrative costs were allocated from Sarnoff based on either a usage percentage of actual costs or an approximation of market rates in the case of rent. Management believes these allocation methods are reasonable. A total of $381,033 and $63,519 is recorded as due to related party in the accompanying balance sheets at December 31, 1998 and 1999, respectively, related to these items.

   The Company and Sarnoff also issued to SB a license to technology which may result from this research, subject to certain potential future payments from SB to allow SB to retain exclusivity. The Company also agreed to sell products developed under the contract to SB at prices to be determined per the Agreements. SB also granted to Orchid certain non-exclusive licenses (the "Licenses") which Orchid may require in conducting research or producing products developed under the contract.

   In accordance with the Agreements, in October 1995, SB purchased 41,667 shares of Series B convertible preferred stock ("Series B") for $800,000. SB also agreed to provide research and development funding of up to approximately $16 million for the design and testing of a product for certain applications and is required to make further payments of up to $8 million upon the achievement of certain technical milestones. The Company met its first milestone in 1996 and received a milestone payment of $1.5 million and issued 26,973 shares of Series B to SB. The Company allocated $517,882 of this amount to the Series B shares, which was the fair value at the time of issuance and recorded the remaining $982,118 of this milestone payment as contract revenue. The Company paid $350,000 of this amount to Sarnoff as a milestone payment. In 1997, SB advanced a portion of the second milestone payment. This advance totaled $1,320,000 and was recorded as a milestone advance at December 31, 1997. In 1998, the Company and SB entered into an agreement acknowledging that a portion of the second milestone had been accomplished and therefore, a portion of the second milestone payment equal to the $1,320,000 milestone advance was therefore earned and non-refundable. No further performance obligations remained related to this acknowledged portion of the milestone. They also agreed that SB would receive 35,200 shares of Series B, the number of shares proportionate to the milestone fee earned. Those shares were issued in 1999. The Company allocated $211,200 of this amount to the Series B shares, which was the fair value at the time of the agreement and recorded the remaining $1,108,800 of this milestone payment as contract revenue. Any future milestone payments are subject to reduction for cost overruns funded by SB or delays in the timing of the performance of the milestones and the Company is obligated to pay Sarnoff 10% of any future milestone payments received. Any payments to Sarnoff will be capitalized to the extent that the technology has reached technological feasibility or has alternative uses; otherwise the payments

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

will be expensed to research and development. The Company is required to issue a total of up to 96,533 additional shares of Series B for no additional consideration upon the payment by SB to the Company of these remaining milestones. During 1997, 1998 and 1999 the Company recognized contract revenue from SB of $3,763,000, $2,747,800 and $0 in the accompanying consolidated statements of operations.

   In December 1997, in consideration for an amendment of the Agreements, the Company issued to SB an additional 75,000 shares of common stock and warrants to purchase 275,000 shares of common stock at an exercise price of $11.10 per share. The deemed fair value of the shares of common stock was $168,750, which was recorded as research and development expense in the accompanying 1997 consolidated statement of operations. No value was ascribed to the warrants based on the fair value as determined using a Black-Scholes option pricing model. Warrants to purchase 138,000 shares of common stock became exercisable immediately with the 137,000 remaining warrants vesting upon the payment of the next milestone payment to the Company. All of these warrants expire in December 2002. Also, the Company is obligated to issue up to an additional 20,000 shares of common stock to SB upon the exercise of certain options to acquire additional licenses for technology under the License and Option Agreement discussed below. As of December 31, 1998 and 1999, the Company is obligated to issue 5,000 and 10,000 shares (including the 5,000 shares from 1998) of common stock, respectively, to SB related to the option fields exercised by the Company in 1998 and 1999, respectively. The fair value of these 5,000 shares of common stock in 1998 and 1999 was $17,500 and $58,750, respectively, and has been recorded as research and development expense in the accompanying consolidated statements of operations. Common stock to be issued has been recorded in the amounts of $17,500 and $76,250 at December 31, 1998 and 1999, respectively. These 10,000 shares were issued in February 2000.

   Pursuant to a December 1997 amendment to the Development and License Agreement, the Company committed to fund $3.5 million of research within the scope of the original Agreements and which had already been incurred and expensed in 1997 and $3.0 million outside of the original scope and solely for the benefit of SB. The Company received new rights to certain microfluidic technology related to low-throughput chemical synthesized devices containing not greater than 864 reaction wells we previously developed under this agreement in exchange for the aforementioned obligation to fund research valued at $3.0 million. As the Company was obligated to incur these costs in fulfilling the terms of the Agreements without any increase in corresponding contract revenue, and as this technology to which the rights were received has not reached technological feasibility and has no alternative future uses, the acquisition of these rights for $3.0 million was recorded as research and development expense in 1997. The Company fulfilled its obligation and funded these costs during 1998.

   In December 1997, the Company entered into a License and Option Agreement ("Option Agreement") with Sarnoff under which the Company has options to obtain exclusive licenses for the use of certain technology in four designated areas: genomics, certain high throughput screening, analysis and synthesis and cell-based assays. In addition, the Company obtained non-exclusive and exclusive licenses in a certain field. In consideration of the licenses obtained under the Option Agreement, the Company issued to Sarnoff 82,500 shares of common stock, with a fair value of $185,626 and 167,500 shares of Series A, with a fair value of $1,289,750, of which both amounts were recorded as research and development expense in the accompanying 1997 consolidated statement of operations. The options expire one per year over a four year period with certain extension provisions as defined in the Option Agreement. Concurrent with the exercise of each option, the Company is obligated to issue 33,300 shares of common stock and 66,700 shares of Series A to Sarnoff and to fund research to be performed by Sarnoff at an amount as defined in the contract, but no less than a total of $5.5 million over 4 years. In both December 1998 and 1999, the Company exercised one of its options under

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

the Option Agreement. In consideration for the options, the Company issued to Sarnoff 33,300 shares of common stock in each of 1998 and 1999, with a fair value of $114,885 in 1998 and $391,275 in 1999, and 66,700 shares of Series A in each of 1998 and 1999, with a fair value of $400,200 in 1998 and $783,725 in 1999, which amounts were recorded as research and development expense in the accompanying 1998 and 1999 consolidated statements of operations. All of the amounts noted above which were paid as consideration for licensed technology have been recorded as research and development expense as the technology licensed has not reached technological feasibility and has no alternative uses.

   In addition, the Company is obligated to issue an additional 50,000 shares of common stock to Sarnoff at the end of each year during the term of the research for each option exercised. Accordingly, the Company issued 50,000 shares of common stock in 1999 to Sarnoff related to the option exercised in December 1998. The fair value of this stock was $587,500, which was recorded as research and development expense in the accompanying 1999 consolidated statement of operations. The Company is also required to make royalty payments as set forth in the Option Agreement on future net sales of products and services derived from these licenses, if any.

   On March 27, 1998, the Company entered into a license agreement with Motorola, Inc. ("Motorola"). In 1999, Motorola exercised an option to acquire a license under this agreement, effective January 1, 2000, by making a $100,000 payment. This amount has been recorded as deferred revenue at December 31, 1999 and will be recognized over the estimated term of the license. The Company also issued an option to Motorola to purchase up to $5,000,000 of common stock at a per share price of the lesser of $33.30 or 110% of the average closing price of the common stock for the ten days following an initial public offering. No value was ascribed to the option based on the fair value as determined using a Black-Scholes option pricing model. The option expired unexercised on December 15, 1999.

   On November 11, 1998, the Company entered into a Collaboration Agreement with Motorola to jointly perform certain research and development activities. Motorola intended to invest cash or in-kind payments of at least $5 million over a 30 month period in these activities. Total cash payments of at least $1.7 million were to be made to the Company for services in support of the collaboration. Motorola made a payment to the Company in 1998 of $250,000, which was recorded as deferred revenue as of December 31, 1998 and which was recognized as revenue in 1999 as the related research and development activities were performed. On October 25, 1999, this agreement was terminated as allowed under the Collaboration Agreement, causing all research and development activities to cease. In 1999, Motorola made additional payments under this agreement aggregating $505,000, of which the Company recognized $245,000 as revenue as the related research and development activities were performed and $260,000 is recorded as a liability at December 31, 1999 as it relates to work which will not be performed given the termination of the agreement. In accordance with the terms of the Collaboration Agreement, the Company has also recorded approximately $333,000 as contract revenue-unrelated party in 1999 and as a termination fee receivable at December 31, 1999 and will be reimbursed for certain shutdown costs not to exceed $178,000 in connection with the termination. The Company does not expect that shutdown costs will exceed $178,000.

   On April 1, 1998, the Company entered into a license agreement with Dynal A.S. whereby the Company issued 90,090 shares of common stock for an exclusive license. The fair value of the stock, $247,748, has been recorded as research and development expense in the accompanying 1998 consolidated statement of operations.

   In February 1999, the Company and Cytomics, A.S. ("Cytomics") entered into a Collaborative Research and License Agreement whereby Cytomics will perform research on the Company's behalf with the Company's financial support and granted to the Company a non-exclusive, royalty-free, worldwide license for certain technology. Prior to executing the agreement in February 1999, the Company made payments to Cytomics of

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

$345,000, for which services were performed and which was recorded as research and development expense in 1998. The agreement was terminated, effective June 30, 1999. The Company recorded research and development expense of $110,000 in 1999.

   In September 1998, the Company entered into a Cooperative Agreement with the National Institute of Standards and Technology ("NIST") to perform certain research and development. The total amount expected to be provided to the Company over the three year period of January 1, 1999 through December 31, 2001 is $1,954,000; however no obligation exists for the federal government to provide any portion of the 2001 funding. Funding in 1999 amounted to $690,000 which was recorded as grant revenue and $602,000 in funding for 2000 has been approved. The anticipated funding for the year 2001 is $662,000. The award in 1999 was conditional upon the Company's funding of indirect costs aggregating $319,000 in 1999 which was incurred by the Company. To receive full funding in 2000 and 2001, the Company's funding of indirect costs must aggregate $309,000 and $385,000 in 2000 and 2001, respectively.

   On December 31, 1998, the Company entered into a Collaborative Development and Marketing Agreement with Advanced Bioanalytical Services, Inc. ("ABS") under which Orchid obtained a license. Per the terms of the agreement, both parties are to conduct certain research and development activities based upon a mutually agreed upon budget and each party will bear their respective costs. The Company paid ABS a non-refundable $100,000 license fee payment upon signing the agreement, which was recorded as research and development expenses in 1998. In 1999 upon certain technological achievements by ABS, the Company made milestone payments aggregating $225,000 to ABS, all of which was recorded as research and development.

   In October 1999, the Company entered in a one year license and supply agreement with a licensee to provide an instrument, consumables and related support for automated SNP scoring analysis. As consideration for use of the instrument for the one year, the licensee paid $500,000 license fee, which is refundable on a pro-rata basis upon certain events. The licensee is obligated to purchase a minimum order of consumables which are billed separately when purchased and may elect to purchase the instrument from the Company for an additional payment. The licensee may terminate the contract, in which case the Company would be entitled to a termination fee of $100,000 and to bill the remaining minimum amount of consumables to the licensee. As of December 31, 1999, the Company has recognized approximately $104,000 of the license fee and deferred the remaining $396,000. The remaining deferred license fee will be recognized on a straight-line basis over the remaining term of the agreement.

   On November 5, 1999, the Company entered into a collaboration agreement with Affymetrix, Inc. ("Affymetrix"), for the Company to develop, manufacture, and for both parties to market and sell specific products. Each party is responsible for costs associated with their respective development responsibilities. The Company agreed to collaborate on the development of three types of kits, designated under our agreement as Generic Kits, Standard Kits and Custom Kits. The Company is responsible for all development costs associated with the development of Generic Kits and Custom Kits and the optimization of the SNP-IT primer-extension tests to be used on the Affymetrix GeneChip system. The Company and Affymetrix will share costs associated with the development of Standard Kits. Affymetrix will market and distribute all Generic and Standard Kits developed under the agreement, and we will market and distribute all Custom Kits. Affymetrix has agreed to purchase, and we have agreed to manufacture and supply, all of Affymetrix's requirements of Generic and Standard Kits at agreed upon prices. The agreement is for an initial term of five years and is renewable for additional one-year terms by mutual agreement.

(12) Stock Incentive Plan

   During 1995 the Company established the 1995 Stock Incentive Plan (the "Plan"), which provides for the granting of restricted common stock or incentive and nonqualified stock options to directors, employees and

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

consultants. An aggregate of 1,500,000 shares of the Company's common stock is authorized to be issued under the Plan. The options are exercisable generally for a period of ten years after the date of grant and generally vest over a four-year period. The Plan provides that in the event of a change in control in the beneficial ownership of the Company, as defined, all options may at the discretion of the compensation committee become fully vested and exercisable immediately prior to the change in control. The plan also specifies other terms such as eligibility and annual limits.

   A summary of activity under the Plan is as follows:

                                                                      Exercise
                                                                       price
                                                           Shares    per share
                                                          ---------  ----------
   Balance at December 31, 1996..........................    10,292  $  .001
     Granted.............................................   211,730    .01--.10
     Exercised...........................................    (4,117)    .001
                                                          ---------
   Balance at December 31, 1997..........................   217,905   .001--.10
     Granted.............................................   418,038   .75--1.25
     Exercised...........................................    (1,582)    1.25
                                                          ---------
   Balance at December 31, 1998..........................   634,361  .001--1.25
     Granted.............................................   957,529     1.25
     Exercised...........................................   (35,399) .001--1.25
     Cancelled...........................................   (93,480) .001--1.25
                                                          ---------
   Balance at December 31, 1999.......................... 1,463,011  .001--1.25
                                                          =========

   At December 31, 1999, the Plan had the following options outstanding and exercisable by price range, as follows:

                         Options outstanding               Options exercisable
             ------------------------------------------- ------------------------
   Range               Weighted average Weighted average Number  Weighted average
of exercise   Number      remaining      exercise price    of     exercise price
  prices     of shares contractual life    per share     shares     per share
-----------  --------- ---------------- ---------------- ------- ----------------
$.001-.10      165,980    7.7 years           $.01        95,269       $.01
   .75         202,350    8.2 years            .75        89,618        .75
  1.25       1,094,681    9.6 years           1.25       102,553       1.25
             ---------    ---------           ----       -------       ----
             1,463,011    9.2 years           1.04       287,440        .68
             =========    =========           ====       =======       ====

   The Company applies APB Opinion No. 25 in accounting for its stock option plan. In 1997, 1998 and 1999, certain employees of the Company were granted options to acquire 170,130, 322,575 and 870,329 shares of common stock, respectively. The weighted average fair values of common stock for the years ended December 31, 1997, 1998 and 1999 were $1.26, $2.95 and $5.58 per share, respectively. The difference between the respective exercise prices at the grant dates and the fair value of the common stock on the dates of grant, as determined by the Board of Directors, has been recorded as deferred compensation ($291,700, $308,488 and $6,994,552 for 1997, 1998 and 1999,
respectively) which is being amortized on a straight-line basis to expense over the respective vesting periods.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   Had the Company determined compensation cost for options based on the minimum value method at the measurement date for its stock options under SFAS No. 123, the Company's net loss allocable to common stockholders and net loss per share allocable to common stockholders would have been increased to the pro forma amounts indicated below:

                                             Year ended December 31,
                                      ---------------------------------------
                                         1997          1998          1999
                                      -----------  ------------  ------------
   Net loss allocable to common
    stockholders:
     As reported..................... $(9,927,760) $(11,479,479) $(72,774,291)
                                      ===========  ============  ============
     Pro forma under SFAS No. 123.... $(9,932,266) $(11,484,871) $(72,974,593)
                                      ===========  ============  ============
   Basic and diluted net loss per
    share allocable to common
    stockholders:
     As reported..................... $    (27.57) $     (17.09) $     (95.87)
                                      ===========  ============  ============
     Pro forma under SFAS No. 123.... $    (27.58) $     (17.10) $     (96.14)
                                      ===========  ============  ============

   In 1997, 1998 and 1999, the Company granted options to certain non-employees to purchase 41,600, 95,463 and 87,200 shares of common stock, respectively. Such options vest over a three or four year period based upon future service requirements. The Company recorded deferred compensation of $22,862, $129,812 and $1,085,284 for 1997, 1998 and 1999, respectively, based on the fair value at the grant date as determined using a Black-Scholes option pricing model. Such deferred compensation is being amortized to expense using the methodology prescribed in FASB Interpretation No. 28 over the respective vesting periods. In accordance with EITF Issue 96-18, the amount of compensation expense to be recorded in future periods related to the 1998 and 1999 grants is subject to change each reporting period based upon changes in the fair value of the Company's common stock, estimated volatility and risk free interest rate until the non-employee completes performance under the option agreement. Additional deferred compensation in the amount of $857,235 was recorded in 1999 related to the remeasurement of the 1998 grants. 146,316 options subject to this treatment remain unvested at December 31, 1999.

   The per share weighted-average minimum value of the stock options granted to employees during 1997, 1998 and 1999 was $1.71, $2.15 and $8.71 per share, respectively, on the date of grant. The per share weighted-average fair value of stock options granted to non-employees during 1997, 1998 and 1999 was $.79, $2.39 and $7.34 per share, respectively, on the date of grant. Such values were determined using the minimum value method for employees and the Black Scholes option-pricing model for non-employees with the following weighted-average assumptions: expected dividend yield 0%; risk free interest rate of 6.5% for 1997, 5.0% for 1998 and 5.0% for 1999; volatility is not applicable for employees as the Company is private and 60% in 1997, 70% in 1998 and 1999 for non-employees; and an expected option life of 7 years for employees and 10 years for non-employees.

(13) Mandatorily Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Common Stock

   On December 24, 1997, the Company completed the sale of 1,101,801 shares of Series C mandatorily redeemable convertible preferred stock ("Series C"), through a private placement for $11.10 per share. The Company received cash proceeds of $9,230,000 in 1997 and recorded a stock subscription receivable of $3,000,000 at December 31, 1997, which was subsequently received in January 1998. On March 27, 1998, the Company completed the sale of 1,378,375 shares of Series C, through a private placement, for $11.10 per share.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


   In May and June 1999, the Company issued an aggregate of $7,590,000 of convertible subordinated term notes and warrants to purchase 381,500 shares of the Company's common stock. The notes were to be convertible into Series E at $6 per share, subject to adjustment, at any time at the option of the holder or automatically upon the closing of a private placement financing with proceeds of at least $24 million. The note bore interest at prime plus 2%. In December 1999, the principal plus accrued interest of approximately $436,000 were automatically converted into 1,783,509 shares of Series E at a conversion price of $4.50, the price per share in the Series E financing, in accordance with the original conversion terms, with this combined amount being recorded as Series
E. Based upon the issuance price per share of the Series E and the conversion not occurring until December 1999, 382,410 additional warrants are to be issued related to these convertible subordinated term notes. All warrants have an exercise price of $1.25 per share and are exercisable for five years. The fair value of the originally issued and additional warrants, using a Black Scholes option pricing model, was approximately $5,232,000 and was recorded as interest expense in 1999 and an increase in additional paid-in capital.

   In November 1999, Affymetrix paid the Company $2,250,000 in consideration for a convertible promissory note. The note bears interest at the prime rate plus 2%. In December 1999, on closing of the sale of Series E, the principal and accrued interest in the amount of $2,276,537 should have automatically converted into Series E. As the Series E was not issued, the amount is shown as Series E to be issued at December 31, 1999. In a separate agreement, Affymetrix granted the Company two put options to sell $250,000 of common stock of the Company at $9.00 per share for each put as a means of providing additional equity financing to the Company. One put option becomes exercisable upon the closing of the acquisition of GeneScreen and the other becomes exercisable upon a certain type of kit contemplated under the collaboration agreement with Affymetrix having been developed, manufactured and ready for commercial release. Neither put was exercisable and each had a fair value of $0 at issuance at which time the fair value of the Company's common stock was $11.75 per share. Upon the closing of the Gene Screen acquisition in December 1999, one of the puts became exercisable, however, the Company has not exercised its option as of December 31, 1999. These put options expire in December 2001. If these puts are exercised, the proceeds will be recorded in stockholders' equity.

   In December 1999, the Company completed the sale of 6,151,457 shares of the Series E, through a private placement for aggregate net proceeds of $31,008,818. In connection with this sale, the Company will issue five year warrants to purchase 86,334 shares of common stock at an exercise price of $6.00 per share. The Company recorded $753,000 of additional paid-in capital based on the fair value of these warrants as determined using a Black-Scholes option pricing model.

   The Company has reflected $44,554,000 as a beneficial conversion feature in the net loss allocable to common stockholders for the Series E mandatorily redeemable preferred stock issued or issuable in exchange for cash in accordance with EITF Issue 98-5.

   The Series A and Series B are not entitled to any dividends. The Series C, Series D and Series E shall be entitled to receive dividends if and when declared by the Board of Directors. No dividends were declared in 1997, 1998 or 1999.

   On or after December 2002 and 2004, at the request of holders of not less than 66-2/3 percent of the then outstanding shares of Series C and Series E, respectively, the Company is required to redeem the outstanding shares of Series C and Series E of those requesting stockholders at $11.10 and $4.50 per share, respectively, in three equal annual installments plus any accrued but unpaid dividends.

   The holders of Series A, Series B, Series C, and Series D are entitled to vote that number of shares of common stock into which each respective share of preferred stock held by such holder could be converted.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

Each share of Series A, Series B, Series C, Series D and Series E is convertible into one share of common stock, subject to adjustment, (i) at the option of the holder at any time (prior to any redemption as noted above for the Series C and Series E) or, (ii) automatically at the closing of a registration statement under the Securities Act of 1933 for the sale of the Company's common stock with a gross offering price of at least $15 million for the Series A, Series B and Series D and for the Series C and Series E both a gross offering price of at least $25 million and a per share price of at least $15, subject to adjustment.

   Upon liquidation, dissolution or winding up of the Company, the holders of Series B, Series C and Series E are entitled to liquidation preferences over all other types of capital stock as follows: $19.20 per share and the Licenses for the Series B, $11.10 per share plus an amount equal to any declared but unpaid dividends for the Series C and $4.50 per share plus an amount equal to any declared but unpaid dividends for the Series E. The Series A stockholder is entitled to the license originally granted (if Sarnoff continues to own all Series A), or its fair value in cash as consideration for the Series A shares. The holders of Series D are entitled to a liquidation preference of $12.25 per share plus an amount equal to any declared but unpaid dividends, after payment in full of all amounts required to be distributed to the holders of Series A, Series B, Series C and Series E. After these liquidation payments, holders of the common stock and Series C and Series E would share ratably in the remaining assets of the Company.

   In 1997, the Company issued 109,333 shares of restricted common stock to an executive officer of the Company. The shares vested over a two year period. The deemed value of this stock was $131,766 which was recorded as deferred compensation and was amortized to expense over the vesting period.

   In 1997 and 1998, the Company issued warrants to purchase 60,000 and 25,000 shares of common stock at $11.10 and $12.25 per share, respectively, to an executive officer of the Company. The warrants vest based upon specific performance criteria, which were met for 70,000 warrants by December 31, 1999.

(14) Employee Benefit Plan

   Effective January 1, 1999, the Company sponsors a defined contribution 401(k) savings plan (the 401(k) Plan) covering all employees of the Company. Participants can contribute up to 15% of their pretax annual compensation to the 401(k) Plan, subject to certain limitations. The Company matches 50% of the participant's contribution, up to 4% of compensation. For 1999, the Company's contributions amounted to $119,452 in accordance with the terms of the Plan.

(15) Commitments and Contingencies

   The Company leases office and laboratory facilities under noncancellable operating lease arrangements. Future minimum rental commitments required by such leases as of December 31, 1999 are as follows:

   2000.............................................................. $  988,000
   2001..............................................................    938,000
   2002..............................................................    783,000
   2003..............................................................    695,000
   2004..............................................................    726,000
   2005 and thereafter...............................................  2,904,000
                                                                      ----------
                                                                      $7,034,000
                                                                      ==========

   Rental expense aggregated $32,518 in 1997, $276,615 in 1998 and $925,979 in 1999.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


 Legal Matters

   The Company is not a party to any material legal proceeding. The Company is engaged in discussions with Motorola in an attempt to resolve certain areas of disagreement that have arisen under the existing collaboration in the area of microfluidics. The primary issue of disagreement between the parties relates to whether, under the terms of the agreement with Motorola, Motorola has a right to obtain a license to the Company's SNP-IT technology for use with Motorola's microfluidic genotyping chips. While the Company believes that, under the terms of the agreement, Motorola has no rights to its SNP-IT technology, there can be no assurance that an agreement can be reached with Motorola on this issue or that the Company would prevail if this dispute were to develop into arbitration or litigation. Nonetheless, the Company believes that, even if it fails to successfully resolve this issue or to prevail in any such arbitration or litigation, it would only be obligated to grant Motorola a non-exclusive license to use its SNP-IT technology with their microfluidic genotyping chips on terms no less favorable than those offered to other licensees. The Company does not believe that such a result is likely to have a material adverse affect on the Company's business, financial condition and operating results.

 Self-Insurance Reserve

   GeneScreen is self-insured for the risk of loss relating to certain litigation claims that might arise from GeneScreen's testing results. However, due to provisions in certain service contracts, GeneScreen is insured for claims arising from testing performed under the Texas, Ohio and Arizona contracts. Insurance coverage began in 1995 for testing under the Texas contract, in 1997 for testing under the Ohio and Arizona contracts and all other contracts in August 1998. Management estimates future litigation costs based on historical litigation experience. The accrued litigation reserve for the self-insured risk at December 31, 1999 was $191,000.

(16) Subsequent Events

 Employment agreements

   Effective January 2000, we entered into three year employment agreements with two executives of the Company. In certain cases, the Company may be obligated to pay the executives salary and benefits for up to eighteen months after leaving the Company.

 Change in Authorized Shares

   In January 2000, the Company amended its Certificate of Incorporation to change the authorized number of shares as follows: Common stock to 30,000,000 shares and Series E convertible preferred stock to 19,000,000 shares.

 Sale of Convertible Preferred Stock

   In January 2000, the Company completed the sale of 5,971,903 shares of Series E for gross proceeds of $29,573,564. The issuance of these securities will result in a $29,573,564 beneficial conversion feature which will increase net loss per share allocable to common stockholders in the first quarter of 2000. The fair value of the Company's common stock on the commitment date was $11.75; however, the amount of the beneficial conversion feature was limited to the amount of gross proceeds received from the issuance of the Series E. The Company also issued 1,040,341 shares of Series E related to the conversion of the Affymetrix convertible promissory note (see note 13) and for cash received by December 31, 1999 for which shares were not issued, and which was included in Series E to be issued at December 31, 1999.

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999


 Stock Option Grants

   In January and on February 2, 2000, the Company granted 36,500, 729,400, 40,750 and 40,750 stock options under the 2000 Employee, Director and Consultant Stock Plan at exercise prices of $1.25, $6, $12 and at the per share price of the initial public offering, respectively, for which a compensation charge of approximately $4.3 million will be recognized over the respective vesting periods of the options. Some of these amounts result from grants to consultants which are subject to remeasurement at the end of each reporting period based upon the changes in the fair value of the common stock until the consultant completes performance under the option agreement. In addition, the Company issued approximately 800,000 performance based stock options at exercise prices of $6.00, including 600,000 to executive officers, for which compensation expense will be measured as the difference between the fair value of our common stock, at the time the performance criteria is met and the external price and will be immediately recorded as compensation expense.

 Initial Public Offering

   On February 11, 2000, the Board of Directors authorized the filing of a registration statement with the SEC for the sale of shares of common stock. If the offering is consummated under the terms presently anticipated, all shares of Series A, B, and E stock outstanding as of the closing date of the Offering will automatically convert into shares of common stock on a one-for-one basis. The 2,480,176 shares outstanding of Series C will convert into 4,825,259 shares of common stock. No dividends will be payable on any of the Series A, B, C, or E.

 Change in Authorized Shares

   On February 11, 2000, the Board of Directors approved filing a restated certificate of incorporation effective upon the closing of the offering contemplated herein which would increase the authorized shares of common stock to 50,000,000 shares, all existing preferred stock designations will be revoked and 5,000,000 shares of preferred stock will be authorized. The Board of Directors will have the authority, without any further stockholder approval to determine the price, privileges and other terms of the shares.

 2000 Employee, Director and Consultant Stock Incentive Plan

   On February 11, 2000 and March 17, 2000, the Board of Directors and stockholders approved, respectively, the 2000 Employee, Director and Consultant Stock Incentive Plan for the issuance of common stock, incentive stock options and non-qualified stock options to employees, directors and consultants. The Board of Directors also authorized the granting of up to a total of 1,500,000 options under this plan and 3,500,000 under the 1995 Stock Incentive Plan.

 ABS Termination

   Effective February 15, 2000, the Collaborative Development and Marketing Agreement with ABS was terminated, with Orchid paying ABS $75,000 in full and final settlement of all amounts owed under this agreement.

 NEN Agreement

   On February 21, 2000, we entered into an Agreement with NEN pursuant to which NEN has agreed to supply us with terminators for use in our SNPware kits. In consideration of NEN's agreement to supply us with terminators at favorable prices, we sold 125,000 shares of our common stock for a purchase price of $750,000 and paid NEN an up-front fee of $750,000. We also agreed to pay NEN a certain percentage of net sales revenue based on the number of SNPware kits we sell. The 125,000 shares had a fair value of $1,500,000 on

                   ORCHID BIOSCIENCES, INC. AND SUBSIDIARIES

                           December 31, 1998 and 1999

the date of the agreement. Since the products being supplied are used in Orchid's current products and may be used in future products, the Company will defer and amortize the $750,000 up-front fee plus the $750,000 excess of the fair value of the issued common stock over the purchase price (or a total of $1.5 million) over the estimated four year term of the agreement on a straight-line basis. The Company measured the fair value of the common stock on the date of the agreement as these shares were fully paid and nonforfeitable on that date. We are required to purchase quantities of products with an approximate minimum value during each annual period from the effective date as follows: first year $333,000, second year $700,000, third year $990,000 and fourth year $1,320,000. Either party can terminate the agreement any time after four years from the commencement date, without cause, upon 90 days written notice.

 Grant of Stock Options

   On March 31, 2000, the Company granted 289,660 stock options under the Plan at exercise prices of $12 per share for which a compensation charge of approximately $800,000 will be recognized over the respective vesting periods of the options. Some of these amounts result from grants to consultants which are subject to remeasurement at the end of each reporting period based upon the changes in the fair value of the common stock until the consultant completes performance under the option agreement.

 Sarnoff Agreement


   On April 13, 2000, we amended our Option Agreement with Sarnoff. Under the terms of the amendment in lieu of all future cash payment, research funding, potential royalty payment and stock issuance obligations, the Company made a payment to Sarnoff of approximately $3 million and issued 250,000 shares of common stock and granted five-year warrants to purchase 75,000 shares of common stock at the initial public offering price, or at $12 per share if there has been no initial public offering one year after issuance of the warrant. The Company will also not be able to exercise the remaining two option fields as a result of this amendment. Previously on February 2, 2000, the Company issued 100,000 shares of common stock to Sarnoff as an advance on the issuances which would be owed in December 2000 for the two option fields previously issued under the Option Agreement. As this licensed technology has not reached technological feasibility and has no alternative future uses, the cash payment of approximately $3.0 million and the fair value of the equity securities of approximately $4.8 million will be charged to research and development expense in the quarter ended June 30, 2000.

 Change in Automatic Conversion Terms

   After previously obtaining requisite stockholder approval, on May 4, 2000, the Company filed an amendment to its certificate of incorporation to reduce the per share price required in an initial public offering to automatically convert shares of Series C and Series E into shares of common stock to be consistent with the per share price contemplated in this offering.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GeneScreen, Inc. and Subsidiaries

   We have audited the accompanying consolidated balance sheet of GeneScreen, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeneScreen, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Dallas, Texas
February 19, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GeneScreen, Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheet of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from January 1, 1999 to December 29, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and the results of their operations and their cash flows for the period from January 1, 1999 to December 29, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey
January 21, 2000

                       GENESCREEN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    December 31, 1998 and December 29, 1999

                                                         1998         1999
                                                      -----------  -----------
                       Assets
Current assets:
  Cash .............................................. $ 1,873,302  $   538,411
  Restricted cash....................................         --       400,000
  Accounts receivable, net...........................   2,940,560    2,228,554
  Laboratory materials and supplies..................     413,792      304,938
  Escrow receivable..................................     380,000          --
  Prepaid expenses and other current assets..........     196,203      156,108
                                                      -----------  -----------
    Total current assets.............................   5,803,857    3,628,011
Property and equipment, net..........................     574,637      382,563
Note receivable......................................   3,547,821    3,547,821
Other assets.........................................     111,297       47,920
                                                      -----------  -----------
    Total assets..................................... $10,037,612  $ 7,606,315
                                                      ===========  ===========
   Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Note payable--bank................................. $ 1,130,000  $ 1,000,000
  Current portion of long-term debt..................   1,309,714      190,352
  Accounts payable...................................   1,307,540      541,226
  Accrued liabilities................................   1,197,382    1,949,135
  Deferred revenue...................................     207,154      193,046
                                                      -----------  -----------
    Total current liabilities........................   5,151,790    3,873,759
Long-term debt, less current portion.................     328,819      424,628
Deferred gain on sale of Molecular Tool..............   3,927,821    3,570,646
                                                      -----------  -----------
    Total liabilities................................   9,408,430    7,869,033
Stockholders' equity (deficit):
  Convertible preferred stock, Series A, $.05 par
   value; 350,000 shares authorized, issued and
   outstanding (liquidation preference of $1,423,443
   at December 29, 1999).............................      17,500       17,500
  Convertible preferred stock, Series B, $.05 par
   value; 700,000 shares authorized; 691,723 shares
   issued and outstanding (liquidation preference of
   $2,964,630 at December 29, 1999)..................      34,586       34,586
  Common stock, $.01 par value; 10,000,000 shares
   authorized; 2,620,493 and 2,804,239 shares issued
   and outstanding at December 31, 1998 and December
   29, 1999, respectively............................      26,205       28,042
  Additional paid-in capital.........................   7,695,716    8,896,451
  Treasury stock--53 common shares, at cost..........         (22)         (22)
  Notes receivable--stockholders.....................     (36,563)         --
  Accumulated deficit................................  (7,108,240)  (9,239,275)
                                                      -----------  -----------
    Total stockholders' equity (deficit).............     629,182     (262,718)
Commitments and contingencies........................
                                                      -----------  -----------
    Total liabilities and stockholders' equity
     (deficit)....................................... $10,037,612  $ 7,606,315
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    Year ended December 31, 1998 and period
                   from January 1, 1999 to December 29, 1999

                                                          1998         1999
                                                       -----------  -----------
Revenue:
  Laboratory testing.................................. $15,399,991  $13,746,615
                                                       -----------  -----------
Operating expenses:
  Cost of laboratory testing..........................  12,190,514   10,054,681
  General and administrative..........................   4,953,158    5,922,537
  Research and development............................      84,843       97,909
                                                       -----------  -----------
    Total operating expenses..........................  17,228,515   16,075,127
                                                       -----------  -----------
    Operating loss....................................  (1,828,524)  (2,328,512)
Other expense:
  Interest expense....................................    (208,858)    (159,698)
                                                       -----------  -----------
    Loss from continuing operations...................  (2,037,382)  (2,488,210)
                                                       -----------  -----------
Discontinued operations:
  Loss on discontinued operations of Molecular Tool...    (939,864)         --
  Gain on sale of Molecular Tool, net of tax..........   2,277,476      357,175
                                                       -----------  -----------
    Total discontinued operations.....................   1,337,612      357,175
                                                       -----------  -----------
    Net loss.......................................... $  (699,770) $(2,131,035)
                                                       ===========  ===========



          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    Year ended December 31, 1998 and period
                   from January 1, 1999 to December 29, 1999

                   Convertible preferred stock
                 -------------------------------
                    Series A        Series B       Common stock
                 --------------- --------------- -----------------
                 Number          Number           Number           Additional             Notes
                   of              of               of              paid-in   Treasury receivable - Accumulated
                 shares  Amount  shares  Amount   shares   Amount   capital    stock   stockholders   deficit      Total
                 ------- ------- ------- ------- --------- ------- ---------- -------- ------------ -----------  ----------
Balance,
 December 31,
 1997............ 350,000 $17,500 691,723 $34,586 2,619,497 $26,195 7,695,409    (22)     (85,317)   (6,408,470)   1,279,881
Exercise of
 common stock
 options.........     --      --      --      --        996      10       307    --           --            --           317
Cancellation of
 note receivable
 from
 stockholder.....     --      --      --      --        --      --        --     --        48,754           --        48,754
Net loss.........     --      --      --      --        --      --        --     --           --       (699,770)    (699,770)
                  ------- ------- ------- ------- --------- ------- ---------    ---      -------    ----------   ----------
Balance,
 December 31,
 1998............ 350,000 $17,500 691,723 $34,586 2,620,493 $26,205 7,695,716    (22)     (36,563)   (7,108,240)     629,182
Exercise of
 common stock
 options.........     --      --      --      --    136,736   1,367    40,839    --           --            --        42,206
Cancellation of
 note receivable
 from
 stockholder.....     --      --      --      --        --      --        --     --        36,563           --        36,563
Common stock
 issued in
 exchange for
 consulting
 services........     --      --      --      --     47,010     470   195,562    --           --            --       196,032
Net loss.........     --      --      --      --        --      --        --     --           --     (2,131,035)  (2,131,035)
Accelerated
 vesting and
 cashless
 exercise of
 common stock
 options.........     --      --      --      --        --      --    964,334    --           --            --       964,334
                  ------- ------- ------- ------- --------- ------- ---------    ---      -------    ----------   ----------
Balance,
 December 29,
 1999............ 350,000 $17,500 691,723 $34,586 2,804,239 $28,042 8,896,451    (22)         --     (9,239,275)    (262,718)
                  ======= ======= ======= ======= ========= ======= =========    ===      =======    ==========   ==========



         See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Year ended December 31, 1998 and period
                   from January 1, 1999 to December 29, 1999

                                                          1998         1999
                                                       -----------  -----------
Cash flows from operating activities:
  Net loss...........................................  $  (699,770) $(2,131,035)
  Adjustments to reconcile net loss to net cash
   provided by
   (used in) in operating activities:
    Gain on sale of Molecular Tool...................   (2,277,476)    (357,175)
    Depreciation and amortization....................      465,622      384,309
    Non-cash employee compensation...................      510,959      327,750
    Common stock issued in exchange for consulting
     services........................................          --       196,032
    Non-cash compensation on accelerated vesting and
     cashless exercise of common stock options.......          --       964,334
    Loss on disposal of property and equipment.......          --        59,566
    Changes in assets and liabilities:
      Accounts receivable............................   (1,055,400)     712,006
      Laboratory materials and supplies..............      (79,162)     108,854
      Prepaid expenses and other current assets......       63,481       56,864
      Accounts payable...............................      102,954     (766,314)
      Accrued liabilities............................      595,848      751,753
      Deferred revenue...............................       51,810      (14,108)
      Discontinued operations items, net.............      756,969          --
                                                       -----------  -----------
        Net cash provided by (used in) operating
         activities..................................   (1,564,165)     292,836
                                                       -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment................     (107,632)    (188,424)
  Increase in restricted cash........................          --      (400,000)
  Proceeds from sale of Molecular Tool...............    2,506,807      357,175
  Advances to Molecular Tool.........................     (277,819)         --
                                                       -----------  -----------
        Net cash provided by investing activities....    2,121,356     (231,249)
                                                       -----------  -----------
  Cash flows from financing activities:
  Borrowings (net payments) under line of credit.....      130,000     (130,000)
  Borrowings from stockholders.......................      863,526          --
  Borrowings from Lifecodes..........................      300,000          --
  Payments on long-term obligations..................          --    (1,308,684)
  Exercise of common stock options...................          317       42,206
                                                       -----------  -----------
        Net cash provided by (used in) financing
         activities..................................    1,293,843   (1,396,478)
                                                       -----------  -----------
Net increase (decrease) in cash......................    1,851,034   (1,334,891)
Cash at beginning of year............................       22,268    1,873,302
                                                       -----------  -----------
Cash at end of year..................................  $ 1,873,302  $   538,411
                                                       ===========  ===========
Supplemental disclosure of cash flow information:
  Cash payments during the period for:
    Interest.........................................  $   112,389  $   314,164
    Income taxes.....................................       38,821      245,000
                                                       ===========  ===========
Supplemental disclosure of non-cash financing activi-
 ties:
  Notes payable issued and notes receivable cancelled
   in exchange
   for employee severance and settlement agreements..  $   510,959  $   327,750
                                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    December 31, 1998 and December 29, 1999

(1) Summary of Significant Accounting Policies

 Organization and Business Activities

   GeneScreen, Inc. ("GeneScreen" or the "Company") operates genetic testing laboratories in Dallas, Texas; Dayton, Ohio (acquired in 1992); and Sacramento, California (acquired in 1994). GeneScreen performs paternity testing, forensic identification testing to assist in criminal investigations and medical genetic testing using technologies developed at the University of Texas Southwestern Medical Center and other medical research facilities. GeneScreen's primary sources of revenue represent paternity testing under contracts with several state government agencies and genetic testing under grants from the National Marrow Donor Program.

   On September 11, 1998, the Company sold the assets of its Molecular Tool ("MTool") division to Orchid BioSciences, Inc. ("Orchid") (see Note 2). Prior to this sale, MTool performed research and development activities for third parties under contract and for its own account and developed and patented a proprietary technology called SNP-IT primer-extension technology ("SNP-IT") for the analysis of DNA.

   GeneScreen was acquired by Orchid on December 30, 1999 (see Note 11).

 Consolidated Financial Statements

   The consolidated financial statements include the accounts of GeneScreen and its wholly owned subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

 Use of Estimates

   Financial statement preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Laboratory Materials and Supplies

   Laboratory materials and supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

 Financial Instruments

   Financial instruments consist of cash, accounts and notes receivable, payables and notes payable, the carrying value of which approximate their fair values due to their short maturities or current interest rates.

 Revenue Recognition

   Revenue is recognized on an accrual basis at the time test results are reported. Deferred revenue represents the unearned portion of payments received in advance of tests being completed. Unbilled receivables represent revenue which has been earned on completed tests which have not been billed to the customer.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


 Research and Development and Advertising

   Costs incurred for research and product development and advertising are expensed as incurred. The results of operations for the MTool research and development facility sold during 1998 are reported as discontinued operations (see note 2). Advertising costs totalled $131,237 and $47,262 in 1998 and 1999, respectively.

 Stock-based Compensation

   The Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, deferred compensation is recorded on the date of issuance or grant as the excess of the fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) disclosures for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for under the fair value based method.

 Income Taxes

   The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets, certain identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

 Reclassifications

   Certain reclassifications have been made in the 1998 consolidated financial statements to conform to the 1999 presentation.

(2) Discontinued Operations of Molecular Tool, Inc.

   In May 1998, the Board of Directors approved a plan to sell the MTool assets, except that the Company retained certain rights to the SNP-IT technology of MTool to permit the Company to continue implementation of the SNP-IT testing processes.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


   In September 1998, the MTool assets were acquired by Orchid. GeneScreen received $2,806,807 in cash and $3,547,821 in a subordinated convertible note receivable, and $380,000 was placed in escrow.

   The escrow was to be released to GeneScreen by Orchid upon approval by certain Federal regulatory agencies of Orchid as a valid recipient of outstanding MTool grant funds and totaled $380,000 and $0 at December 31, 1998 and December 29, 1999. The note receivable of $3,547,821, bears interest at 6% annually, and is due on September 11, 2008. As part of this agreement, GeneScreen retained a lien on the existing MTool patents until settlement of this note has occurred. This note was cancelled in the acquisition of GeneScreen by Orchid (see note 11).

   This sale resulted in a gain for the Company of $6,205,297. Of this amount, $3,927,821, which is equal to the convertible note receivable plus the escrow, was deferred at December 31, 1998, until the respective settlements of these items occur. The convertible note receivable was cancelled as part of the acquisition by Orchid (see note 11) and the escrow funds of $380,000 were received in 1999 and $357,175 was recorded as a gain, net of tax.

   The accompanying consolidated financial statements include the Company's investment in MTool on the equity basis and MTool's operations as discontinued operations. The Company's investment, on the equity basis, in the net assets of MTool at the time of the sale on September 11, 1998 was determined as follows:

   Current assets.................................................... $ 156,858
   Property and equipment............................................    69,402
   Intangible assets.................................................   399,919
   Liabilities (reduced by $1,335 in cash)...........................  (396,848)
                                                                      ---------
   Basis in MTool assets............................................. $ 229,331
                                                                      =========

   Revenue and expenses for the MTool research and development facility for the period from January 1, 1998 to September 11, 1998, are as follows:

   Research and development revenue................................ $  567,989
   Operating expenses:
     Cost of revenue...............................................    666,174
     General and administrative....................................    490,539
     Patent legal fees.............................................    218,572
     Depreciation and amortization.................................    199,421
                                                                    ----------
     Total operating expenses......................................  1,574,706
   Other income....................................................     66,853
                                                                    ----------
     Net loss...................................................... $ (939,864)
                                                                    ==========

   Interest expense was not allocated to these discontinued operations.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

(3) Accounts Receivable and Credit Risks

   Accounts receivable at December 31, 1998 and December 29, 1999, consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Billed trade receivables.............................. $2,130,827 $1,615,315
   Unbilled trade receivables............................    914,926    831,705
                                                          ---------- ----------
                                                           3,045,753  2,447,020
   Less allowance for doubtful accounts..................    105,193    218,466
                                                          ---------- ----------
     Accounts receivable, net............................ $2,940,560 $2,228,554
                                                          ========== ==========

   GeneScreen's accounts receivable are primarily composed of amounts owed by government agencies. GeneScreen performs periodic credit evaluations of its customers' financial condition and generally does not require a deposit from government agencies or private institutions. GeneScreen believes private pay accounts for paternity testing represent the most significant credit risk and generally requires a deposit for all or a portion of the services to be rendered. Credit losses have consistently been within management's estimates.

(4) Property and Equipment

   Property and equipment at December 31, 1998 and December 29, 1999 consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Laboratory and office equipment....................... $1,972,554 $1,950,268
   Leasehold improvements................................    151,955    151,955
                                                          ---------- ----------
                                                           2,124,509  2,102,223
   Less accumulated depreciation and amortization........  1,549,872  1,719,660
                                                          ---------- ----------
                                                          $  574,637 $  382,563
                                                          ========== ==========

(5) Credit Facility and Debt

   On November 30, 1999, the Company amended its revolving credit agreement. Borrowings are available under this agreement for up to $1,000,000. The note bears interest at prime plus 2% (10.5% at December 29, 1999) payable monthly, and is collateralized by $400,000 of pledged cash and cash equivalents on deposit at the financial institution until the loan is repaid. The note is also secured by the tangible and intangible assets of the Company. The Company had outstanding borrowings under its revolving credit agreement of $1,130,000 and $1,000,000 at December 31, 1998 and December 29, 1999, respectively. On January 20, 2000, the $1,000,000 was repaid.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


   Long-term debt at December 31, 1998 and December 29, 1999, consist of the following:

                                                              1998      1999
                                                            --------- --------
   Note payable to former employee, due in 16 quarterly
    installments of $27,932, commencing January 1, 1999,
    and one lump-sum payment of $51,013, due January 1,
    1999, net of unamortized discount of $39,583 and
    $23,030 at December 31, 1998 and December 29, 1999,
    respectively..........................................  $ 458,342 $312,154
   Note payable to employee, due in 12 quarterly
    installments of $25,514, commencing January 1, 2000,
    net of unamortized discount of $21,037 at December 29,
    1999..................................................        --   285,131
   Note payable to stockholders due April 30, 1999,
    bearing interest at 18%...............................    863,526      --
   Note payable to Lifecodes Corporation, due February 28,
    1999, bearing interest at prime rate..................    300,000      --
   Other..................................................     16,665   17,695
                                                            --------- --------
                                                            1,638,533  614,980
   Less current portion...................................  1,309,714  190,352
                                                            --------- --------
     Long-term debt, less current portion.................  $ 328,819 $424,628
                                                            ========= ========

(6) Accrued Liabilities

   Accrued liabilities at December 31, 1998 and December 29, 1999 consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Employee compensation................................. $  239,597 $   42,913
   Professional fees for transaction with Orchid.........        --     529,375
   Self-insurance reserve................................    125,211    191,000
   Royalties on licensed technology......................    114,769    906,107
   State income taxes payable............................    300,000     30,226
   Other.................................................    417,805    249,514
                                                          ---------- ----------
                                                          $1,197,382 $1,949,135
                                                          ========== ==========

(7) Income Taxes

   As of December 29, 1999, the Company has approximately $5,074,000 of Federal and $2,261,000 of state net operating loss ("NOL") carryforwards available to offset future taxable income. The Federal and state NOL carryforwards will begin expiring in 2003 and 2002, respectively, if not utilized.

   The Tax Reform Act of 1986 ("the Act") provides for a limitation on the annual use of NOL carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the Company's ability to utilize these carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings and the acquisition by Orchid (see note 11). Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities, consist of the following at December 31, 1998 and December 29, 1999:

                                                        1998         1999
                                                     -----------  -----------
   Current:
     Allowances and accruals, not currently
      deductible.................................... $   190,884  $   165,862
     Less valuation allowance.......................    (190,884)    (165,862)
                                                     -----------  -----------
                                                     $       --   $       --
                                                     ===========  ===========
   Long-term:
     Net operating loss carryforward................     899,251    2,033,358
     Depreciation and amortization, not currently
      deductible....................................     384,967      164,254
     Allowances and accruals, not currently
      deductible....................................      10,888      199,511
     Deferred gain on sale of MTool, currently
      taxable.......................................     847,695      434,353
     Other..........................................     (29,093)     (13,991)
                                                     -----------  -----------
                                                       2,113,708    2,817,485
     Less valuation allowance.......................  (2,113,708)  (2,817,485)
                                                     -----------  -----------
       Net deferred taxes........................... $       --   $       --
                                                     ===========  ===========

   At December 29, 1999, a valuation of allowance of $2,983,347 has been recognized to fully offset the deferred tax assets as it is more likely than not that these assets will not be realized. The change in the valuation allowance in 1998 and 1999 were increases of $504,253 and $678,755, respectively, related primarily to additional net operating losses incurred by the Company.

(8) Stockholders' Equity (Deficit)

 Preferred Stock

   The Company is authorized to issue a total of 5,000,000 shares of various series of preferred stock. The Series A and Series B preferred stocks are convertible into common stock on a 1-for-1 basis, subject to adjustment for dilution, are entitled to vote with common stock on the basis of common shares into which they are convertible, and provide for noncumulative annual dividends at rates of $.20 and $.26 per share, respectively, when and if declared.

   The Series A and Series B preferred stocks may be redeemed in whole or in part, at the Company's option, at any time beginning after March 31, 1999 and January 31, 2003, respectively. The per share redemption price for Series A is $2.50 plus approximately $.20 for each year outstanding since February 1992. The per share redemption price for Series B is $3.28 plus approximately $.02 for each month outstanding since February 1996. For both series, the liquidation value is computed in the same manner as the redemption price. The Series A and Series B preferred stocks have a liquidation preference over common stock.

   All shares of the Series A and Series B preferred stocks will automatically convert to common stock upon the sale of the Company's common stock in a public offering, subject to certain offering criteria. At December 29, 1999, the Company has reserved approximately 1,050,000 shares of common stock for issuance upon conversion of all preferred stock (see note 11).

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999


 Common Stock

   During 1999, a member of GeneScreen's Board of Directors provided consulting services to the Company in exchange for total consideration of $289,277, consisting of $93,245 in cash and 47,010 shares of common stock valued at $196,032.

 Notes Receivable from Stockholders

   Warrants to purchase 50,000 shares of common stock at $2.50 per share were exercised by two employees in 1996 in exchange for notes receivables totaling $125,000, which were shown as a reduction of stockholders' equity. During 1997, the Company received payments of $39,683. In 1998, $48,754 was canceled pursuant to the severance agreement with one of the employees. During 1999, the remaining outstanding balance of $36,563 was cancelled pursuant to the settlement agreement with the other employee (see note 10).

(9) Stock Option Plan

   Under the Stock Option Plan (the "Plan"), options to purchase up to 686,667 shares of common stock may be granted to certain key employees and officers of the Company. Options are exercisable immediately and expire no later than ten years from the date of grant. The Board may determine the individuals to whom and the time at which options shall be granted and the number of shares of common stock covered by each option. The exercise price per share will be determined by the Board but may not be less than 85% of the fair value of the common stock on the date of grant. Common stock issued related to the options is subject to repurchase by GeneScreen upon termination of employment. The percentage of stock eligible for repurchase will decrease ratably over a period varying from three to five years from the date of grant. Options for stock no longer eligible for repurchase are considered fully vested (see note
11).

   The following is a summary of the Plan's activity for the periods shown:

                                                            Weighted average
                                                             exercise price
                                       Number of shares         per share
                                      --------------------  -----------------
                                        1998       1999       1998     1999
                                      ---------  ---------  -------- --------
   Options outstanding, beginning of
    period...........................   577,677    511,079  $    .45 $    .41
     Granted.........................    40,000    172,500       .80      .80
     Exercised.......................      (996)  (136,736)      .32      .31
     Terminated......................  (105,602)   (22,396)      .79      .59
                                      ---------  ---------
   Options outstanding, end of
    period...........................   511,079    524,447       .41      .55
                                      =========  =========

   The following table summarizes information for options outstanding and vested at December 29, 1999:

                       Options outstanding                    Options vested
                ----------------------------------------   ------------------------
                               Weighted
                                average       Weighted                   Weighted
   Range of                    remaining      average                    average
   exercise     Number of     contractual     exercise     Number of     exercise
    prices       shares          life          price        shares        price
   --------     ---------     -----------     --------     ---------     --------
     $.12        167,747          1.7           $.12        167,747        $.12
      .25         20,000          2.5            .25         20,000         .25
      .50         14,600          4.0            .50         14,600         .50
      .80        322,100          7.9            .80        107,075         .80
                 -------                                    -------
                 524,447          5.6            .55        309,422         .38
                 =======                                    =======

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

   Immediately prior to Orchid's acquisition of the Company, all unvested stock options were subject to accelerated vesting and all outstanding options were exercised (on a cashless basis) for shares of GeneScreen common stock, resulting in compensation expense of $964,334, which is reflected in the consolidated statements of operations for 1999.

   The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock option plan. No compensation cost has been recognized for its stock option plan, since the fair market value of the common stock at the date of grant was not in excess of the option exercise price. Had compensation cost for the Company's stock option plan been determined based on the minimum value of the options at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's pro forma net loss would have been $702,693 and $2,170,710 in 1998 and 1999, respectively.

   In the pro forma calculations, the weighted average minimum value of options granted in 1998 and 1999 was estimated at $.21 and $.23, respectively. The minimum value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1998 and 1999: risk free interest rate of 5.1% and 5.6% in 1998 and 1999, respectively; expected lives of six years; no dividend yield; and no expected volatility (because the Company's stock is not publicly traded).

(10) Commitments and Contingencies

 Leases

   The Company leases its facilities under noncancellable operating leases with options to renew. Future minimum rental payments as of December 29, 1999, are as follows:

   2000................................................................ $292,527
   2001................................................................  242,984
   2002................................................................   87,861
                                                                        --------
                                                                        $623,372
                                                                        ========

   Rent expense in 1998 and 1999 was $295,258 and $322,270, respectively.

 Self-Insurance Reserve

   The Company is self-insured for the risk of loss relating to certain litigation claims that might arise from the Company's testing results. However, due to provisions in certain service contracts, the Company is insured for claims arising from testing performed under the Texas, Ohio and Arizona contracts. Insurance coverage began in 1995 for testing under the Texas contract, in 1997 for testing under the Ohio and Arizona contracts and all other contracts in August 1998. Management estimates future litigation costs based on historical litigation experience. The accrued litigation reserve for the self-insured risk at December 31, 1998 and December 29, 1999 was $125,211 and $191,000, respectively.

 Employment Contracts

   Under a 1992 employment contract, the Company was contingently liable to one individual through December 31, 2001, for minimum payments in the event of involuntary termination or death of this individual. In 1999, the Company agreed to a settlement agreement with the employee with a net cost of $327,750, which

                       GENESCREEN, INC. AND SUBSIDIARIES

                    December 31, 1998 and December 29, 1999

includes cancellation of a note receivable from the employee for $36,563 plus accrued interest of $6,056 (see note 8). The settlement is payable in quarterly installments over three years, the total of which has been recorded at a discounted amount of $285,131 plus interest of $21,037 (see note 5).

   Until 1998, the Company was contingently liable to another employee under similar contract conditions. This employee retired effective December 31, 1998, and the Company agreed to a total severance cost of $550,542, which is payable as follows: cancellation of a note receivable due from the employee for $48,754 plus accrued interest of $3,863 (see note 8) and payment of the balance of his contract in quarterly installments over four years, the total of which has been recorded at a discounted amount of $458,342 plus interest of $39,583 (see note
5).

(11) Acquisition of GeneScreen by Orchid

   On December 30, 1999, Orchid acquired all of the outstanding shares of common and preferred stock of GeneScreen in exchange for consideration consisting primarily of 4,000,000 shares of Orchid Series E convertible preferred stock ("Series E") (see note 9) with a stated value of $4.50 per share. The Company estimates that approximately $300,000 will be paid in lieu of issuing Series E shares to satisfy certain regulatory requirements and eliminate fractional shares. This equates to 65,647 shares of Series E which will not be issued. Also, as part of the acquisition, the note receivable from Orchid of $3,547,821 was cancelled. GeneScreen incurred costs totaling $902,490 for fees to outside advisors related to this transaction which are included in general and administrative expenses in the 1999 consolidated statements of operations. Amounts included in the accompanying consolidated financial statements are stated on a historical cost basis and do not reflect any fair value adjustments which might result from the application of purchase accounting as a result of the acquisition of the Company by Orchid.

 [Inside back cover contains graphics which represent an artist's depiction of our SNP-IT primer-extension technology.]

                                [LOGO OF ORCHID]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee............................................ $ 33,302
      NASD filing fee.................................................   30,500
      Nasdaq National Market listing fee..............................   17,500
      Blue Sky fees and expenses......................................   10,000
      Transfer Agent and Registrar fees...............................   10,000
      Accounting fees and expenses....................................  125,000
      Legal fees and expenses.........................................  250,000
      Printing and mailing expenses...................................  100,000
      Miscellaneous...................................................   23,698
                                                                       --------
        Total......................................................... $600,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

   Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

Item 15.  Recent Sales of Unregistered Securities

   Set forth in chronological order is information regarding shares of common stock and preferred stock issued, options granted and warrants granted by the Registrant in the three years preceding the filing of this Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

   A. Certain Stock Option Grants

   The Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either (1)
Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
September 1, 1997 to August 31, 1998.........................   438,213  $0.49
September 1, 1998 to August 31, 1999.........................   371,072  $1.25
September 1, 1999 to August 31, 2000......................... 3,072,914  $6.61

   B. Issuances of capital stock

   1. In December 1997, we entered into a License and Option Agreement with Sarnoff Corporation, a five percent beneficial stockholder, under which we received a license under certain technology to research, develop and sell products and services in the field of combinatorial chemistry and in vitro diagnostics and options to obtain exclusive licenses for the use of technology in four designated areas of microfluidics. In consideration of grant of those licenses, we issued Sarnoff 82,500 shares of our common stock and 167,500 shares of our series A convertible preferred stock. Concurrent with the exercise of each option, we are obligated to issue Sarnoff 33,300 shares of our common stock and 66,700 shares of our series A convertible preferred stock and to fund research to be performed by Sarnoff in an amount as defined in the agreement, but no less than $5.5 million in the aggregate. We exercised one option in each of December 1998 and 1999. In consideration of the exercise of each option, we issued Sarnoff 33,300 shares of our common stock and 66,700 shares of our series A convertible preferred stock in 1998 and in 1999.

   2. In December 1997, in consideration for an amendment to the Development and License Agreement, we issued SmithKline Beecham 75,000 shares of our common stock and warrants to purchase 275,000 shares of our common stock.

   3. From December 24, 1997 through March 27, 1998, we sold approximately 2,480,176 shares of our series C convertible preferred stock in a private placement to sixteen accredited investors for an aggregate purchase price of $27,530,000.

   4. On April 1, 1998, in partial consideration of the execution of a License Agreement with Dynal A.S., we issued 90,090 shares of our common stock to Dynal.

   5. On June 3, 1998 in connection with his executive compensation package, we granted Donald R. Marvin a warrant to purchase 60,000 shares of our common stock. Mr. Marvin's warrant is issued in the name of Cairn Investments Inc., an investment company whose stockholders consist of Mr. Marvin and his wife.

   6. On December 1, 1998, in connection with his executive compensation package, we granted Donald R. Marvin a warrant to purchase 25,000 shares of our common stock. Mr. Marvin's warrant is issued in the name of Cairn Investments Inc.

   7. On December 10, 1998, in connection with the exercise of an option under our License and Option Agreement with Sarnoff Corporation, we issued Sarnoff an aggregate of 33,300 shares of our common stock and 66,700 shares of our series A convertible preferred stock. In connection with the exercise of this option under this agreement, we also issued SmithKline Beecham 5,000 shares of our common stock.

   8. On January 1, 1999 in connection with the achievement of a milestone under the Development and License Agreement dated August 1995, with SmithKline Beecham, we issued SmithKline Beecham an aggregate of 35,200 shares of our series B convertible preferred stock.

   9. On March 4, 1999 in connection with an equipment financing transaction, we granted two warrants to purchase an aggregate of 6,185 shares of our common stock to Phoenixcor, Inc.

   10. In May and June 1999, we consummated a bridge financing in which we issued subordinated convertible term notes in the aggregate principal amount of $7,590,000 and warrants to purchase 381,500 shares of our common stock to twelve accredited investors. The aggregate principal amount of these notes, and all accrued interest thereon, automatically converted into 1,783,509 shares of our series E convertible preferred stock in December 1999.

   11. On September 16, 1999, in connection with an equipment financing transaction, we granted a warrant to purchase 7,678 shares of our common stock to Phoenixcor, Inc.

   12. On November 5, 1999, we consummated a bridge financing in which we issued a senior convertible promissory note in the original principal amount of $2,250,000 to Affymetrix, Inc. The aggregate principal amount of this note, and all accrued interest thereon, was automatically converted into 505,897 shares of our series E convertible preferred stock in January 2000. Affymetrix granted us two put options to require Affymetrix to purchase an aggregate of approximately 55,555 shares of common stock at a purchase price of $9.00 per share. The put options are exercisable by us upon the occurrence of certain triggering events and expire, if not exercised, on the second anniversary of their issuance.

   13. On December 10, 1999 in connection with the exercise of an option and on the one year anniversary of the exercise of another option under our License and Option Agreement with Sarnoff Corporation, we issued

Sarnoff an aggregate of 83,300 shares of our common stock and 66,700 shares of our series A convertible preferred stock. In connection with the exercise of this option, we also issued SmithKline Beecham 5,000 shares of our common stock.

   14. On December 22, 1999, in connection with the consummation of the series E private placement and pursuant to the terms of the June 1999 bridge financing, we issued the investors in the bridge financing additional warrants to purchase 382,410 shares of our common stock.

   15. From December 22, 1999 through January 27, 2000, we issued an aggregate of 18,881,563 shares of our series E convertible preferred stock in a private placement to 147 investors at an aggregate purchase price of $85,500,000.

   16. On December 28, 1999 in consideration of an equipment financing transaction, we granted a warrant to purchase 7,031 shares of our common stock to Phoenixcor, Inc.

   17. On December 22, 1999 in consideration of advisory services provided in connection with the series E private placement, we granted EB Finance Co., Ltd. a warrant to purchase 77,667 shares of our common stock.

   18. On December 22, 1999 in consideration of advisory services provided in connection with the series E private placement, we granted Por Hsuing Lai a warrant to purchase 8,667 shares of our common stock.

   19. On December 22, 1999 in consideration of advisory services provided in connection with our acquisition of Molecular Tool we granted NeoMed Innovation AS a warrant to purchase 6,000 shares of our common stock.

   20. On February 2, 2000, we issued Sarnoff Corporation an aggregate of 100,000 shares of our common stock as an advance of shares to be owed in the future under the License and Option Agreement with Sarnoff.

   21. On March 31, 2000, in partial consideration of the execution of our Agreement for the License and Supply of Terminators with NEN Life Sciences, Inc., we issued NEN and its affiliate an aggregate of 125,000 shares of our common stock.

   22. On April 13, 2000, in connection with the amendment to our License and Option Agreement with Sarnoff Corporation we agreed to issue to Sarnoff 250,000 shares and grant a warrant to purchase 75,000 shares of our common stock.

   The issuances of securities described in Part A were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder as transactions pursuant to a written employee compensatory benefit plan approved by the registrant's board of directors.

   The issuances of securities described in Items 1 through 22 of Part B were deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2), Regulation D or Regulation S promulgated thereunder. The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  Exhibit
    No.                                 Description
 ---------                              -----------
     *1    Underwriting Agreement
     #2    Agreement and Plan of Merger by and among the Registrant, GS
           Acquisition Corp. and GeneScreen, Inc. dated December 21, 1999
     #3.1  Certificate of Incorporation of the Registrant
     #3.2  Restated Certificate of Incorporation of the Registrant
     #3.3  Bylaws of the Registrant
     #3.4  Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering
     #4.1  Specimen certificate for shares of common stock
     *5    Form of opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
           P.C.
    #10.1  1995 Stock Incentive Plan, as amended, including form of stock option certificate for incentive and non-statutory stock options
    #10.2  2000 Employee, Director, Consultant Stock Plan, including form of stock option agreement for non-statutory and incentive stock options
    #10.3  Executive Benefit Program, including Executive Deferred Compensation
           Plan Executive and Severance Plan
    #10.4  Lease Agreement between College Road Associates, Limited Partnership and the Registrant, dated March 6, 1998
    #10.5  Collaboration Agreement, by and between the Registrant and
           Affymetrix, Inc., dated November 5, 1999, as amended by Amendment
           No. 1 dated November 12, 1999
    #10.6  License and Option Agreement, dated December 10, 1997, between
           Sarnoff Corporation and the Registrant, as amended by Amendment to
           License and Option Agreement dated as of April 13, 2000 by and between Sarnoff Corporation and the Registrant
    #10.7  Employment Agreement, effective as of January 1, 2000, by and between the Registrant and Dale R. Pfost, Ph.D.
    #10.8  Employment Agreement, effective as of January 1, 2000 by and between the Registrant and Donald R. Marvin
   #+10.9  Agreement for the License and Supply of Terminators, dated February
           16, 2000 between the Registrant and NEN Life Science Products, Inc.
 ##++10.10 Non-Exclusive License Agreement by and between Registrant and
           Applied Biosystems dated as of July 1, 2000.
 ##++10.11 Non-Exclusive License Agreement by and between Registrant and
           Amersham Pharmacia Biotech, Inc. dated as of June 12, 2000.
 ##++10.12 License and Supply Agreement for Automated SNP Analysis by and
           between Registrant and Bristol-Myers Squibb Company dated as of June
           12, 2000.
     21    Subsidiaries of the Registrant.
     23.1  Consent of KPMG LLP
     23.2  Consent of KPMG LLP
     23.3  Consent of Deloitte & Touche LLP
    *23.4  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           (included in Exhibit 5)
     24    Power of Attorney (see page II-7)
     27    Financial Data Schedule

---------------------
 * To be filed by amendment
 + Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed on February 18, 2000, April 7, 2000, and May 1, 2000.

++ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed as of August 14, 2000.
 # Previously filed with the Commission as Exhibits to, and incorporated by reference from, the Registrant's Registration Statement on Form S-1, File No. 333-30774.
## Previously filed as Exhibits to, and incorporated herein by reference from, the Registrant's quarterly report on Form 10-Q for the period ending June 30, 2000.

   (b) Financial Statement Schedules

    All schedules are omitted because they are not required, are not applicable or the information is included in financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on this 22nd day of September, 2000.

                                          Orchid Biosciences, Inc.

                                                     /s/ Dale R. Pfost
                                          By: _________________________________
                                                       Dale R. Pfost,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Orchid BioSciences, Inc., hereby severally constitute and appoint Dale R. Pfost, Donald R. Marvin, Joseph
E. Mullaney III, Esq. and John J. Cheney III, Esq. and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this filing pursuant to Rule 462(b) under the Securities Act of
1933), and to file the same, with all exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

              Signature                             Title                       Date
              ---------                             -----                       ----

          /s/ Dale R. Pfost            President, Chief Executive        September 22, 2000
______________________________________  Officer and Director (principal
            Dale R. Pfost               executive officer)

         /s/ Donald R. Marvin          Senior Vice President, Chief      September 22, 2000
______________________________________  Operating Officer and Chief
           Donald R. Marvin             Financial Officer (principal
                                        financial and accounting officer)

         /s/ Sidney M. Hecht                       Director              September 22, 2000
______________________________________
        Sidney M. Hecht, Ph.D.

         /s/ Samuel D. Isaly                       Director              September 22, 2000
______________________________________
           Samuel D. Isaly


              Signature                          Title                   Date
              ---------                          -----                   ----
         /s/ Jeremy M. Levin                    Director          September 22, 2000
______________________________________
 Jeremy M. Levin, D.Phil., MB.BChir.

         /s/ Anne M. VanLent                    Director          September 22, 2000
______________________________________
           Anne M. VanLent

          /s/ Robert M. Tien                    Director          September 22, 2000
______________________________________
     Robert M. Tien, M.D., M.P.H.

           /s/ Ernest Mario                     Director          September 22, 2000
______________________________________
         Ernest Mario, Ph.D.

           /s/ George Poste                     Director          September 22, 2000
______________________________________
       George Poste, DVM, Ph.D.

                                 EXHIBIT INDEX

  Exhibit
    No                                  Description
 ---------                              -----------
     *1    Underwriting Agreement
     #2    Agreement and Plan of Merger by and among the Registrant, GS
           Acquisition Corp. and GeneScreen, Inc. dated December 21, 1999
     #3.1  Certificate of Incorporation of the Registrant
     #3.2  Restated Certificate of Incorporation of the Registrant, to be
           effective upon the closing of this offering
     #3.3  Bylaws of the Registrant
     #3.4  Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering
     #4.1  Specimen certificate for shares of common stock
     *5    Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
           P.C.
    #10.1  1995 Stock Incentive Plan, as amended, including form of stock option certificate for incentive and non-statutory stock options
    #10.2  2000 Employee, Director, Consultant Stock Plan, including form of stock option agreement for non-statutory and incentive stock options
    #10.3  Executive Benefit Program, including Executive Deferred Compensation
           Plan Executive and Severance Plan
    #10.4  Lease Agreement between College Road Associates, Limited Partnership and the Registrant, dated March 6, 1998
    #10.5  Collaboration Agreement, by and between the Registrant and
           Affymetrix, Inc., dated November 5, 1999, as amended by Amendment
           No. 1 dated November 12, 1999
    #10.6  License and Option Agreement, dated December 10, 1997, between
           Sarnoff Corporation and the Registrant, as amended by Amendment to
           License and Option Agreement dated as of April 13, 2000 by and between Sarnoff Corporation and the Registrant
    #10.7  Employment Agreement, effective as of January 1, 2000, by and between the Registrant and Dale R. Pfost, Ph.D.
    #10.8  Employment Agreement, effective as of January 1, 2000 by and between the Registrant and Donald R. Marvin
   #+10.9  Agreement for the License and Supply of Terminators, dated February
           16, 2000 between the Registrant and NEN Life Science Products, Inc.
 ##++10.10 Non-Exclusive License Agreement by and between Registrant and
           Applied Biosystems dated as of July 1, 2000.
 ##++10.11 Non-Exclusive License Agreement by and between Registrant and
           Amersham Pharmacia Biotech, Inc. dated as of June 12, 2000.
 ##++10.12 License and Supply Agreement for Automated SNP Analysis by and
           between Registrant and Bristol-Myers Squibb Company dated as of June
           12, 2000.
     21    Subsidiaries of the Registrant.
     23.1  Consent of KPMG LLP
     23.2  Consent of KPMG LLP
     23.3  Consent of Deloitte & Touche LLP
    *23.4  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
           (included in Exhibit 5)
     24    Power of Attorney (see page II-7)
     27    Financial Data Schedule

-------------------
* To be filed by amendment
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed on February 18, 2000, April 7, 2000, and May 1, 2000.
++ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Act, filed as of August 14, 2000.
# Previously filed with the Commission as Exhibits to, and incorporated by reference from, the Registrant's Registration Statement on Form S-1, File No. 333-30774.
## Previously filed as Exhibits to, and incorporated herein by reference from, the Registrant's quarterly report on Form 10-Q for the period ending June 30, 2000.